Exhibit 10.5

CREDIT AND SECURITY AGREEMENT
dated as of
August 3, 2026
among
BXHF TC LP
as a Borrower
Each other Borrower from time to time Party Hereto
The Lenders Party Hereto
The Collateral Administrator, Collateral Agent, Document Custodian and Securities Intermediary Party Hereto
BARCLAYS BANK PLC,
as Administrative Agent
and
BLACKSTONE ALTERNATIVE SOLUTIONS L.L.C.,
as Portfolio Manager

Table of Contents
ARTICLE I
THE PORTFOLIO INVESTMENTS
ARTICLE II
THE ADVANCES
ARTICLE III
ADDITIONAL TERMS APPLICABLE TO THE ADVANCES

SECTION 3.01. The Advances	45
SECTION 3.02. Reference Rate Replacement	49
SECTION 3.03. Taxes	49
ARTICLE IV
COLLECTIONS AND PAYMENTS

ARTICLE V
THE PORTFOLIO MANAGER

SECTION 5.01. Appointment and Duties of the Portfolio Manager	60
SECTION 5.02. Portfolio Manager Representations as to Eligibility Criteria; Etc	60
SECTION 5.03. Limitation of Liability; Indemnification	60
ARTICLE VI
REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 6.01. Representations and Warranties	61
SECTION 6.02. Covenants of the Borrowers and the Portfolio Manager	65
SECTION 6.03. Amendments of Portfolio Investments, Etc	71
ARTICLE VII
EVENTS OF DEFAULT
ARTICLE VIII
COLLATERAL ACCOUNTS; COLLATERAL SECURITY

SECTION 8.01. The Collateral Accounts; Agreement as to Control	74
SECTION 8.02. Collateral Security; Pledge; Delivery	77
ARTICLE IX
THE AGENTS

SECTION 9.01. Appointment of Administrative Agent and Collateral Agent	81
SECTION 9.02. Additional Provisions Relating to the Collateral Agent and the Collateral Administrator	86
ARTICLE X
MISCELLANEOUS

Schedules
Schedule 1    Transaction Schedule
Schedule 2    Contents of Approval Request
Schedule 3    Eligibility Criteria
Schedule 4    Concentration Limitations
Schedule 5    [Reserved]
Schedule 6    Industry Classifications
Schedule 7    Individual Advance Rates

Exhibits
Exhibit A    Form of Request for Advance
Exhibit B    Form of Notice of Prepayment or Reduction
Exhibit C    Form of Guarantee
Exhibit D    Form of Borrower Joinder Agreement
Exhibit E    Form of Request for Release

CREDIT AND SECURITY AGREEMENT dated as of August 3, 2026 (this “Agreement”) among BXHF TC LP, a Cayman Islands exempted limited partnership acting through its general partner, Blackstone Strategic Opportunity Associates L.L.C., as the initial borrower (the “Initial Borrower”) and each other borrower from time to time party hereto (each, an “Additional Borrower” and collectively with the Initial Borrower, the “Borrowers”); BLACKSTONE ALTERNATIVE SOLUTIONS L.L.C., as portfolio manager (in such capacity, the “Portfolio Manager”); the Lenders party hereto; CITIBANK, N.A., in its capacities as collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”) and securities intermediary (in such capacity, together with its successors and assigns in such capacity, the “Securities Intermediary”); SIEPE, LLC, in its capacities as collateral administrator (in such capacity, together with its successors and assigns in such capacity, the “Collateral Administrator”) and as document custodian (in such capacity, together with its successors and assigns in such capacity, the “Document Custodian”); and BARCLAYS BANK PLC, as administrative agent for the Lenders hereunder (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”).
The Portfolio Manager and the Borrowers wish for the Borrowers to acquire and finance certain Portfolio Investments, all on and subject to the terms and conditions set forth herein.
The Initial Borrower has agreed, and any Additional Borrowers will agree, to be jointly and severally liable for all of the Secured Obligations (regardless of which Borrower incurred such Secured Obligation) and the other obligations contemplated by the Credit Documents, and the Initial Borrower has agreed, and any Additional Borrowers will agree, to secure all of the Secured Obligations by granting to the Collateral Agent, for the benefit of Secured Parties, a Lien on all of their assets, all on the terms and subject to the conditions set forth herein and in the other Credit Documents.
The Borrowers and the other Credit Risk Parties form an affiliated group of Persons, and each Credit Risk Party will derive substantial direct and indirect benefits from the making of the Advances to the Borrowers hereunder (which benefits are hereby acknowledged by each Credit Risk Party that is a party hereto).
Upon the purchase of a Guaranteed Portfolio Investment, the BXHF Entity shall enter into a Guarantee substantially in the form of Exhibit C hereto specific to such Guaranteed Portfolio Investment owned by the relevant Borrower.
On and subject to the terms and conditions set forth herein, Barclays Bank PLC (“Barclays”) and its respective successors and permitted assigns (together with Barclays, the “Lenders”) have agreed to make advances to the Borrowers (“Advances”) hereunder to the extent specified on the transaction schedule attached as Schedule 1 hereto (the “Transaction Schedule”).
Accordingly, the parties hereto agree as follows:
Certain Defined Terms
“Additional Borrower” has the meaning set forth in Section 2.07.
“Additional Distribution Date” has the meaning set forth in Section 4.05.
“Adjusted Facility Margin” means, on any date of determination the stated Facility Applicable Margin plus 2% per annum.

“Adjusted Portfolio Value” means on any date of determination, an amount equal to (i) the Concentration Test Amount minus (ii) the Excess Concentration Amount.
“Administrative Agent” has the meaning set forth in the introductory section of this Agreement.
“Administrative Agent Cooperation Agreement” means an Administrative Agent Cooperation Agreement among a Company Administrative Agent, as consenting party, a Borrower and the Collateral Agent in such form agreed to by the Portfolio Manager on behalf of the relevant Borrower and the Administrative Agent, duly completed and executed. As used herein, “Company Administrative Agent” means any Borrower or any of their Affiliates, including any Parent or any of their respective Affiliates, in each case that has any right (however designated) to consent to, approve, reject, register or otherwise impose conditions on the assignment or other transfer of any Portfolio Investment or other asset included in the Collateral, whether as administrative agent, servicer, registrar, principal or in any other capacity (in each case other than as the registered owner of such Portfolio Investment, in its capacity as such owner).
“Advances” has the meaning set forth in the introductory section of this Agreement.
“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Borrower) at law or in equity, or before or by any Governmental Authority, whether pending, active or, to the knowledge of an officer of any Borrower or the Portfolio Manager, threatened against or affecting such Borrower or the Portfolio Manager or their respective property that would reasonably be expected to result in a Material Adverse Effect.
“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such former Person; provided that each of the Parents shall be deemed to be an Affiliate of each of the Borrowers for all purposes. For the purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of any such Person or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. For purposes of the Concentration Limitations, one obligor shall not be considered an Affiliate of another obligor solely because they are controlled by the same financial sponsor.
“Affiliate Obligation” means an obligation whose obligor is an Affiliate of any Borrower or the Portfolio Manager. For the avoidance of doubt, any obligation originated by a Blackstone entity is an Affiliate Obligation.
“Agent” has the meaning set forth in Section 9.01.
“Agent Business Day” means any day on which commercial banks settle payments in each of New York City and the city in which the corporate trust office of the Collateral Agent is located (which shall initially be New York City).
“Agreement” has the meaning set forth in the introductory paragraph hereto.
“Amendment” has the meaning set forth in Section 6.03.
“Amortization Period” means the period from but excluding the last day of the Availability Period to and including the Maturity Date.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Borrower from time to time concerning or relating to bribery or corruption.
“Applicable Law” means, for any Person, all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority applicable to such Person and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.
“Applicable Margin” means, an amount (expressed as a percentage) equal to, with respect to the Initial Borrowing Base Amount in respect of each Portfolio Investment, the Applicable Margin as set forth in Schedule 7; provided that for any Portfolio Investment that does not fall into an obligation category included in Schedule 7, the Applicable Margin shall be as agreed in writing between the Administrative Agent, the Borrowers and the Portfolio Manager.
“Approval” means the agreement of the Administrative Agent to an Approval Request.
“Approval Request” has the meaning set forth in Section 1.02(a).
“Assignment Document” means, with respect to any Portfolio Investment owned by a Borrower that is a Loan, each assignment and assumption agreement or other instrument of transfer of such Portfolio Investment and any underlying instrument that is necessary for the transfer by such Borrower of all of its legal and beneficial interest in such Portfolio Investment and all related property.
“Availability Period” means the period beginning on, and including, the Effective Date and ending on, but excluding, the earlier of (i) the Scheduled Availability Period End Date and (ii) the date on which an Event of Default occurs.
“Available Liquidity” means the sum of any undrawn and readily available commitments under a bank liquidity line of the BXHF Aggregator Entity that are not pledged or subject to any Lien.
“Available Tenor” means, as of any date of determination and with respect to the then- current Reference Rate, as applicable, any tenor for such Reference Rate or payment period for interest calculated with reference to such Reference Rate, as applicable, that is or may be used for determining the length of a Calculation Period pursuant to this Agreement as of such date.
“Bankruptcy Code” means the United States Bankruptcy Code, being Title 11 of the United States Code.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Barclays” has the meaning set forth in the introductory section of this Agreement.
“Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively. In the event that the Base Rate determined in accordance with the foregoing is below 0.0% at any time during the term of this Agreement, it shall be deemed to be 0.0% until it exceeds 0.0% again.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Bond” means an obligation that (i) constitutes borrowed money and (ii) is in the form of, or represented by, a bond, note, certificated debt security or other debt security (other than any of the foregoing that evidences a Loan or an interest therein).
“Borrower” or “Borrowers” has the meaning set forth in the introductory section of this Agreement.
“Borrower Joinder Agreement” means an agreement substantially in the form of Exhibit D to this Agreement (appropriately completed) delivered in connection with a Person becoming an additional Borrower hereunder after the Effective Date.
“Borrower Joinder Fees” means fees and other amounts due and payable by an Additional Borrower in connection with the Borrower Joinder Agreement to which it is a party, including, to the extent invoiced, reimbursement or payment of all reasonable and documented out of pocket expenses required to be reimbursed or paid by such Additional Borrower hereunder in connection therewith.
“Borrowing Base” means, on any date of determination, as determined by the Administrative Agent, the lesser of:
(i)    the Borrowing Base Amount; and
(ii)    (a) the Adjusted Portfolio Value minus (b) the Minimum Equity Amount.
For the avoidance of doubt, (1) the Excess Concentration Amount and (2) any Ineligible Investments will be excluded from the calculation of the Borrowing Base and assigned a value of zero for such purposes.
“Borrowing Base Account” means, with respect to each Borrower, the account designated as the “Borrowing Base Account” established by the Securities Intermediary for such Borrower and set forth on the Transaction Schedule and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.
“Borrowing Base Amount” means, on any date of determination and as determined by the Administrative Agent, the sum of (i) the product of (x) the Adjusted Portfolio Value (without giving effect to clause (B) of the definition of Concentration Test Amount) multiplied by (y) the Facility Advance Rate and (ii) amounts described in clause (B) of the definition of Concentration Test Amount.

“Borrowing Base Cure” means (i) the Delivery of cash or Eligible Investments by or on behalf of any of the Borrowers (including, without limitation, cash or Eligible Investments received from any of their respective Parents or any equity owner thereof pursuant to a Cure Plan or otherwise) to the Collateral Agent pursuant to the terms hereof, which amounts shall be deposited in the relevant Borrowing Base Accounts of the respective Borrower, (ii) the contribution by any of their respective Parents of additional Portfolio Investments to a Borrower and the Delivery thereof by a Borrower to the Collateral Agent pursuant to the terms hereof, (iii) the prepayment by the Borrowers (or any Borrower on behalf of all Borrowers) of an aggregate principal amount of Advances (together with accrued and unpaid interest thereon) or (iv) any combination of the foregoing clauses (i), (ii) and (iii), at the option of the Portfolio Manager, in each case during the Cure Period and in an amount such that, immediately after giving effect to all such actions, the Borrowing Base Ratio is not greater than the Facility Advance Rate minus 5.0%; provided that (x) any Portfolio Investment contributed to any Borrower in connection with clause (ii) above must be approved by the Administrative Agent and all of the applicable Eligibility Criteria (unless otherwise consented to by the Administrative Agent) and the Concentration Limitations must be satisfied after such contribution, (y) a Portfolio Investment shall be deemed to have been contributed to a Borrower if there has been a valid, binding and enforceable contract for the assignment of such Portfolio Investment to such Borrower and, in the reasonable judgment of the Portfolio Manager, such assignment will settle within fifteen (15) Business Days thereof and (z) the Portfolio Manager shall use its commercially reasonable efforts to effect any such assignment within such time period. For purposes of this definition, amounts on deposit in the Borrowing Base Account will be deemed to be included in the Borrowing Base. For the avoidance of doubt, any Borrower may effect a Borrowing Base Cure on behalf of any other Borrower (in whole or in part), but any Borrowing Base Cure must be in the full amount specified above and not a pro rata portion thereof and the Borrowers shall not be relieved of any obligations by virtue of a partial cure.
“Borrowing Base Event of Default” means (i) the occurrence of an Incipient Borrowing Base Breach and (ii) the delivery of a Borrowing Base Event of Default Notice by the Administrative Agent.
“Borrowing Base Event of Default Notice” means a notice provided by the Administrative Agent to the Borrowers and the Portfolio Manager (with a copy to the Collateral Agent and the Securities Intermediary) in writing (including via email) following an Incipient Borrowing Base Breach stating that a Borrowing Base Event of Default has occurred.
“Borrowing Base Ratio” means, on any date of determination, a ratio (expressed as a percentage) determined by the Administrative Agent, the numerator of which is the aggregate outstanding principal amount of the Advances (inclusive of Advances that have been requested for any outstanding Purchase Commitments which have traded but not settled) and the denominator of which is the Adjusted Portfolio Value.
“Broadly Syndicated” means, with respect to any Portfolio Investment, the satisfaction of the following criteria: (i) with respect to Broadly Syndicated Senior Secured Loans, on the Trade Date therefor, such obligation has an aggregate Tranche Size of at least $400,000,000 (which, solely in the case of a Revolving Loan or a Delayed Funding Term Loan, shall include the outstanding principal amount thereof and the unfunded commitments thereon that have not been irrevocably reduced to zero), (ii) such obligation has at least three bid quotations available to or evidenced to the Administrative Agent from nationally recognized independent dealers (and each such quote is as of a recent date and unexpired) and (iii) such obligation has an explicit public rating by S&P of at least “B-” or an explicit public rating by Moody’s of at least “B3” and does not have a lower explicit public rating from either such rating agency (in each case, as such rating is determined in accordance with the applicable rating agency’s then-current criteria).

“Broadly Syndicated Senior Secured Loan” means, at the time of approval, a Senior Secured Loan that is Broadly Syndicated.
“Business Day” means any day on which commercial banks are open in each of New York City and the city in which the corporate trust office of the Collateral Agent is located; provided that, (i) with respect to any provisions herein relating to the transfer, calculation or conversion of amounts denominated in GBP herein, “Business Day” shall be deemed to exclude any day on which banks are required or authorized to be closed in London, England and (ii) with respect to any provisions herein relating to the transfer, calculation or conversion of amounts denominated in Euro, Business Day shall be deemed to exclude any day on which banks are required or authorized to be closed in London, England or which is not a TARGET2 Settlement Day.
“BXHF Entity” means BXHF MSI LP, an exempted limited partnership organized under the laws of the Cayman Islands, acting through its general partner, Blackstone Strategic Opportunity Associates L.L.C.
“BXHF Aggregator Entity” means BXHF Aggregator (CYM) L.P, an exempted limited partnership organized under the laws of the Cayman Islands, acting through its general partner, Blackstone Alternative Asset Management Associates LLC.
“Calculation Period” means the quarterly period from and including the date on which the first Advance is made hereunder to but excluding the first Calculation Period Start Date following the date of such Advance and each successive quarterly (or shorter, as applicable) period from and including a Calculation Period Start Date to but excluding the immediately succeeding Calculation Period Start Date (or, in the case of the last Calculation Period, if the last Calculation Period does not end on the last day of March, June, September or December, the period from and including the related Calculation Period Start Date to but excluding the Maturity Date).
“Calculation Period Start Date” means the first day of January, April, July and October of each year, commencing on October 1, 2026.
“Cash Equivalents” means, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least “A-1” from S&P or at least “P-1” from Moody’s; (iii) commercial paper maturing no more than three months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least “A-1” from S&P or at least “P-1” from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within three months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.
“Cash Sweep Event” means, as of any date of determination, an event that will occur or continue, as applicable, if the Borrowing Base Ratio exceeds the sum of (x) the Facility Advance Rate plus (y) 2.5%, but is less than or equal to the sum of (x) the Facility Advance Rate plus (y) 5.0%. For purposes of this definition, amounts on deposit in the Borrowing Base Account will be deemed to be included in the Borrowing Base.
“Change in Law” means (a) the adoption of any law, rule or regulation after the Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender (or, for purposes of Section 2.09(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided that all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (or any successor or similar authority) shall be deemed to have occurred after the date of this Agreement for purposes of this definition, regardless of the date adopted, issued, promulgated or implemented.
“Change of Control” means an event or a series of events by which (i) Blackstone Holdings II L.P. or its Affiliates (“Blackstone”), collectively, shall cease to possess, directly or indirectly, the right to direct the management policies and decisions of any Borrower, (ii) the BXHF Entity, and Blackstone shall cease, directly or indirectly, to own and control legally and beneficially all of the equity interests of any Borrower; or (iii) Blackstone Alternative Solutions L.L.C. or its Affiliates shall cease to be the investment advisor of the Parent or any Borrower.
“Charges” has the meaning set forth in Section 10.08.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” has the meaning set forth in Section 8.02(a).
“Collateral Accounts” means, with respect to each Borrower, the Custodial Account, the USD Principal Collection Account, the USD Pass-Through Collection Account, the USD Interest Collection Account, the Borrowing Base Account, the USD Unfunded Exposure Account and the Permitted Non-USD Currency Accounts.
“Collateral Administrator” has the meaning set forth in the introductory section of this Agreement.
“Collateral Agent” has the meaning set forth in the introductory section of this Agreement.
“Commitment Fee Rate” means, on any date during the Availability Period, 0.20% per annum.
“Commitment Increase Date” means any Business Day on which the Administrative Agent (in its sole discretion) approves in writing (which may be by email) a Commitment Increase Request.
“Commitment Increase Request” means, on any date during the Availability Period, the request of the Borrowers in writing (which may be by email) to the Administrative Agent and the Lenders for an increase of the Financing Commitments pursuant to Section 2.06.
“Concentration Limitations” has the meaning set forth in Schedule 4.
“Concentration Test Amount” means on any date of determination (A) the aggregate of the Current Market Values of the Portfolio Investments (excluding, for the avoidance of doubt, the unfunded balance of any Delayed Funding Term Loan or Revolving Loan but including any outstanding Purchase

Commitments which have traded but not settled within the applicable Settlement Period) as of such date plus (B) the amounts on deposit in the Collateral Accounts (including cash and Eligible Investments) representing Principal Proceeds as of such date, other than Principal Proceeds that have been designated to settle any outstanding Purchase Commitments (after giving effect to the maximum aggregate principal amount of Advances that may be drawn to settle the remaining Purchase Commitments) which have traded but not settled, and the amounts on deposit in the Unfunded Exposure Accounts (including cash and Eligible Investments) as of such date.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Credit Documents” means this Agreement, the Effective Date Letter, the Portfolio Management Agreements, any Administrative Agent Cooperation Agreement, each Borrower Joinder Agreement and such other agreements and documents, and any amendments or supplements thereto or modifications thereof, executed or delivered pursuant to the terms of this Agreement or any of the other Credit Documents including, without limitation, the Guarantee, upon execution and delivery thereof (if applicable), and any additional documents delivered in connection with any such amendment, supplement or modification.
“Credit Risk Party” has the meaning set forth in Article VII.
“Cure Event” means an event that will occur if, on any date of determination, the Borrowing Base Ratio exceeds the lesser of (i) sum of (x) the Facility Advance Rate plus (y) 5.0% and (ii) if less than 75% of the aggregate of the Current Market Values of the Portfolio Investments consists of Broadly Syndicated Senior Secured Loans, 75%. For purposes of this definition, amounts on deposit in the Borrowing Base Account will be deemed to be included in the Borrowing Base.
“Cure Extension Period” means a period commencing on the date of a Cure Extension Request delivered during the initial Cure Period and ending on the earlier of (i) 5:00 p.m., New York City time, on the date that is 10 Business Days after the date of such Cure Extension Request and (ii) the date on which the proceeds requested by the Borrowers to effect the related Borrowing Base Cure are received by the Borrowers.
“Cure Extension Request” means a written request from a senior officer of the Portfolio Manager on behalf of the Borrowers to the Administrative Agent (with a copy to the Collateral Agent and the Collateral Administrator) requesting to extend the Cure Period by a Cure Extension Period and proposing a Cure Plan, together with any supporting documentation as may be requested by the Administrative Agent in its sole discretion, acting in good faith (which documentation shall include representations and warranties to the effect that (i) the Cure Extension Request is being made in connection with a capital call to obtain cash to effect the related Borrowing Base Cure and (ii) the cash received from such capital call will be deposited into the Borrowing Base Account as received).
“Cure Period” means the period commencing on the Business Day on which the Portfolio Manager receives notice from the Administrative Agent (which if received after 2:00 p.m., New York City time, on any Business Day, shall be deemed to have been received on the next succeeding Business Day) of the occurrence of a Cure Event and ending at 5:00 p.m., New York City time, two (2) Business Days thereafter; provided that the Cure Period may be extended for a specified Cure Extension Period if (i) prior to the end of such initial Cure Period, one or more of the Borrowers has delivered to the Administrative Agent with a copy to the Collateral Agent and the Collateral Administrator a Cure Extension Request satisfactory to the Administrative Agent in its sole discretion, exercised in good faith (as notified by the Administrative Agent to the Borrowers, the Portfolio Manager, the Collateral Agent and the Collateral Administrator in writing (including via email)) to extend the Cure Period by such Cure Extension Period and (ii) upon request of the Administrative Agent (which request may be a standing request) on each Business Day in such Cure Extension Period, the applicable Borrower(s) have delivered a Cure Plan Status Confirmation to the Administrative Agent; provided, further, that if on any date during the Cure Extension Period (x) an officer of any Borrower or the Portfolio Manager has actual knowledge that any equity owner(s) of the relevant Parent(s) are not expected to fund the related capital call and does not so state in the first Cure Plan Status Confirmation after obtaining such actual knowledge or (y) the Administrative Agent reasonably believes (and so notifies the Borrowers and the Portfolio Manager) that any equity owner(s) of the Parent are not expected to fund the related capital call and the Borrowers will not have adequate cash to effect the related Borrowing Base Cure, an Incipient Borrowing Base Breach will be deemed to have occurred on such date. For the avoidance of doubt, while any Borrower may effect a Borrowing Base Cure on behalf of the other Borrower (in whole or in part) as set forth in the definition of such term, there shall not be more than one Cure Extension Period in respect of any Borrowing Base Cure.
“Cure Plan” means a plan to effect a Borrowing Base Cure through a request for capital from the equity owners of the Parent.
“Cure Plan Status Confirmation” means a status update provided by a senior officer of the Portfolio Manager on behalf of the Borrowers on each Business Day during the Cure Extension Period regarding the progress of the stated Cure Plan, together with any further information or supporting documentation reasonably requested by the Administrative Agent in connection with the related Borrowing Base Cure.
“Current Market Value” means, with respect to each Portfolio Investment on any date of determination following the date of its acquisition by a Borrower, the market value assigned thereto by the Administrative Agent in its sole discretion, acting in good faith (as of 5:00 p.m., New York City time on such date of determination), as notified by the Administrative Agent to the Portfolio Manager, the Borrowers and the Collateral Administrator no later than 8:00 a.m. New York City time on the Business Day immediately following such date of determination; provided that, following the resolution of a Current Market Value Dispute, the market value for the related Portfolio Investment determined in accordance with the definition of the term Current Market Value Dispute shall be the Current Market Value of such Portfolio Investment for the period of time specified in the definition of such term.
Notwithstanding anything to the contrary herein, (A) the Current Market Value for any Portfolio Investment (other than a Bond) shall not be greater than the par amount thereof, (B) the Current Market Value of any Ineligible Investment shall be deemed to be zero and (C) the Administrative Agent shall be entitled to disregard as invalid any bid submitted by the Portfolio Manager from any counterparty if, in the Administrative Agent’s good faith judgment: (i) such counterparty is ineligible to accept assignment or transfer of the relevant Portfolio Investment substantially in accordance with the then-current market practice in the principal market for such Portfolio Investment, as reasonably determined by the Administrative Agent; or (ii) such bid is not bona fide, including due to the insolvency of the counterparty.
“Current Market Value Dispute” means, on any date and with respect to any Portfolio Investment, the dispute of the Current Market Value of such Portfolio Investment by the Portfolio Manager in accordance with the succeeding paragraphs of this definition; provided that the Portfolio Manager may not initiate a Current Market Value Dispute in respect of a Portfolio Investment on a date on which (i) (x) an

Event of Default (other than a Designated Event of Default) has occurred and the Secured Obligations have become due and payable following such Event of Default pursuant to Article VII or (y) a Designated Event of Default has occurred and is continuing (regardless of whether the Secured Obligations have become due and payable in connection therewith) or (ii) the Current Market Value of such Portfolio Investment is the same as the Initial Market Value thereof.
If the Portfolio Manager disputes the determination of the Current Market Value of any Portfolio Investment, the Portfolio Manager must obtain and provide to the Administrative Agent no later than 12:00 p.m. New York City time on the second (2nd) Business Day immediately following the date of the notification of such Current Market Value by the Administrative Agent a Firm Bid from a creditworthy counterparty (as determined by the Administrative Agent in its sole discretion; provided, for the avoidance of doubt, any Independent Dealer shall be considered a creditworthy counterparty for purposes of determining the Current Market Value of any Portfolio Investment to the extent set forth in the definition of the term “Firm Bid”). Without limitation of the right of the Portfolio Manager on behalf of a Borrower to execute such Firm Bid, the Administrative Agent must have the ability to enter into a synthetic transaction with the applicable counterparty in a principal amount at least equal to 50% of the then-current par amount of the applicable Portfolio Investment held by the Borrower. At all times prior to the delivery of a Firm Bid satisfying the requirements of this definition by the Portfolio Manager to the Administrative Agent, the Current Market Value of the related Portfolio Investment determined by the Administrative Agent shall continue to be the Current Market Value thereof.
From and after the time at which such Firm Bid is provided by the Portfolio Manager to the Administrative Agent and the Administrative Agent accepts such Firm Bid, the Current Market Value of the applicable Portfolio Investment will be equal to the amount indicated in such Firm Bid until the Administrative Agent has made a determination that the applicable Current Market Value of the applicable Portfolio Investment has changed, at which point the Administrative Agent may determine another Current Market Value (in accordance with the definition of the term Current Market Value). If the Administrative Agent is willing to accept a Firm Bid, it will provide notice of such acceptance to the Portfolio Manager on the same day such Firm Bid is provided to it except that, if such Firm Bid is provided to the Administrative Agent after 4:00 p.m. New York City time, it shall notify the Portfolio Manager of such acceptance no later than 10:00 a.m. New York City time on the immediately succeeding Business Day.
“Custodial Account” means, with respect to each Borrower, the account(s) designated as the “Custodial Account” established by the Securities Intermediary for such Borrower and set forth on the Transaction Schedule and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.
“Custody Documents” means, for each Portfolio Investment, electronic copies of:
(a)    all Underlying Instruments in relation to such Portfolio Investment (including any credit agreement or other agreement to which the asset has been issued (e.g. indenture), amendment(s) if applicable, any other agreement that governs the terms of or secures the obligations of such asset (e.g. intercreditor, agreement among lenders, collateral and security agreements, etc.)); and
(b)    all Transfer Documents.
“Default” has the meaning set forth in Section 1.03.

“Defaulting Lender” means any Lender that (a) has failed, within five calendar days of the date required to be funded or paid, to (i) fund any portion of its Advances or (ii) pay over to the Borrowers any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith and commercially reasonable determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrowers in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith and commercially reasonable determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within two (2) Business Days after request by the Borrowers, acting in good faith and in a commercially reasonable manner, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Borrowers’ receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.
“Delayed Funding Term Loan” means any Loan that (a) requires the holder thereof to make one or more future advances to the obligor under the underlying instruments relating thereto, (b) specifies a maximum amount that can be borrowed on or prior to one or more fixed dates, and (c) does not permit the re-borrowing of any amount previously repaid by the obligor thereunder; but, for the avoidance of doubt, any such Loan will be a Delayed Funding Term Loan only until all commitments by the holders thereof to make such future advances to the obligor thereon expire or are terminated or reduced to zero.
“Deliver” (and its correlative forms) means the taking of the following steps by the applicable Borrower or the Portfolio Manager:
(1)    except as provided in clauses (3) or (4) below, in the case of Portfolio Investments and Eligible Investments and amounts on deposit in the Collateral Accounts, by (x) causing the Securities Intermediary to indicate by book entry that a financial asset comprised thereof has been credited to the applicable Collateral Account and (y) causing the Securities Intermediary to agree, pursuant to this Agreement, that it will comply with entitlement orders originated by the Collateral Agent with respect to each such security entitlement without further consent by the applicable Borrower;
(2)    [Reserved];
(3)    in the case of Portfolio Investments consisting of money or instruments (the “New York Collateral”) that do not constitute a financial asset forming the basis of a security entitlement delivered to the Collateral Agent pursuant to clause (1) above, by causing (x) the Collateral Agent to obtain possession of such New York Collateral in the State of New York, or (y) a Person other than a Borrower and a securities intermediary (A)(I) to obtain possession of such New York Collateral in the State of New York, and (II) to then authenticate a record acknowledging that it holds possession of such New York Collateral for the benefit of the Collateral Agent or (B)(I) to authenticate a record acknowledging that it will take possession of such New York Collateral for the benefit of the Collateral Agent and (II) to then acquire possession of such New York Collateral in the State of New York;

(4)    in the case of any account which constitutes a “deposit account” under Article 9 of the UCC, by causing the Securities Intermediary to continuously identify in its books and records the security interest of the Collateral Agent in such account and, except as may be expressly provided herein to the contrary, establishing control within the meaning of Section 9-104 of the UCC over such account in favor of the Collateral Agent in the manner set forth herein;
(5)    in all cases, including general intangibles, by filing or causing the filing of a financing statement with respect to such Collateral with the Recorder of Deeds of the District of Columbia; and
(6)    in all cases, by ensuring that all steps, if any, required under applicable Law or reasonably requested by the Administrative Agent to ensure that this Agreement creates a valid, first priority Lien (subject only to Permitted Liens) on such Collateral in favor of Collateral Agent, shall have been taken, and that such Lien shall have been perfected by filing and, to the extent applicable, possession or control and (ii) obtaining all applicable consents to the pledge of the Collateral in accordance with the Credit Documents.
“Designated Default” means an event that, with notice or lapse of time or both, would constitute a Designated Event of Default.
“Designated Event of Default” means an Event of Default under (i) any of clause (a), (d) through (g), (l) or (m) of the definition of such term or (ii) clause (b) or (c) of the definition of such term, if such Event of Default under this subclause (ii) relates to a representation, warranty or covenant with respect to which there is no grace period or a grace period of three (3) Business Days.
“Disqualified Assignee” has the meaning set forth in the Effective Date Letter.
“Document Custodian” has the meaning set forth in the introductory section of this Agreement.
“Effective Date” has the meaning set forth in Section 2.04.
“Effective Date Letter” means that certain letter agreement, dated as of August 3, 2026, between the Initial Borrower and the Administrative Agent, as amended or amended and restated from time to time.
“Eligibility Criteria” has the meaning set forth in Section 1.03.
“Eligible Currency” means USD, Euro and GBP.
“Eligible Investments” has the meaning set forth in Section 4.01.
“Eligible Jurisdictions” means the United States and any State therein, Belgium, Canada, Denmark, France, Germany, Luxembourg, Norway, Sweden, the United Kingdom, and any other jurisdiction consented to by the Administrative Agent in writing (including via email) to the Portfolio Manager (with a copy to the Borrowers and the Collateral Agent) in its sole discretion.
“Entitlement Order” has the meaning set forth in Section 8.01(b).
“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412, 430 or 431 of the Code).
“ERISA Event” means that (1) the underlying assets of any Borrower constitute “plan assets” within the meaning of the Plan Asset Rules or (2) any Borrower sponsors, maintains, contributes to, is required to contribute to or has any liability (including, in the case of contribution and liability, on account of any ERISA Affiliate) with respect to any Plan, which in the case of clause (2) could reasonably be expected to have a Material Adverse Effect.
“EU Securitization Regulation” means Regulation (EU) 2017/2402 , as amended, relating to a European framework for securitizations, including simple, transparent and standardised securitization.
“EU Securitization Rules” means the EU Securitization Regulation, together with (i) any relevant regulatory and/or implementing technical standards adopted by the European Commission in relation thereto, (ii) any relevant regulatory and/or implementing technical standards applicable in relation thereto pursuant to any transitional arrangements made pursuant to the EU Securitization Regulation, and, in each case, (iii) any relevant official guidance published by the European Banking Authority, the European Securities and Markets Authority (or, in either case, any predecessor or successor authority) or by the European Commission.
“EU/UK Securitization Rules” means the EU Securitization Rules and the UK Securitization Rules, collectively.
“Euro” or “€” means the lawful currency of Participating Member States.
“Euro Accounts” means, with respect to each Borrower, the Euro Interest Collection Account, the Euro Unfunded Exposure Account, the Euro Pass-Through Collection Account and the Euro Principal Collection Account and, with respect to assets denominated in Euro, the Permitted Non-USD Currency Custodial Account, collectively.
“Euro Pass-Through Collection Account” means, with respect to each Borrower, the account designated as the “Euro Pass-Through Collection Account” established by the Securities Intermediary and set forth on the Transaction Schedule for the deposit of proceeds denominated in Euro and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.
“Euro Interest Collection Account” means, with respect to each Borrower, the account designated as the “Euro Interest Collection Account” established by the Securities Intermediary and set forth on the Transaction Schedule for the deposit of Interest Proceeds denominated in Euro and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.
“Euro Principal Collection Account” means, with respect to each Borrower, the account designated as the “Euro Principal Collection Account” established by the Securities Intermediary and set forth on the Transaction Schedule for the deposit of Principal Proceeds denominated in Euro and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.
“Euro Unfunded Exposure Account” means, with respect to each Borrower, the account designated as the “Euro Unfunded Exposure Account” established by the Securities Intermediary and set forth on the Transaction Schedule for the deposit of Unfunded Exposure Amounts in respect of Portfolio Investments denominated in Euro and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Event of Default” has the meaning set forth in Article VII.
“Excess Concentration Amount” means, on any date of determination, without duplication, all or the portion of the principal amount of any Portfolio Investment (other than any Ineligible Investment) that exceeds any Concentration Limitation as of such date; provided that the Portfolio Manager shall select in its sole discretion, acting in good faith, which Portfolio Investment(s) constitute part of the Excess Concentration Amount; provided further that with respect to any Delayed Funding Term Loan or Revolving Loan, the Portfolio Manager shall select any term Portfolio Investment from the same obligor and/or any funded portion of the aggregate commitment amount of such Delayed Funding Term Loan or Revolving Loan before selecting any unfunded portion of such aggregate commitment amount; provided further that if the Portfolio Manager does not so select any Portfolio Investment(s), the applicable portion of the Portfolio Investment(s) determined by the Administrative Agent shall make up the Excess Concentration Amount.
“Excess Interest Proceeds” means (i) on any Interest Payment Date, the excess of (1) amounts then on deposit in the Collateral Accounts representing Interest Proceeds over (2) the amount actually paid on such Interest Payment Date pursuant to Sections 4.05(i)(a) and 4.05(i)(b) and (ii) at any other time of determination, the excess of (1) amounts then on deposit in the Collateral Accounts representing Interest Proceeds over (2) the projected amount required to be paid pursuant to Section 4.05(i)(a) and Section 4.05(i)(b) on the next Interest Payment Date, the next Additional Distribution Date or the Maturity Date, as applicable, in each case, as determined by the Borrowers in good faith and in a commercially reasonable manner.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Secured Party or required to be withheld or deducted from a payment to a Secured Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Secured Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Financing Commitment or Advance pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Financing Commitment or Advance or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Secured Party’s failure to comply with Section 3.03(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Extension Approval” means a written consent to an Extension Request by the Administrative Agent (which consent may be provided or withheld in the Administrative Agent’s sole discretion) provided to the Borrowers and the Portfolio Manager (with a copy to the Collateral Agent, the Securities Intermediary and the Collateral Administrator) in writing (including via email).
“Extension Request” means a written request by the Borrowers (or the Portfolio Manager on their behalf), not later than ten (10) Business Days’ prior to the last day of the Availability Period submitted to the Administrative Agent (with a copy to the Collateral Agent, the Securities Intermediary and the Collateral Administrator) to extend the Scheduled Availability Period End Date and the Scheduled Termination Date for a period of one calendar year (or, in the case of the Scheduled Availability Period End Date or the Scheduled Termination Date, a shorter period set forth in such Extension Request) from the then-current Scheduled Availability Period End Date and Scheduled Termination Date.

“Facility Advance Rate” means, on any date of determination, the weighted average (as determined by the Administrative Agent) of the Individual Advance Rates in respect of the Portfolio Investments (determined based on the Initial Market Value of each such Portfolio Investment).
“Facility Applicable Margin” means, on any date of determination, a per annum spread determined by the Administrative Agent as follows: (i) the sum of the Initial Borrowing Base Amount for each Portfolio Investment multiplied by the Applicable Margin in respect thereof divided by (ii) the Initial Borrowing Base Amounts for all Portfolio Investments (for all purposes of this definition, excluding Ineligible Investments).
“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such sections of the Code, any U.S. or non-U.S. fiscal or regulatory law, legislation, rules, guidance, notes, or practices adopted pursuant to such intergovernmental agreement and any similar or related non-U.S. law that correspond to Section 1471 to 1474 of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time, and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.
“Financing Commitment” means, with respect to each Lender, the commitment of such Lender to provide Advances to the Borrowers hereunder in an amount up to but not exceeding the amount set forth opposite such Lender’s name on the Transaction Schedule or in the assignment and assumption pursuant to which such Lender became a Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to (i) a Commitment Increase Request or (ii) assignments made in accordance with the provisions of Section 10.06 of this Agreement. For the avoidance of doubt, the Financing Commitment of each Lender is an aggregate commitment to the Borrowers and not a commitment to each Borrower individually.
“Firm Bid” means a written bid (including via an electronic messaging system used by the Administrative Agent for purposes of trading assets similar to the applicable Portfolio Investment), both in cash and in synthetic form in respect of a risk transfer through the maturity date of such Portfolio Investment in form and substance acceptable to the Administrative Agent, that is for an amount equal to the then- current par amount of the Portfolio Investment held by a Borrower and executable by the Administrative Agent or such Borrower. For all purposes, any “Firm Bid” in respect of a Portfolio Investment shall be deemed to be the arithmetic average of the applicable cash bid and the applicable synthetic bid. For the avoidance of doubt, a written bid provided by a Person that is an Independent Dealer will not be deemed to not be executable by the Administrative Agent, and such Person shall not be deemed to be uncreditworthy, on grounds that the Administrative Agent is not permitted or able to trade with such Person generally unless prior to receipt of such Firm Bid the Administrative Agent has requested in writing to the Portfolio Manager that such Person be removed from the list of Independent Dealers on the grounds that the Administrative Agent and its Affiliates have ceased trading activity with such Person or such Person is bankrupt, insolvent or no longer actively engaged in trading assets of a type similar to the Portfolio Investments.

“First Lien Recurring Revenue Obligation” means a Loan underwritten based on the definition of “annualized recurring revenue” (or an equivalent term) in the Underlying Instruments, or if no such definition exists in such Underlying Instruments, all recurring maintenance, service, support, hosting, subscription and other revenues identified by the Portfolio Manager, including, without limitation, software as a service subscription revenue, and designated as a First Lien Recurring Revenue Obligation by Administrative Agent in connection with its initial approval of such Loan in accordance with Section 1.02, after consultation with the Portfolio Manager.
“Floor” means 0.0%.
“Foreign Lender” means a Lender that is not a U.S. Person.
“GAAP” means generally accepted accounting principles in effect from time to time in the United States, as applied from time to time by the Borrowers.
“GBP” and “£” mean British Pounds.
“GBP Accounts” means, with respect to each Borrower, the GBP Interest Collection Account, the GBP Unfunded Exposure Account, the GBP Pass-Through Collection Account and the GBP Principal Collection Account and, with respect to assets denominated in GBP, the Permitted Non-USD Currency Custodial Account, collectively.
“GBP Interest Collection Account” means, with respect to each Borrower, the account designated as the “GBP Interest Collection Account” established by the Securities Intermediary and set forth on the Transaction Schedule for the deposit of Interest Proceeds denominated in GBP and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.
“GBP Pass-Through Collection Account” means, with respect to each Borrower, the account designated as the “GBP Pass-Through Collection Account” established by the Securities Intermediary and set forth on the Transaction Schedule for the deposit of proceeds denominated in GBP and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.
“GBP Principal Collection Account” means, with respect to each Borrower, the account designated as the “GBP Principal Collection Account” established by the Securities Intermediary and set forth on the Transaction Schedule for the deposit of Principal Proceeds denominated in GBP and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.
“GBP Unfunded Exposure Account” means, with respect to each Borrower, the account designated as the “GBP Unfunded Exposure Account” established by the Securities Intermediary and set forth on the Transaction Schedule for the deposit of Unfunded Exposure Amounts in respect of Portfolio Investments denominated in GBP and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.
“General Partner” means, (i) with respect to the Initial Borrower, Blackstone Strategic Opportunity Associates L.L.C.; and (ii) with respect to any Additional Borrower, the general partner of such Additional Borrower as set forth in the applicable Borrower Joinder Agreement.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means a Guarantee substantially in the form of Exhibit C hereto, as executed by the Administrative Agent and the BXHF Entity upon the purchase of a Guaranteed Portfolio Investment.
“Guaranteed Portfolio Investment” means (i) any Preferred Equity Obligation and (ii) any other Portfolio Investment as agreed between the Administrative Agent and the Portfolio Manager, in its capacity as Portfolio Manager of the relevant Borrower.
“Hague Securities Convention” has the meaning set forth in Section 8.01(a).
“High Yield-like Second Lien Obligation” means a Portfolio Investment that, as of the applicable Test Date, (i) has an aggregate Tranche Size of at least $500,000,000 (which, solely in the case of a Revolving Loan or a Delayed Funding Term Loan, shall include the outstanding principal amount thereof and the unfunded commitments thereon that have not been irrevocably reduced to zero), (ii) has at least three bid quotations available to or evidenced to the Administrative Agent from nationally recognized independent dealers (and each such quote is as of a recent date and unexpired), or is traded by the Administrative Agent or its Affiliates, and (iii) the related obligor or any entity in such obligor’s corporate family has a corporate family rating from S&P or Moody’s.
“Illiquid Unsecured Bond” means an Unsecured Bond that is not a Liquid Unsecured Bond.
“Incipient Borrowing Base Breach” means an event that will occur if a Cure Event has occurred and no Borrowing Base Cure occurs during the related Cure Period (it being understood that, following the end of the related Cure Period, no Cure Event may be cured by an action or group of actions that would otherwise constitute a Borrowing Base Cure during such Cure Period, unless otherwise agreed by the Administrative Agent in its sole discretion).
“Indebtedness” as applied to any Person, means, without duplication, as determined in accordance with GAAP, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes, deferrable securities or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued expenses arising in the ordinary course of business; (iv) that portion of obligations with respect to capital leases that is properly classified as a liability of such Person on a balance sheet; (v) all non-contingent obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument; (vi) all debt of others secured by a Lien on any asset of such Person, whether or not such debt is assumed by such Person; and (vii) all debt, lease obligations or similar obligations to repay money of others guaranteed by such Person or for which such Person acts as surety and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss. Notwithstanding the foregoing, “Indebtedness” shall not include a commitment arising in the ordinary course of business to purchase a future Portfolio Investment in accordance with the terms of this Agreement.
“Indemnified Person” has the meaning specified in Section 5.03.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrowers under this Agreement and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” has the meaning set forth in Section 10.04(b).

“Independent Dealer” means any of the following (as such list may be revised from time to time by mutual agreement of the Borrowers and the Administrative Agent): Bank of America, BNP Paribas, Citibank, Commerzbank, Deutsche Bank, Goldman Sachs, JPMorgan, Morgan Stanley, NatWest, RBC, Société Générale, UBS, Wells Fargo, Mizuho, Natixis, Nomura and any Affiliate of any of the foregoing, but in no event including any Borrower or any Affiliate thereof.
“Individual Advance Rate” means, with respect to any Portfolio Investment, the advance rate determined by the Administrative Agent in accordance with Schedule 7 hereto; provided that upon the Current Market Value of any Portfolio Investment equaling less than 75.0% of the Initial Market Value, the then-current Individual Advance Rate applicable to that Portfolio Investment will be permanently reduced by 7.5%, including for any other fungible obligations of the same obligor.
“Industry Classifications” means the industry classifications set forth in Schedule 6 hereto, as such classifications may be revised from time to time by written agreement (including via email) of the Portfolio Manager and the Administrative Agent without the requirement of an amendment to this Agreement, but with written notice (including via email) to the Collateral Agent and the Collateral Administrator.
“Ineligible Investment” means any Portfolio Investment that fails, at any time (or, in the case of any applicable Eligibility Criteria the satisfaction of which is determined solely on one or more specified dates, as of the date or dates specified in Schedule 3), to satisfy the Eligibility Criteria; provided, that (x) any Portfolio Investment (other than an Initial Portfolio Investment) which has not been approved by the Administrative Agent pursuant to Section 1.02 on or prior to its Trade Date will be deemed to be an Ineligible Investment until such later date (if any) on which such Portfolio Investment is so approved and (y) any Participation Interest that has not been elevated to an absolute assignment on or prior to the 30th calendar day following the Effective Date shall constitute an Ineligible Investment until the date on which such elevation has occurred. For the avoidance of doubt, any Portfolio Investment that fails any of the Eligibility Criteria due to failure of any Specified Eligibility Criteria shall not be an “Ineligible Investment” hereunder solely due to failure of such Specified Eligibility Criteria.
“Information” means (i) the Credit Documents and the details of the provisions thereof and (ii) all information received from the Borrowers or any Affiliate thereof relating to the Borrowers or their business or any obligor in respect of any Portfolio Investment in connection with the transactions contemplated by this Agreement.
“Initial Borrowing Base Amount” means, on any date of determination and as determined by the Administrative Agent, the product of (x) the Adjusted Portfolio Value (determined for purposes of this definition using the Initial Market Value of each Portfolio Investment) multiplied by (y) the Facility Advance Rate.
“Initial Market Value” means, with respect to each Portfolio Investment, the market value assigned thereto by the Administrative Agent in its sole discretion, acting in good faith as set forth in Section 1.02(c) (or, in the case of each Initial Portfolio Investment, the “Initial Market Value” as previously agreed between the Administrative Agent and the Portfolio Manager). Notwithstanding the foregoing, the Initial Market Value of any Portfolio Investment (other than a Bond) shall not exceed the par amount thereof and the Initial Market Value of any Ineligible Investment shall be deemed to be zero.
“Initial Portfolio Investments” means the Portfolio Investments as previously agreed between the Administrative Agent and the Portfolio Manager.

“Interest Payment Date” means the 15th calendar day of January, April, July and October, and the Maturity Date (or, if any such date is not a Business Day, the immediately succeeding Business Day).
“Interest Proceeds” means all payments of interest received in respect of the Portfolio Investments and Eligible Investments acquired with the proceeds of Portfolio Investments, all other payments on the Eligible Investments acquired with the proceeds of Portfolio Investments (for the avoidance of doubt, such other payments shall not include principal payments (including, without limitation, prepayments, repayments or sale proceeds) with respect to Eligible Investments acquired with Principal Proceeds) and all payments of fees, dividends and other similar amounts received in respect of the Portfolio Investments or deposited into any of the Collateral Accounts (including closing fees, commitment fees, facility fees, late payment fees, amendment fees, waiver fees, prepayment fees and premiums, ticking fees, delayed compensation, customary syndication or other up-front fees and customary administrative agency or similar fees);provided, however, that for the avoidance of doubt, Interest Proceeds shall not include amounts or Eligible Investments in the Borrowing Base Account or any Unfunded Exposure Account or any proceeds therefrom.
“Investment” means (a) the purchase of any debt or equity security of any other Person, or (b) the making of any Loan or advance to any other Person, or (c) becoming obligated with respect to a contingent obligation in respect of obligations of any other Person.
“IRS” means the United States Internal Revenue Service.
“Joinder Effective Date” means the effective date of any Borrower Joinder Agreement.
“Lender Participant” has the meaning set forth in Section 10.06(c).
“Lenders” has the meaning set forth in the introductory section of this Agreement.
“Letter of Credit” means a facility whereby (i) a fronting bank (“LOC Agent Bank”) issues or will issue a letter of credit (“LC”) for or on behalf of a borrower pursuant to an underlying instrument, (ii) if the LC is drawn upon, and the borrower does not reimburse the LOC Agent Bank, the lender/participant is obligated to fund its portion of the facility and (iii) the LOC Agent Bank passes on (in whole or in part) the fees and any other amounts it receives for providing the LC to the lender/participant.
“Liabilities” has the meaning set forth in Section 5.03.
“Lien” means any security interest, lien, charge, pledge, preference, equity or encumbrance of any kind, including tax liens, mechanics’ liens and any liens that attach by operation of law.
“Liquid Asset” means a Senior Secured Obligation that has at least three bid quotations available or evidenced to the Administrative Agent from nationally recognized independent dealers (and each such quote is as of a recent date and unexpired).
“Liquid Characteristics” means, with respect to any Portfolio Investment, such Portfolio Investment (i) is quoted in the secondary market or (ii) is an obligation of an obligor which has any other loan tranche, debt security, derivative or equity instrument that is traded, quoted or otherwise observable in the secondary market.
“Liquid Unsecured Bond” means any Portfolio Investment that is an Unsecured Bond with at least three bid quotations available to or evidenced to the Administrative Agent from nationally recognized independent dealers (and each such quote is as of a recent date and unexpired).

“Loan” means any obligation for the payment or repayment of borrowed money that is documented by a term and/or revolving loan agreement or other similar credit agreement (or a Participation Interest therein).
“Losses” has the meaning set forth in Section 5.03.
“Low Dollar Price Obligation” means a Second Lien Obligation with Liquid Characteristics with a purchase price of less than 85% as of the applicable Test Date.
“Margin Stock” has the meaning provided such term in Regulation U of the Board of Governors of the Federal Reserve Board.
“Market Value” means, with respect to any Portfolio Investment, the Initial Market Value or the Current Market Value thereof, as applicable.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of any Borrower, the BXHF Entity or the Portfolio Manager, taken as a whole, (b) the ability of any Borrower, the BXHF Entity or the Portfolio Manager to perform its obligations under this Agreement or any of the other Credit Documents or (c) the rights of or benefits available to the Agents, the Collateral Administrator, the Securities Intermediary or the Lenders under this Agreement or any of the other Credit Documents.
“Material Amendment” means any amendment, modification or supplement to this Agreement that (i) increases the Financing Commitment of any Lender, (ii) reduces the principal amount of any Advance or reduces the rate of interest thereon, or reduces any fees payable to a Lender hereunder, (iii) postpones the scheduled date of payment of the principal amount of any Advance, or any interest thereon, or any other amounts payable hereunder, or reduces the amount of, waives or excuses any such payment, or postpones the scheduled date of expiration of any Financing Commitment, (iv) changes any provision in a manner that would alter the pro rata sharing of payments required hereby or (v) changes any of the provisions of this definition or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder.
“Maturity Date” means the date that is the earliest of (1) the Scheduled Termination Date, (2) the date on which the Secured Obligations become due and payable upon the occurrence of an Event of Default under Article VII and the acceleration of the Secured Obligations and (3) the date on which the principal amount of the Advances is irrevocably reduced to zero as a result of one or more prepayments and the Financing Commitments are irrevocably terminated.
“Maximum Rate” has the meaning set forth in Section 10.08.
“Minimum Equity Amount” means, as of any date of determination, 20% of the Concentration Test Amount.
“Minimum Funding Amount” means, on any date of determination, an amount equal to: (a) during the period from and including the Effective Date to but excluding the date that is twenty-one (21) calendar days following the Effective Date, 65% multiplied by the Financing Commitment then in effect; and (b) on and after the date that is twenty-one (21) calendar days following the Effective Date, 90% multiplied by the Financing Commitment then in effect.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Non-BSL Senior Secured Obligation” means, on any date of determination, a Senior Secured Obligation that is not Broadly Syndicated.
“Non-LME First Out Loan” means any Senior Secured Loan that (i) has not been restructured as a result of a liability management exercise, (ii) will be paid in full before one or more tranches of “last out” loans in accordance with a specified waterfall or other priority of payments as specified in the Underlying Instruments, and (iii) has a Senior Net Leverage Ratio less than or equal to 1.5x.
“Notice of Exclusive Control” has the meaning set forth in Section 8.01(b).
“Notice of Prepayment or Reduction” has the meaning set forth in Section 4.03(c).
“Organizational Documents” means, for any Person, such Person’s formation documents, as filed with, or issued by, the Secretary of State or other applicable Governmental Authority of such Person’s jurisdiction of organization, formation or registration, and (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), (c) if such Person is a partnership, limited partnership or exempted limited partnership, its partnership agreement or limited partnership agreement (or similar agreement) and (d) if such Person is a Cayman Islands exempted limited partnership, its, certificate of registration, certificate of change of name (if any), Section 9 statement and Section 10 statement(s) (if any), in each case, together with all current amendments or modifications thereto.
“Other Connection Taxes” means, with respect to any Secured Party, Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax (other than connections arising from such Secured Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Advance or Credit Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Parent” means the BXHF Entity.
“Participant Register” has the meaning specified in Section 10.06(d).
“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Participation Interest” means a participation interest in a Loan.
“PATRIOT Act” has the meaning set forth in Section 2.04(f).
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

“Permitted Distribution” means, on any Business Day, distributions of Interest Proceeds and/or Principal Proceeds (at the direction of the Portfolio Manager on behalf of the Borrowers) to the relevant Parent or to the Portfolio Manager for the payment of amounts payable to the Portfolio Manager or the Parent (as applicable) under any Portfolio Management Agreement and this Agreement (in each case, pursuant to the Priority of Payments if the Permitted Distribution occurs on an Interest Payment Date); provided that amounts may be distributed pursuant to this definition (a) in the case of Interest Proceeds, only to the extent of available Excess Interest Proceeds and (b) in the case of Principal Proceeds, only during the Availability Period unless otherwise consented to by the Administrative Agent in writing (including via email) and, in each case, only so long as (i) no Designated Default or Event of Default has occurred and is continuing (or would occur after giving effect to such Permitted Distribution), (ii) no Cash Sweep Event or Cure Event has occurred and is continuing (and will not occur after giving effect to such Permitted Distribution), (iii) [reserved], (iv) the Portfolio Manager gives at least five (5) Business Days’ prior written notice thereof to the Administrative Agent, the Collateral Agent and the Collateral Administrator, which notice shall include an indication of which Borrower will make such Permitted Distribution (and the allocation thereof, if applicable) (v) each Permitted Distribution shall be in an amount not less than U.S.$250,000 in the aggregate, (vi) not more than four Permitted Distributions are made in any single Calculation Period and (vii) the Portfolio Manager on behalf of the Borrowers and the Administrative Agent confirm in writing (which may be by email) to the Collateral Agent and the Collateral Administrator that the conditions to a Permitted Distribution set forth herein are satisfied.
“Permitted Lien” means any of the following: (a) Liens for Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith and in a commercially reasonable manner by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (b) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith and in a commercially reasonable manner, (c) with respect to any collateral underlying a Portfolio Investment, the Lien in favor of the applicable Borrower and Liens permitted under the related underlying instruments, (d) as to agented Portfolio Investments, Liens in favor of the agent on behalf of all the lenders of the related obligor, (e) Liens granted pursuant to or by the Credit Documents, and (f) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by such Person, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management, operating account arrangements and netting arrangements.
“Permitted Non-USD Currency” means Euro and/or GBP.
“Permitted Non-USD Currency Account Opening Notice” has the meaning set forth in Section 8.01(a).
“Permitted Non-USD Currency Accounts” means the Euro Accounts, the GBP Accounts and the Permitted Non-USD Currency Custodial Account, collectively.
“Permitted Non-USD Currency Custodial Account” means, with respect to each Borrower, the account designated as the “Permitted Non-USD Currency Custodial Account” established for such Borrower by the Securities Intermediary and set forth on the Transaction Schedule to which Portfolio Investments and other financial assets denominated in Euro and GBP may be credited, and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Permitted Obligor Indebtedness” means Indebtedness that (i) is secured by all or a portion of the assets of the related obligor and (ii) has a ratio of the maximum aggregate principal amount outstanding or available to be drawn under the applicable underlying instruments to EBITDA of such obligor (based on the most recently available quarterly financial statements of such obligor as of the Trade Date for the related Portfolio Investment) not greater than 1.00x or, with respect to any Portfolio Investment, such greater amount as the Administrative Agent may permit with respect to such Portfolio Investment in its sole discretion.
“Permitted Working Capital Lien” means a first priority lien over any accounts, documents, instruments, chattel paper, letter-of-credit rights, supporting obligations, deposit accounts, investments accounts and/or other assets securing any Working Capital Revolver under Applicable Law and proceeds of any of the foregoing.
“Person” means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Section 412 of the Code or Title IV of ERISA established by any Borrower or any ERISA Affiliate.
“Plan Asset Rules” means the regulations issued by the United States Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the United States Code of Federal Regulations, as modified by Section 3(42) of ERISA.
“Portfolio” means all Portfolio Investments Purchased hereunder and not otherwise sold or liquidated.
“Portfolio Investments” means any individual or portfolio asset or obligation acquired by any Borrower.
“Portfolio Management Agreements” means (i) that certain Investment Management Agreement, dated as of June 3, 2026, by and between the Initial Borrower and the Portfolio Manager, pursuant to which the Initial Borrower shall engage the Portfolio Manager to provide the services described therein and (ii) any additional management agreement between an Additional Borrower and the Portfolio Manager.
“Portfolio Manager” has the meaning set forth in the introductory section of this Agreement (including in its capacity as “Investment Manager” under the Portfolio Management Agreements in respect of the Initial Borrower and any Additional Borrower).
“Post-LME First Out Loan” means any Portfolio Investment that (i) has been restructured as a result of a liability management exercise and (ii) will be paid in full before one or more tranches of “last out” loans in accordance with a specified waterfall or other priority of payments as specified in the Underlying Instruments. For the avoidance of doubt, a Non-LME First Out Loan will not constitute a Post- LME First Out Loan.
“Post-LME Loans” means Post-LME First Out Loans, Post-LME Second Out Loans and Post-LME Third Out/Fourth Out Loans, collectively.

“Post-LME Second Out Loan” means any Portfolio Investment that (i) has been restructured as a result of a liability management exercise and (ii) is the first tranche of “last out” loans to be paid in full in accordance with a specified waterfall or other priority of payments as specified in the Underlying Instruments.
“Post-LME Third Out/Fourth Out Loan” means any Portfolio Investment that (i) has been restructured as a result of a liability management exercise and (ii) is paid in full following at least one tranche of “last out” loans in accordance with a specified waterfall or other priority of payments as specified in the Underlying Instruments, provided that such Portfolio Investment is not the fourth or any subsequent tranche of “last out” loans or for the avoidance of doubt, the fifth or any subsequent tranche of loans within the overall capital structure to be paid in full, or as otherwise determined at the discretion of the Administrative Agent.
“PRASP” means the Securitisation Part of the PRA Rulebook, as it forms part of the UK Securitization Rules.
“Preferred Equity Obligation” means preferred stock, preferred shares or similar instruments issued by an obligor entitling holders thereof to stated dividend or similar amounts that are senior in right of payment to payments in respect of the common equity of such obligor.
“Premium Call Period” means the period commencing on the Effective Date and ending on, but excluding, August 3, 2027.
“Prime Rate” means, for any day, the rate of interest in effect for such day that is identified and normally published by The Wall Street Journal as the “Prime Rate” (or, if more than one rate is published as the Prime Rate, then the highest of such rates), with any change in Prime Rate to become effective as of the date the rate of interest which is so identified as the “Prime Rate” is different from that published on the preceding Business Day. If The Wall Street Journal no longer reports the Prime Rate, or if the Prime Rate no longer exists, or the Administrative Agent determines in good faith and in a commercially reasonable manner that the rate so reported no longer accurately reflects an accurate determination of the prevailing Prime Rate, then the Administrative Agent may select a reasonably comparable index or source to use as the basis for the Prime Rate.
“Principal Proceeds” means all amounts received with respect to the Portfolio Investments or any other Collateral, and all amounts otherwise on deposit in the Collateral Accounts (including cash contributed or deposited by the Borrowers and the proceeds of Advances made in accordance herewith), in each case other than Interest Proceeds or amounts on deposit in any Unfunded Exposure Account.
“Priority of Payments” has the meaning set forth in Section 4.05.
“Proceeding” has the meaning set forth in Section 10.07(b).
“Purchase” means each acquisition of a Portfolio Investment hereunder by way of (x) purchase from any affiliated or unaffiliated party pursuant to an arms’ length transaction or (y) originating any Loan.
“Purchase Commitment” has the meaning set forth in Section 1.02(a).
“Reference Rate” means, initially, Term SOFR. The numerical Reference Rate applicable to any given Calculation Period shall be determined by the Administrative Agent (and notified to the Collateral

Administrator), and such determination shall be conclusive absent manifest error. The Reference Rate shall be subject to replacement in accordance with Section 3.02.
“Reference Rate Replacement Adjustment” means, with respect to any replacement of the then-current Reference Rate with an Unadjusted Reference Rate Replacement for any applicable Calculation Period and Available Tenor for any setting of such Unadjusted Reference Rate Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Reference Rate with the applicable Unadjusted Reference Rate Replacement by the Relevant Governmental Body on the applicable Reference Rate Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Reference Rate with the applicable Unadjusted Reference Rate Replacement for syndicated credit facilities denominated in USD.
“Reference Rate Replacement Conforming Changes” means, with respect to the replacement of any Reference Rate, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Calculation Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment or continuation notices, length of lookback periods, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion, in consultation with the Portfolio Manager, may be appropriate to reflect the adoption and implementation of the new Reference Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such new Reference Rate exists, in such other manner of administration as the Administrative Agent and the Portfolio Manager mutually agree is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).
“Reference Rate Replacement Date” means the earlier to occur of the following events with respect to any Reference Rate and Advances:
(a)    in the case of clause (a) or (b) of the definition of “Reference Rate Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Reference Rate permanently or indefinitely ceases to provide such Reference Rate; or
(b)    in the case of clause (c) of the definition of “Reference Rate Transition Event,” the date specified by the Administrative Agent following the date on which the Administrative Agent is unable to determine such Reference Rate.
“Reference Rate Transition Event” means the occurrence of one or more of the following events with respect to a Reference Rate and Advances:
(a)    a public statement or publication of information by or on behalf of the administrator of such Reference Rate announcing that the administrator has ceased or will cease to provide such Reference Rate permanently or indefinitely;

(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Reference Rate, the central bank of such Reference Rate, an insolvency official with jurisdiction over the administrator for such Reference Rate, a resolution authority with jurisdiction over the administrator for such Reference Rate or a court or an entity with similar insolvency or resolution authority over the administrator for such Reference Rate, which states that the administrator of such Reference Rate has ceased or will cease to provide such Reference Rate permanently or indefinitely; or
(c)    if the Administrative Agent is unable to determine such Reference Rate for Advances (i) because such Reference Rate ceases to exist or is no longer published on a current basis, (ii) due to a material disruption to such Reference Rate that is not expected to be temporary or (iii) due to a change in the methodology of calculating such Reference Rate.
“Register” has the meaning set forth in Section 3.01(c).
“Related Parties” has the meaning set forth in Section 9.01.
“Request for Advance” has the meaning set forth in Section 2.03(d).
“Required Lenders” means Lenders holding 50.1% or more of the sum of (i) the aggregate principal amount of the outstanding Advances plus (ii) the aggregate undrawn amount of the outstanding Financing Commitments.
“Responsible Officer” means, (i) with respect to the Collateral Agent or the Securities Intermediary, any officer thereof customarily performing functions with respect to corporate trust matters and, with respect to a particular corporate trust matter under this Agreement, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject and, in each case, having direct responsibility for the administration of this Agreement and (ii) with respect to the Collateral Administrator or the Document Custodian, any officer thereof customarily performing functions with respect to collateral administration matters and, with respect to a particular matter under this Agreement, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject and, in each case, having direct responsibility for the administration of this Agreement.
“Restricted Payment” means, with respect to any Borrower, (i) any dividend or other distribution (including, without limitation, a distribution of non-cash assets), direct or indirect, on account of any shares or other equity interests in such Borrower now or hereafter outstanding; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, by such Borrower of any shares or other equity interests in such Borrower now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares or other equity interests in such Borrower now or hereafter outstanding.
“Retained Interest” means, in respect of each Retention Provider, a material net economic interest of not less than the product of (a) the portion of the Portfolio Investments (expressed as the nominal amount of the relevant Portfolio Investments) in respect of which such Retention Provider is the originator (as defined in, and solely for the purposes of, the EU/UK Securitization Rules) as at the Effective Date or the applicable Joinder Effective Date, as applicable, and (b) 5 (five) percent, held by such Retention Provider in the form of partnership interests in each of the Borrowers, in accordance with Article 6(3)(d) of the EU Securitization Regulation and SECN 5 (each as in effect as of the Effective Date or the applicable Joinder Effective Date, as applicable).

“Retention Event” means any failure of any Retention Provider to comply with the requirements of Section 10.15.
“Retention Provider” means the Parent, acting in such capacity.
“Revolving Loan” means any Loan (other than a Delayed Funding Term Loan, but including funded and unfunded portions of revolving credit lines) that under the underlying instruments relating thereto may require one or more future advances to be made to the obligor by a creditor, but any such Loan will be a Revolving Loan only until all commitments by the holders thereof to make advances to the obligor thereon expire or are terminated or are irrevocably reduced to zero.
“S&P” means S&P Global Ratings, an S&P Global business, and any successor thereto.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Russia, Syria Venezuela and Crimea).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union, any EU member state or His Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) or (d) any Person otherwise the subject of Sanctions.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any EU member state or His Majesty’s Treasury of the United Kingdom.
“Scheduled Availability Period End Date” means August 3, 2029; provided that, upon the occurrence of each Extension Approval (if any), the Scheduled Availability Period End Date shall be the date that is one calendar year following the Scheduled Availability Period End Date that was in effect after taking into account all prior Extension Approvals (or, if applicable, the earlier date set forth in the related Extension Request).
“Scheduled Termination Date” has the meaning set forth in the Transaction Schedule.
“SECN” means the securitisation sourcebook of the FCA Handbook, as it forms part of the UK Securitization Rules.
“Second Lien Bond” means a Bond (i) that is secured by a pledge of collateral, which security interest is validly perfected and second priority (subject to exemptions for any Permitted Working Capital Lien and other liens permitted under the related underlying instruments that are reasonable and customary for similar Bonds) under Applicable Law and (ii) the value of the collateral securing which (including based on enterprise value) on or about the time of origination or acquisition by the applicable Borrower equals or exceeds the outstanding principal balance thereof plus the aggregate outstanding balances of all other Loans and Bonds of equal or higher seniority secured by the same collateral, in each case, as determined by the Administrative Agent and agreed to by the Portfolio Manager.

“Second Lien Loan” means a Loan (i) that is secured by a pledge of collateral, which security interest is validly perfected and second priority (subject to any exemptions for Permitted Working Capital Lien and any liens permitted under the related underlying instruments that are reasonable and customary for similar Loans) under Applicable Law and (ii) the value of the collateral securing which (including based on enterprise value) on or about the time of origination or acquisition by the applicable Borrower equals or exceeds the outstanding principal balance thereof plus the aggregate outstanding balances of all other Loans and Bonds of equal or higher seniority secured by the same collateral, in each case, as determined by the Administrative Agent and agreed to by the Portfolio Manager.
“Second Lien Obligations” means all Second Lien Loans and Second Lien Bonds, collectively.
“Secured Obligation” has the meaning set forth in Section 8.02(a).
“Secured Party” has the meaning set forth in Section 8.02(a).
“Securities Intermediary” has the meaning set forth in the introductory section of this Agreement.
“Senior Net Leverage Ratio” means, with respect to any Portfolio Investment for any relevant test period, the meaning of “Senior Net Leverage Ratio” or any comparable definition relating to first lien senior secured (or such applicable lien or applicable level within the capital structure) indebtedness in the Underlying Instrument for each such Portfolio Investment, and in any case that “Senior Net Leverage Ratio” or such comparable definition is not defined in such Underlying Instrument, the ratio of (a) first lien senior secured (or such applicable lien or applicable level within the capital structure) Indebtedness minus Unrestricted Cash, as of the applicable test date, to (b) EBITDA, for the applicable test period, as calculated by the Portfolio Manager in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant obligor as per the requirements of the related Underlying Instrument.
“Senior Secured Bond” means any Bond that (i) is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any obligation of the obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings (other than pursuant to a Permitted Working Capital Lien and customary waterfall provisions contained in the applicable indenture or similar agreement), (ii) is secured by a pledge of collateral, which security interest is (a) validly perfected and first priority under Applicable Law (subject to liens permitted under the applicable indenture or other underlying instrument that are reasonable for similar Bonds, and liens accorded priority by law in favor of any Governmental Authority) or (b)(1) validly perfected and second priority in the collateral subject to a Permitted Working Capital Lien and (2) validly perfected and first priority under Applicable Law (subject to liens permitted under the applicable indenture or other underlying instrument that are reasonable for similar Bonds, and liens accorded priority by law in favor of any Governmental Authority) in all other collateral under Applicable Law and (iii) the Portfolio Manager determines in good faith and in a commercially reasonable manner that the value of the collateral for such Bond (including based on enterprise value) on or about the time of acquisition equals or exceeds the outstanding principal balance of the Bond plus the aggregate outstanding balances of all other Loans and Bonds of equal or higher seniority secured by a first priority Lien over the same collateral.
“Senior Secured Loan” means any Loan that (i) is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any obligation of the obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings (other than pursuant to a Permitted Working Capital Lien and customary waterfall provisions contained in the applicable credit agreement), (ii) is secured by a pledge of collateral, which security interest is (a) validly perfected and first priority under Applicable Law (subject to liens permitted under the applicable credit agreement that are reasonable for similar Loans, and liens accorded priority by law in favor of any Governmental Authority) or (b)(1) validly perfected and second priority in the collateral subject to a Permitted Working Capital Lien and (2) validly perfected and first priority under Applicable Law (subject to liens permitted under the applicable credit agreement that are reasonable for similar Loans, and liens accorded priority by law in favor of any Governmental Authority) in all other collateral under Applicable Law and (iii) the Portfolio Manager determines in good faith and in a commercially reasonable manner that the value of the collateral for such Loan (including based on enterprise value) on or about the time of acquisition equals or exceeds the outstanding principal balance of the Loan plus the aggregate outstanding balances of all other Loans and Bonds of equal or higher seniority secured by a first priority Lien over the same collateral.
“Senior Secured Obligations” means all Senior Secured Loans and Senior Secured Bonds, collectively.
“Settlement Date” has the meaning set forth in Section 1.03.
“Settlement Period” means a period equal to (i) in the case of Bonds, five (5) Business Days and (ii) in the case of Loans, ninety (90) Business Days following the applicable Trade Date.
“SOFR” means, with respect to any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such U.S. Government Securities Business Day published by the SOFR Administrator on the website of the SOFR Administrator, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time) on the immediately succeeding U.S. Government Securities Business Day.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Solvent” means, as to any Person means that such Person is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code or Section 271 of the New York Debtor and Creditor Law.
“Specified Eligibility Criteria” means any Eligibility Criteria waived by the Administrative Agent at the time of Approval which waiver may be subsequently revoked upon the occurrence of material changes to any such waived Eligibility Criteria as applied to the applicable asset (at the sole discretion of the Administrative Agent); provided that the Administrative Agent shall designate the Specified Eligibility Criteria at the time of Approval in writing to the Borrowers.
“Spot Rate” means, as of any date of determination, (x) with respect to actual currency exchange between USD and any Permitted Non-USD Currency, the applicable currency-USD rate available through the Collateral Agent’s banking facilities (or, if the Collateral Agent has notified the Administrative Agent and the Borrowers that it will no longer provide such services or if Citibank, N.A. or one of its Affiliates is no longer the Collateral Agent, through such other source agreed to by the Administrative Agent in writing) at the time of such exchange or calculation and (y) with respect to all other purposes between USD and any Permitted Non-USD Currency, the applicable currency-USD spot rate that appeared on the BFIX page of Bloomberg Professional Service (or any successor thereto) (or such other recognized service or publication used by the Collateral Administrator for purposes of determining currency spot rates in the ordinary course of its business from time to time) for such currency at 5:00 p.m. New York City time on the immediately preceding Business Day, as determined by the Collateral Administrator. The determination of the Spot Rate shall be conclusive absent manifest error.
“Standby Eligible Investment” means Goldman Sachs FS Treasury Obligations Fund Administration Class (469) - Ticker: FGAXX; CUSIP: 38141W315.
“Structured Finance Obligation” means any obligation issued by a special purpose vehicle and secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any obligor, including collateralized debt obligations and mortgage-backed securities.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. For all purposes of this Agreement, each of the Borrowers shall be deemed to be a Subsidiary of the Parent.
“Substitute Portfolio Investment” has the meaning set forth in Section 1.06.
“Substitution” has the meaning set forth in Section 1.06.
“Substitution Date” has the meaning set forth in Section 1.03.
“Synthetic Security” means a security or swap transaction, other than a participation interest or a letter of credit, that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation.
“TARGET2 Settlement Day” shall mean any day on which (i) TARGET2 is open for settlement of payments in Euro and (ii) banks are open for dealings in deposits in Euro in the London interbank market.
“TARGET2” shall mean the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system reasonably determined by the applicable Administrative Agent to be a suitable replacement) for the settlement of payments in Euro.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means the Term SOFR Reference Rate for a tenor comparable to the applicable Calculation Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Calculation Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities

Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.
“Test Date” means, with respect to any Portfolio Investment, the Trade Date for the acquisition of such Portfolio Investment by the relevant Borrower; provided that any subsequent Trade Date for a Portfolio Investment already owned by the Borrowers will constitute a Test Date.
“Tranche Size” means, with respect to any Portfolio Investment, an amount equal to the sum of the principal amount of the aggregate tranche of such Portfolio Investment as of the date of its acquisition by the relevant Borrower plus any incremental term loan issuance fungible with such Portfolio Investment that is issued under the same credit document and has the same interest spread, maturity and seniority.
“Trade Date” has the meaning set forth in Section 1.03 or Section 1.05, as applicable.
“Transaction Schedule” has the meaning set forth in the introductory section of this Agreement.
“Transfer Document” means, with respect to any Portfolio Investment owned by a Borrower, each assignment and assumption agreement, trade confirmation or other instrument of transfer of such Portfolio Investment that is necessary for the transfer to the Borrower of all legal and beneficial interest in such Portfolio Investment and all related property.
“UCC” has the meaning set forth in Section 8.01(a).
“UK Securitization Rules” means, as applicable, the Securitisation Regulations 2024 (SI 2024/102), the SECN, the PRASP, and relevant provisions of the Financial Services and Markets Act 2000, as amended, including by the Financial Services and Markets Act 2023, together with (i) any relevant regulatory and/or implementing technical standards adopted in relation thereto, and, (ii) any relevant official guidance published by the UK Financial Conduct Authority (“FCA”), the Bank of England, the UK Prudential Regulation Authority (“PRA”), the Pensions Regulator or other relevant UK regulator (or their successor) in relation thereto, in each case as amended, varied, supplemented, superseded or substituted from time to time.
“Unadjusted Reference Rate Replacement” means the applicable Reference Rate replacement excluding the related Reference Rate Replacement Adjustment.
“Underlying Instrument” means the agreement pursuant to which a Portfolio Investment has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Portfolio Investment or of which the holders of such Portfolio Investment are the beneficiaries.
“Unfunded Exposure Accounts” means the USD Unfunded Exposure Accounts, the Euro Unfunded Exposure Accounts and the GBP Unfunded Exposure Accounts, collectively.

“Unfunded Exposure Amount” means, on any date of determination, with respect to any Delayed Funding Term Loan or Revolving Loan, an amount equal to the aggregate amount of all unfunded commitments associated with such Delayed Funding Term Loan or Revolving Loan, as applicable.
“Unfunded Exposure Shortfall” means, on any date of determination, an amount equal to the greater of (x) 0 and (y) the aggregate Unfunded Exposure Amount for all Portfolio Investments minus the amounts on deposit in the Unfunded Exposure Accounts.
“Unitranche Obligation” means any Senior Secured Loan that, at the time of approval, has a Senior Net Leverage Ratio greater than 5.00x (or a lower Senior Net Leverage Ratio as approved by the Administrative Agent), taking into consideration any Permitted Obligor Indebtedness.
“Unrestricted Cash” means, with respect to any Portfolio Investment, the meaning of “Unrestricted Cash” or any comparable definition in the Underlying Instruments for the applicable Portfolio Investment, and in any case that “Unrestricted Cash” or such comparable definition is not defined in such Underlying Instrument, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than liens permitted under or granted in accordance with such Underlying Instrument).
“Unsecured Bond” means any Bond that (i) is not secured by a lien over collateral and (ii) is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any obligation of the obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings (other than any Senior Secured Obligation and customary waterfall provisions contained in the applicable indenture or other underlying instrument).
“Upfront Fee” has the meaning set forth in Section 4.03(e).
“USD” means United States dollars.
“USD Interest Collection Account” means, with respect to each Borrower, the account(s) designated as the “USD Interest Collection Account” established by the Securities Intermediary for such Borrower and set forth on the Transaction Schedule for the deposit of Interest Proceeds denominated in USD, and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.
“USD Pass-Through Collection Account” means, with respect to each Borrower, the account designated as the “USD Pass-Through Collection Account” established by the Securities Intermediary and set forth on the Transaction Schedule for the deposit of proceeds denominated in USD and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.
“USD Principal Collection Account” means, with respect to each Borrower, the account(s) designated as the “USD Principal Collection Account” established by the Securities Intermediary for such Borrower and set forth on the Transaction Schedule for the deposit of Principal Proceeds in USD, and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.
“USD Unfunded Exposure Account” means, with respect to each Borrower, the account designated as the “USD Unfunded Exposure Account” established by the Securities Intermediary for such Borrower and set forth on the Transaction Schedule for the deposit of funds used to cash collateralize the Unfunded Exposure Amount in respect of Portfolio Investments denominated in USD and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.03(f).
“Withholding Agent” means each Borrower and the Administrative Agent.
“Working Capital Revolver” means a revolving lending facility secured by all or a portion of the current assets of the related obligor, which current assets subject to such security interest do not constitute a material portion of the obligor’s total assets.
“Zero-Coupon Security” means any debt security that by its terms (a) does not bear interest for all or part of the remaining period that it is outstanding or (b) pays interest only at its stated maturity.
ARTICLE I
THE PORTFOLIO INVESTMENTS
SECTION 1.01.    Purchases of Portfolio Investments. On the Effective Date, the Initial Borrower will acquire the Initial Portfolio Investments, subject to the conditions specified in this Agreement. From time to time after the Effective Date and during the Availability Period, the Borrowers may Purchase additional Portfolio Investments, or request that Portfolio Investments be Purchased for the account of a Borrower, all on and subject to the terms and conditions set forth herein.
SECTION 1.02.    Procedures for Purchases and Related Advances.
(a)    Timing of Approval Requests. No later than five (5) Agent Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) before the date on which a Borrower proposes that a binding commitment or other agreement to acquire any Portfolio Investment (other than an Initial Portfolio Investment) be made by it or for its account (a “Purchase Commitment”) or that a Substitution occur, the Portfolio Manager, on behalf of such Borrower, shall deliver to the Administrative Agent an individual approval request relating to each such proposed Portfolio Investment (each such approval request, as it relates to the individual asset set forth therein, an “Approval Request”).
(b)    Contents of Approval Requests. Each Approval Request shall consist of an electronic submission to the Administrative Agent (in such format and transmitted in such a manner as the Administrative Agent, the Portfolio Manager and the Borrowers may reasonably agree), and shall be accompanied by such other information as the Administrative Agent may reasonably request. The Portfolio Manager shall send to the Administrative Agent a schedule of all Portfolio Investments purchased or sold by each Borrower on any day, in a format substantially similar to that shown in Schedule 2.
(c)    Approval of Portfolio Investments. The Administrative Agent shall have the right, on behalf of all Lenders, to reasonably request additional information regarding any proposed Portfolio Investment. The Administrative Agent shall notify the Portfolio Manager and the applicable Borrower (including via email) of its initial determination of approval or failure to approve each Portfolio Investment proposed to be acquired pursuant to an Approval Request no later than the second (2nd) Agent Business Day succeeding the date on which it receives such Approval Request and any information requested in connection therewith and shall notify the Portfolio Manager and the applicable Borrower of its final approval or failure to approve each such Portfolio Investment no later than the second (2nd) Agent Business Day succeeding the date of its initial determination; provided that (i) any Initial Portfolio Investment shall be deemed to be approved by the Administrative Agent and (ii) the failure of the Administrative Agent to notify the Portfolio Manager and the applicable Borrower of its final approval in accordance with this Section 1.02(c) shall be deemed to be a disapproval of such proposed acquisition. Each notice of approval of a Portfolio Investment (a copy of which shall be delivered to the Collateral Administrator) shall include the Initial Market Value and Individual Advance Rate for such Portfolio Investment; provided that the Initial Market Values of the Initial Portfolio Investments are as previously agreed between the Administrative Agent and the Portfolio Manager. Each Borrower may acquire a Portfolio Investment that is an Ineligible Investment provided that (A) the Administrative Agent must approve of any such acquisition of a Portfolio Investment that is an Ineligible Investment, (B) such Portfolio Investment is fully funded without any Advances being utilized for the purchase thereof and (C) if the Administrative Agent requests that such approved Ineligible Investment be removed from the account of a Borrower, such Borrower shall remove the Ineligible Investment within a commercially reasonable period of time after receipt of such request by the Portfolio Manager.
SECTION 1.03.    Conditions to Purchases. No Purchase Commitment, Purchase or Substitution shall be entered into or made unless each of the following conditions is satisfied (or waived by the Administrative Agent to the applicable Borrower and the Portfolio Manager in writing (including via email) in its sole discretion) as of the date on which such Purchase Commitment is entered into or such Purchase would otherwise be made (such Portfolio Investment’s “Trade Date”) or, on the date the applicable Borrower consummates a Substitution (the “Substitution Date”):
(1)    the information contained in the Approval Request accurately describes, in all material respects, such Portfolio Investment, such Portfolio Investment satisfies the Eligibility Criteria set forth in Schedule 3 as determined by the Administrative Agent (the “Eligibility Criteria”), and the Administrative Agent has approved (or in the case of Initial Portfolio Investments has been deemed to approve) in its sole discretion such Approval Request in accordance with Section 1.02;
(2)    after giving effect to such Purchase Commitment or Purchase, each of the Concentration Limitations will be satisfied after giving effect to any adjustment for Excess Concentration Amounts;
(3)    with respect to a Purchase, the proposed Settlement Date for such Portfolio Investment is not later than the last day of the applicable Settlement Period (or such longer period of time agreed to by the Administrative Agent in its sole discretion);
(4)    no Event of Default or event that, with notice or lapse of time or both, would constitute an Event of Default (a “Default”), has occurred and is continuing, and the Availability Period has not otherwise ended;
(5)    after giving pro forma effect to the Purchase or Substitution of such Portfolio Investment and the related Advance, no Cash Sweep Event or Cure Event has occurred and is continuing (unless waived by the Administrative Agent in writing (including via email) in its sole discretion); and
(6)    with respect to the purchase of a Guaranteed Portfolio Investment, the BXHF Entity has executed or amended a Guarantee substantially in the form of Exhibit C hereto.

If the above conditions to a Purchase Commitment, a Purchase or a Substitution are satisfied or waived by the Administrative Agent, the Portfolio Manager shall determine, in consultation with the Administrative Agent and with notice to the Lenders, the Collateral Agent and the Collateral Administrator, the date on which such Purchase (if any) or Substitution shall settle (the “Settlement Date” for such Portfolio Investment). For the avoidance of doubt, the “Settlement Date” for a Participation Interest shall be the date on which the applicable Borrower pays the purchase price for such Participation Interest to the applicable seller.
SECTION 1.04.    Sales of Portfolio Investments. No Borrower may sell, transfer or otherwise dispose of any Portfolio Investment or any other asset without the prior consent of the Administrative Agent, except that, subject to Section 6.02(w), during the Availability Period, a Borrower may sell any Portfolio Investment (including any Ineligible Investment) or other asset without consent from, or prior notice to, the Administrative Agent so long as, immediately prior to such sale or other disposition and immediately after giving effect to such sale or disposition, (a) no Event of Default or Cure Event shall have occurred and be continuing, (b) no Cash Sweep Event has occurred and is continuing and (c) unless such condition is waived by the Administrative Agent in a written notice (including via email) to the applicable Borrower and the Portfolio Manager, the sale of such asset by such Borrower shall be on an arm’s-length basis at fair market value and in accordance with the Portfolio Manager’s standard market practices.
SECTION 1.05.    Certain Assumptions relating to Portfolio Investments and Calculations hereunder and Certain Matters relating to Currency Equivalents.
(a)    For purposes of all calculations and related reports hereunder, any Portfolio Investment for which the trade date in respect of a sale thereof by a Borrower has occurred (such Portfolio Investment’s “Trade Date”), but the settlement date for such sale has not occurred, shall be considered to be sold by such Borrower, such Borrower (on behalf of all Borrowers) shall be deemed to have prepaid the Advance(s) made to acquire such Portfolio Investment and such Borrower shall be deemed to hold Principal Proceeds in an amount equal to the sale price of such Portfolio Investment minus the principal amount of the Advance(s) deemed to be prepaid as set forth above; provided that, if any such sale has not settled within the applicable Settlement Period, the applicable Portfolio Investment shall be considered to be owned by such Borrower until such settlement date occurs, the Advance(s) made to acquire such Portfolio Investment shall be treated as outstanding and such Borrower shall not be deemed to hold Principal Proceeds representing any part of the related sale price.
(b)    For purposes of all valuations and calculations under the Credit Documents (including, without limitation, the Current Market Value and the Initial Market Value of the Portfolio Investments and the Borrowing Base), (i) the principal amount of any Portfolio Investment denominated in Euro or GBP, (ii) proceeds denominated in Euro on deposit in the Euro Interest Collection Account, the Euro Unfunded Exposure Account or the Euro Principal Collection Account and (iii) proceeds denominated in GBP on deposit in the GBP Interest Collection Account, the GBP Unfunded Exposure Account or the GBP Principal Collection Account, as applicable, shall be calculated into the USD equivalent at the applicable Spot Rate in accordance with the definition of such term in consultation with the Administrative Agent on the applicable date of valuation or calculation, as applicable.
(c)    For purposes of all valuations, calculations and related reports under the Credit Documents (including, without limitation, the Current Market Value and the Initial Market Value of the Portfolio Investments, the Borrowing Base and the Concentration Limitations), all Portfolio Investments and Eligible Investments held by all Borrowers shall be included, regardless of which Borrower holds such Portfolio Investment. All periodic reports including such information provided by or on behalf of the

Borrowers shall be prepared on an aggregate basis, but shall also include an indication of the aggregate principal amount of each Portfolio Investment of each Borrower individually, the balances of the Collateral Accounts of each Borrower individually and the principal balance of the Advances (and accrued interest thereon) made to each Borrower individually. All references to any Collateral Account(s) in this Agreement or the Credit Documents, if not otherwise specified, shall mean the Collateral Account(s) of the applicable Borrower if relating to that individual Borrower (or the Portfolio Manager on its behalf) and to the applicable Collateral Account(s) of all Borrowers if relating to payments required to be made by the Borrowers or other Secured Obligations of the Borrowers.
SECTION 1.06.    Substitution.
During the Availability Period, each relevant Borrower may replace a Portfolio Investment owned by that Borrower with any Portfolio Investment (each such replacement, a “Substitution” and such new Portfolio Investment, a “Substitute Portfolio Investment”) so long as the relevant Borrower has submitted a notice of acquisition (which may be by email) and all applicable conditions precedent set forth in Section 1.02(c) and Section 1.03 have been satisfied with respect to each Substitute Portfolio Investment to be acquired by the Borrowers in connection with such Substitution.
ARTICLE II
THE ADVANCES
SECTION 2.01.    Financing Commitments. Subject to the terms and conditions set forth herein, only during the Availability Period, each Lender hereby severally agrees to make available to the applicable Borrower requesting an Advance, in U.S. dollars, in an aggregate amount outstanding not exceeding the amount of such Lender’s Financing Commitment. The Financing Commitments shall terminate on the earliest of (a) 5:00 p.m., New York City time, on the last day of the Availability Period and (b) the Maturity Date (or such earlier date determined in accordance with this Agreement). For the avoidance of doubt, the Financing Commitment of each Lender is an aggregate commitment to the Borrowers and not a commitment to each Borrower individually. However, Advances on individual Portfolio Investments will only be made to each Borrower individually.
SECTION 2.02.    [Reserved].
SECTION 2.03.    Advances; Use of Proceeds.
(a)    Subject to the satisfaction or waiver of the conditions to the Purchase of a Portfolio Investment set forth in Section 1.03 and/or an Advance set forth in Section 2.05 as of (i) both the related Trade Date and Settlement Date and/or (ii) the date of the Advance, as applicable, the Lenders will (ratably in accordance with their respective Financing Commitments) make the applicable Advance available to the applicable Borrower on the related Settlement Date (or otherwise on the related date of the Advance if no Portfolio Investment is being acquired on such date) as provided herein.
(b)    Except as expressly provided herein, the failure of any Lender to make any Advance required hereunder shall not relieve any other Lender of its obligations hereunder. If any Lender shall fail to provide any Advance to the relevant Borrower required hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid.
(c)    Subject to Section 2.03(f), the applicable Borrower shall use the proceeds of the Advances received by it hereunder to (x) purchase the Portfolio Investments identified in the related

Approval Request, (y) make advances to the obligor of Delayed Funding Term Loans or Revolving Loans in accordance with the underlying instruments relating thereto or (z) make distributions to the Parent to repay any indebtedness owed to such Parent with the consent of the Administrative Agent; provided that, if the proceeds of an Advance are deposited in the applicable USD Principal Collection Account as provided in Section 3.01 prior to or on the Settlement Date for any Portfolio Investment but the applicable Borrower is unable to Purchase such Portfolio Investment on the related Settlement Date, or if there are proceeds of such Advance remaining after such Purchase, then, subject to Section 3.01(a), upon written notice from the Portfolio Manager the Collateral Agent shall apply such proceeds (x) subject to the conditions to the Purchase of a Portfolio Investment set forth in Section 1.03, to purchase Portfolio Investments (including to fund unfunded Delayed Funding Term Loans and Revolving Loans) prior to the next date on which funds must be applied pursuant to Section 4.05 or (y) if such purchase is not made pursuant to the immediately preceding subclause (x), then as provided in Section 4.05 (for the avoidance of doubt, without any premium or penalty). The proceeds of the Advances shall not be used for any other purpose except as set forth in this Section 2.03(c).
(d)    With respect to any Advance, the Portfolio Manager shall, on behalf of the applicable Borrower, submit a request substantially in the form of Exhibit A (a “Request for Advance”) to the Lenders and the Administrative Agent, with a copy to the Collateral Agent and the Collateral Administrator, not later than 2:00 p.m. New York City time, two (2) Business Days prior to the Business Day specified as the date on which such Advance shall be made (except that (i) in the case of the Advance relating to the Initial Portfolio Investments, the Request for Advance may be submitted not later than 3:00 p.m. New York City time on the Business Day prior to the Effective Date or (ii) in the case where the Advance is in an amount less than $50,000,000, then the Request for Advance will be submitted not later than 3:00 p.m. on the prior Business Day) and, upon receipt of such request, the Lenders shall make such Advances in accordance with the terms set forth in Section 3.01.
(e)    [Reserved]
(f)    If, on any date of determination on or prior to the last day of the Availability Period, there exists an Unfunded Exposure Shortfall, the relevant Borrower(s) shall (i) request an Advance and, if the conditions to such Advance are satisfied and such Advance is made in accordance with this Agreement, deposit the proceeds thereof in the applicable Unfunded Exposure Account(s) (following exchange of all or the applicable portion of the proceeds of such Advance to each applicable Eligible Currency at the Spot Rate, to the extent required) and/or (ii) deposit cash from other sources into the applicable Unfunded Exposure Account(s) in an aggregate amount at least equal to the aggregate Unfunded Exposure Shortfall. Without limitation to the foregoing, if two Business Days prior to the end of the Availability Period there exists any Unfunded Exposure Amount, then the Portfolio Manager, on behalf of the relevant Borrower(s), shall be deemed to have requested an Advance on such date for funding on the last day of the Availability Period in accordance with Article III in an amount, to be deposited in the applicable Unfunded Exposure Account(s) (following exchange of all or the applicable portion of the proceeds of such Advance to each applicable Eligible Currency at the Spot Rate, to the extent required), equal to the lesser of (i) the aggregate Unfunded Exposure Shortfall and (ii) the Financing Commitments in excess of the aggregate principal amount of the outstanding Advances; provided that, if the Borrowers deposit cash from other sources into the Unfunded Exposure Accounts, then the amount of any such Advance shall be reduced by the amount of such funds. After giving effect to each such Advance, the Borrowers shall ensure that the proceeds of such Advance and cash from other sources that are available in accordance with the terms of this Agreement in an amount (together with amounts already on deposit in the Unfunded Exposure Accounts) equal to the aggregate Unfunded Exposure Amount are on deposit in the Unfunded Exposure Accounts.

SECTION 2.04.    Conditions to Effective Date. Notwithstanding anything to the contrary herein, the Lenders shall have no obligation to make any Advance under this Agreement until the date (the “Effective Date”) on which each of the following conditions is satisfied (or waived by the Administrative Agent in its sole discretion, exercised in good faith):
(a)    Executed Counterparts. The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b)    Credit Documents. The Administrative Agent (or its counsel) shall have received reasonably satisfactory evidence that the Credit Documents have been executed and are in full force and effect.
(c)    Opinions. The Administrative Agent (or its counsel) shall have received one or more reasonably satisfactory written opinions of counsel for the Borrowers, the General Partner, the Portfolio Manager and the Parent, covering such matters relating to the transactions contemplated hereby and by the other Credit Documents as the Administrative Agent shall reasonably request (including, without limitation, certain UCC and non-consolidation matters) in writing.
(d)    Corporate Documents. The Administrative Agent (or its counsel) shall have received (i) the Organizational Documents of each Borrower, the General Partner, the Parent, and the Portfolio Manager, (ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of officers of the Borrowers, the General Partner, the Parent and the Portfolio Manager as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each officer thereof or other Person authorized to act in connection with this Agreement and the other Credit Documents, (iii) a good standing certificate (or equivalent) for each Borrower, the General Partner, the Parent and the Portfolio Manager issued by the applicable Governmental Authority of its jurisdiction of organization, formation or registration, and (iv) such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrowers, the General Partner, the Parent and the Portfolio Manager and any other legal matters relating to the Borrowers, the General Partner, the Parent, the Portfolio Manager, this Agreement, or the transactions contemplated hereby, all in form and substance satisfactory to the Administrative Agent and its counsel.
(e)    Payment of Fees, Etc. The Administrative Agent, the Lenders, the Collateral Agent, the Document Custodian and the Collateral Administrator shall have received all fees and other amounts due and payable by the Borrower in connection herewith on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including legal fees and expenses) required to be reimbursed or paid by the Borrowers hereunder.
(f)    PATRIOT Act, Etc. (i) To the extent requested by the Administrative Agent, the Collateral Agent or any Lender, the Administrative Agent, Collateral Agent or such Lender, as the case may be, shall have received all documentation and other information required by regulatory authorities under the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and other applicable “know your customer” and anti-money laundering rules and regulations and (ii) to the extent that any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Effective Date, any Lender that has requested, in a written notice to such Borrower at least 10 days prior to the Effective Date, a Beneficial Ownership Certification in relation to such Borrower shall have received such Beneficial Ownership Certification.
(g)    Filings. Copies of proper financing statements, as may be necessary or, in the opinion of the Administrative Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the security interest of the Collateral Agent on behalf of the Secured Parties in all Collateral in which an interest may be pledged hereunder.
(h)    Certain Acknowledgements. The Administrative Agent shall have received (i) UCC, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches indicating that there are no effective lien notices or comparable documents that name any Borrower as debtor and that are filed in the jurisdiction in which such Borrower is organized (or, if a Borrower is a non-U.S. entity, the District of Columbia) and (ii) such other searches that the Administrative Agent deems necessary or appropriate.
(i)    Officer’s Certificate. The Administrative Agent (or its counsel) shall have received a certificate of an officer of each of the Borrowers, certifying that the conditions set forth in Sections 2.05(3) and 2.05(5) have been satisfied on and as of the Effective Date (which certificate may be in the form of an email confirmation from the officer providing a certificate to the Administrative Agent on the date of this Agreement that such certification remains unchanged as of the Effective Date).
(j)    Parent Transaction. The Administrative Agent or its counsel shall have received confirmation from the Initial Borrower that all of the signature pages to the partnership agreements and any subscription or other related agreements of the Parent, the BXHF Entity and each related fund have been released from escrow.
SECTION 2.05.    Conditions to Advances. No Advance shall be made on and after the date of this Agreement unless each of the following conditions is satisfied as of the proposed date of such Advance:
(1)    the Effective Date shall have occurred;
(2)    the applicable Borrower shall have delivered a Request for Advance in accordance with Section 2.03(d);
(3)    no Event of Default or Default has occurred and is continuing;
(4)    the Availability Period has not ended;
(5)    all of the representations and warranties contained in Article VI and in any other Credit Document shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct), in each case on and as of the date of such Advance, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct) as of such earlier date; and

(6)    immediately prior to and after giving pro forma effect to such Advance (and any related Purchase) hereunder (and, in the case of subclauses (a) and (b) below, immediately prior thereto):
(a)    no Cash Sweep Event or Cure Event has occurred and is continuing;
(b)    the aggregate principal balance of Advances then outstanding will not exceed the limit for Advances set forth in the Transaction Schedule;
(c)    in the case of an Advance made in connection with a Purchase, the amount of such Advance shall be not less than U.S.$2,000,000; and
(7)    to the extent applicable, the requirements of Section 1.03 of this Agreement have been satisfied with respect to the acquisition of the proposed Portfolio Investment.
SECTION 2.06.    Commitment Increase Option. The Portfolio Manager, on behalf of the Borrowers, may, at any time during the Availability Period, submit a Commitment Increase Request for an increase in the Financing Commitment to up to $200,000,000 (in the aggregate) (amounts over $50,000,000 to remain uncommitted prior to any Commitment Increase Request and drawn in $5,000,000 increments), subject to satisfaction of the following conditions precedent:
(a)    the Administrative Agent (on behalf of the Lenders and in its sole discretion) approves in writing (which may be by email) such Commitment Increase Request;
(b)    no Default or Event of Default shall have occurred and be continuing, in each case on and as of the Commitment Increase Date;
(c)    no Cash Sweep Event or Cure Event has occurred and is continuing on and as of the Commitment Increase Date;
(d)    all of the representations and warranties contained in Article VI and in any other Credit Document shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct), in each case on and as of the Commitment Increase Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct) as of such earlier date;
(e)    no commitment reduction shall have occurred pursuant to Section 4.07(a) prior to the Commitment Increase Date;
(f)    the Borrowers shall have paid to the Administrative Agent on the Commitment Increase Date, for the account of each Lender, a fee calculated in accordance with the Effective Date Letter.
(g)    any Commitment Increase Request shall be in an amount at least equal to $5,000,000 (or, if less, the positive difference between the Financing Commitment after giving effect to such Commitment Increase Request and the then-current aggregate outstanding principal amount of the Advances);
(h)    immediately prior to giving effect to the Commitment Increase Request, the aggregate outstanding principal amount of the Advances is at least equal to 90% of the Financing

Commitment prior to giving effect to such Commitment Increase Request, unless otherwise agreed to by the Administrative Agent; and
(i)    receipt by the Administrative Agent of such other documentation as the Administrative Agent may reasonably request, including without limitation, documentation similar to that provided pursuant to Section 2.04(i) on the Effective Date.
SECTION 2.07.    Conditions to Additional Borrowers. The Lenders shall not be obligated to make Advances to a Person that becomes a Borrower hereunder after the Effective Date (an “Additional Borrower”), until the following conditions have been satisfied (or waived by the Administrative Agent in its sole discretion, exercised in good faith):
(a)    Borrower Joinder Agreement. The Administrative Agent shall have received a duly executed Borrower Joinder Agreement in form and substance reasonably satisfactory to the Administrative Agent.
(b)    Opinions. The Administrative Agent (or its counsel) shall have received one or more reasonably satisfactory written opinions of counsel for the Additional Borrower, the General Partner of the Additional Borrower and the Parent of the Additional Borrower, covering such matters relating to the transactions contemplated hereby and by the other Credit Documents as the Administrative Agent shall reasonably request (including, without limitation, certain UCC and non-consolidation matters) in writing.
(c)    Corporate Documents. The Administrative Agent (or its counsel) shall have received (i) the Organizational Documents of the Additional Borrower, the General Partner of the Additional Borrower, and the Parent of the Additional Borrower, (ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of officers of the Additional Borrower, the General Partner of the Additional Borrower and the Parent of the Additional Borrower as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each officer thereof or other Person authorized to act in connection with this Agreement and the other Credit Documents, (iii) a good standing certificate (or equivalent) for the Additional Borrower, the General Partner of the Additional Borrower and the Parent of the Additional Borrower issued by the applicable Governmental Authority of its jurisdiction of organization, formation or registration, and (iv) such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Additional Borrower, the General Partner of the Additional Borrower and the Parent of the Additional Borrower and any other legal matters relating to the Additional Borrower, the General Partner of the Additional Borrower, the Parent of the Additional Borrower, this Agreement, or the transactions contemplated hereby, all in form and substance satisfactory to the Administrative Agent and its counsel.
(d)    PATRIOT Act, Etc. (i) To the extent requested by the Administrative Agent, the Collateral Agent or any Lender, the Administrative Agent, Collateral Agent or such Lender, as the case may be, shall have received all documentation and other information required by regulatory authorities under the PATRIOT Act and other applicable “know your customer” and anti-money laundering rules and regulations and (ii) to the extent that the Additional Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Joinder Effective Date, any Lender that has requested, in a written notice to the Additional Borrower at least 10 days prior to the Joinder Effective Date, a Beneficial Ownership Certification in relation to the Additional Borrower shall have received such Beneficial Ownership Certification.

(e)    Filings. Copies of proper financing statements, as may be necessary or, in the opinion of the Administrative Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the security interest of the Collateral Agent on behalf of the Secured Parties in all Collateral of the Additional Borrower in which an interest may be pledged hereunder.
(f)    Certain Acknowledgements. The Administrative Agent shall have received (i) UCC, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches indicating that there are no effective lien notices or comparable documents that name the Additional Borrower as debtor and that are filed in the jurisdiction in which the Additional Borrower is organized (or, if the Additional Borrower is a non-U.S. entity, the District of Columbia), other than that in respect of liens granted pursuant to or permitted by the Credit Documents and (ii) such other searches that the Administrative Agent deems necessary or appropriate.
(g)    Officer’s Certificate. The Administrative Agent (or its counsel) shall have received a certificate of an officer of the Additional Borrower, certifying that the conditions set forth in Sections 2.05(3) and 2.05(5) have been satisfied on and as of the Joinder Effective Date; provided that “date of such Advance” as referenced in Section 2.05(5) shall be deemed replaced by “date of such Joinder Effective Date” solely for purpose of the condition precedent in this paragraph.
(h)    Other Documents. Such other documents as the Administrative Agent may reasonably require.
ARTICLE III
ADDITIONAL TERMS APPLICABLE TO THE ADVANCES
SECTION 3.01.    The Advances.
(a)    Making the Advances. If the Lenders are required to make an Advance to any Borrower as provided in Section 2.03, then (except as otherwise set forth in the Effective Date Letter) each Lender shall make such Advance on the proposed date thereof by wire transfer of immediately available funds in USD to the Collateral Agent for deposit to the applicable USD Principal Collection Account. Each Lender at its option may make any Advance by causing any domestic or foreign branch or Affiliate of such Lender to make such Advance; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Advance in accordance with the terms of this Agreement. Subject to the terms and conditions set forth herein, any Borrower may borrow and prepay Advances. Each Borrower may, during the Availability Period, reborrow Advances in an amount up to the aggregate unused Financing Commitments of the Lenders on such date, subject to the terms and conditions set forth herein. Except as set forth in the immediately preceding sentence, once prepaid, Advances may not be reborrowed.
(b)    Interest on the Advances. Subject to Section 3.01(h), all outstanding Advances shall bear interest (from and including the date on which such Advance is made to and including the date on which such Advance is repaid) on each day during the term of this Agreement at a per annum rate equal to the applicable Reference Rate for each Calculation Period in effect plus the Facility Applicable Margin for Advances applicable to such Advance on each such date, as further set forth in the last two sentences of this paragraph; provided, that, following the occurrence and during the continuance of an Event of Default, all outstanding Advances and any unpaid interest thereon shall bear interest (from and including the date of such Event of Default to and including the applicable date on which such Advance is repaid) at a per annum rate equal to the applicable Reference Rate for each Calculation Period in effect plus the Adjusted Facility Margin; provided further that, for purposes of this Section 3.01(b), if the aggregate amount of outstanding Advances at any time is less than the Minimum Funding Amount, the amount of outstanding Advances at such time shall be deemed to equal the Minimum Funding Amount. The Facility Applicable Margin

applicable to any Advance shall initially be determined on the date of such Advance and such Facility Applicable Margin shall be applicable until the next succeeding Calculation Period Start Date. The Facility Applicable Margin applicable to all Advances that are outstanding on a Calculation Period Start Date shall be determined on such Calculation Period Start Date for each day during the related Calculation Period.
(c)    Evidence of the Advances. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Advance made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices a register (the “Register”) in which it shall record (1) the name and address of each Lender, the amount of each Advance made hereunder and the Borrower to whom such Advance was made, (2) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (3) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the Register maintained pursuant to this paragraph (c) shall be conclusive absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such Register or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Advances in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the entries made in such accounts and the entries made in the Register, the entries made in the Register shall control.
Any Lender may request that Advances made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed). Thereafter, the Advances evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.
(d)    Pro Rata Treatment. Except as otherwise provided herein, all borrowings of, and payments in respect of, the Advances shall be made on a pro rata basis by or to the Lenders in accordance with their respective portions of the Financing Commitments in respect of Advances held by them.
(e)    Illegality. Notwithstanding any other provision of this Agreement, if any Lender or the Administrative Agent shall notify the Borrowers that the adoption of any law, rule or regulation, or any change therein or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, makes it unlawful, or any Governmental Authority asserts that it is unlawful, for a Lender or the Administrative Agent to perform its obligations hereunder to fund or maintain Advances hereunder, then (1) the obligation of such Lender or the Administrative Agent hereunder shall immediately be suspended until such time as such Lender or the Administrative Agent determines (in its sole discretion, acting in good faith) that such performance is again lawful, (2) at the request of the relevant Borrower(s), such Lender or the Administrative Agent, as applicable, shall use reasonable efforts (which will not require such party to incur a loss, other than immaterial, incidental expenses), until such time as the Advances are required to be prepaid as required under clause (3) below, to transfer all of its rights and obligations under this Agreement to another of its offices, branches or Affiliates with respect to which such performance would not be unlawful, and (3) if such Lender or the Administrative Agent is unable to effect a transfer under clause (2), then any outstanding Advances of such Lender shall be promptly paid in full by the Borrowers (together with all accrued interest and other amounts owing hereunder) but not later than the earlier of (x) if the Borrowers request such Lender or the Administrative Agent to take the actions set forth in clause (2) above, 20 calendar days after the date on which such Lender or the Administrative Agent notifies the Borrowers in writing that it is unable to transfer its rights and obligations under this Agreement as specified in such clause (2) and (y) such date as shall be mandated by law; provided that, to the extent that any such adoption or change makes it unlawful for the Advances to bear interest by reference to the Reference Rate, then the foregoing clauses (1) through (3) shall not apply and the Advances shall bear interest (from and after the last day of the Calculation Period ending immediately after such adoption or change) at a per annum rate equal to the Base Rate plus the Facility Applicable Margin; provided, further, that no breakage costs or other similar costs resulting from the repayment of Advances on a date other than an Interest Payment Date and no prepayment fee set forth in Section 4.07(a) shall be payable in connection with a repayment of Advances in accordance with this Section 3.01(e).
(f)    Increased Costs.
(i)    If any Change in Law shall:
(A)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;
(B)    impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender; or
(C)    subject any Lender or the Administrative Agent to any Taxes (other than (x) Indemnified Taxes, (y) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (z) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or the Administrative Agent of making, continuing, converting or maintaining any Advance or to reduce the amount of any sum received or receivable by such Lender or the Administrative Agent hereunder (whether of principal, interest or otherwise), then, upon request by such Lender or the Administrative Agent, the Borrowers will pay to such Lender or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender or the Administrative Agent, as the case may be, for such additional costs incurred or reduction suffered; provided that such Lender is charging such additional amounts (or similar amounts) to other special purpose entity borrowers under credit facilities backed by assets similar to the Portfolio Investments in similar circumstances, and such additional amounts are determined by such Lender in a manner that is consistent with the manner in which it determines such additional amounts (or similar additional amounts) charged to such other borrowers.
(ii)    If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Advances made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity) by an amount deemed by such Lender to be material (which demand shall be accompanied by a statement setting forth the basis for such demand; provided that in no event shall any Lender be required to provide any information or documentation to the extent such Lender reasonably determines providing the same would constitute a breach by such Lender of confidentiality obligations), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided that such Lender is charging such additional amounts (or similar amounts) to other special purpose entity borrowers under credit facilities backed by assets similar to the Portfolio Investments in similar circumstances, and such additional amounts are determined by such Lender in a manner that is consistent with the manner in which it determines such additional amounts (or similar additional amounts) charged to such other borrowers.
(iii)    A certificate of a Lender setting forth the amount or amounts necessary to compensate, and the basis for such compensation of, such Lender or its holding company, as the case may be, as specified in paragraph (i) or (ii) of this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(iv)    Failure or delay on the part of any Lender or the Administrative Agent to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Administrative Agent’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Administrative Agent pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Administrative Agent notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Administrative Agent’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(v)    Each of the Lenders and the Administrative Agent agrees that it will take such commercially reasonable actions as the Borrowers may reasonably request that will avoid the need to pay, or reduce the amount of, any increased amounts referred to in this Section 3.01(f); provided that no Lender or the Administrative Agent shall be obligated to take any actions that would, in the reasonable opinion of such Lender or the Administrative Agent, be disadvantageous to such Lender or the Administrative Agent (including, without limitation, due to a loss of money). In no event will the Borrowers be responsible for increased amounts referred to in this Section 3.01(f) which relates to any other entities to which any Lender provides financing.
(vi)    If any Lender (A) provides notice of unlawfulness or requests compensation under clause (e) above, this clause (f) or Section 3.03(c) or (B) is a Defaulting Lender under clause (i) of the definition of such term (or, in the case of a requirement to assign or delegate interests, rights and obligations as set forth below, is otherwise a Defaulting Lender), then the Borrowers may, at their sole expense and effort, upon written notice to such Lender and the Administrative Agent, prepay the Advances of such Lender or require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related transaction documents to an assignee identified by the Borrowers that shall assume such obligations (whereupon such Lender shall be obligated to so assign), provided that, (x) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder through the date of such assignment and (y) a Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. No prepayment fee that may otherwise be due hereunder shall be payable to such Lender in connection with any such prepayment or assignment.

(g)    No Set-off or counterclaim. Subject to Section 3.03, all payments to be made hereunder by the Borrowers in respect of the Advances shall be made without set-off or counterclaim and in such amounts as may be necessary in order that every such payment shall not be less than the amounts otherwise specified to be paid under this Agreement.
(h)    Alternate Rate of Interest. If prior to the commencement of any Calculation Period: (x)(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining any Reference Rate (including, without limitation, because such Reference Rate is not available or published on a current basis), for U.S. dollar deposits and such Calculation Period; or (ii) the Administrative Agent is advised by the Required Lenders that any Reference Rate for such Calculation Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Advances (or its Advance) included in such Advance for such Calculation Period and (y) an alternative reference rate for such Reference Rate has not been selected in accordance with Section 3.02; then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, if any Advance is requested, such Advance shall accrue interest at the applicable Base Rate plus the Facility Applicable Margin.
SECTION 3.02.    Reference Rate Replacement.
(a)    If a Reference Rate Transition Event has occurred with respect to any Reference Rate, the Administrative Agent shall notify the other parties hereto in writing and the Administrative Agent and the Borrowers may select an alternative reference rate that is the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers as the replacement for the then- current Reference Rate giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Reference Rate for syndicated credit facilities at such time and (b) the related Reference Rate Replacement Adjustment.
(b)    In connection with any replacement of a Reference Rate in accordance with this Section 3.02, the Administrative Agent, in consultation with the Portfolio Manager, will have the right to make Reference Rate Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Reference Rate Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.
(c)    Notwithstanding anything in this Section 3.02 or otherwise set forth in this Agreement to the contrary, if no alternative reference rate is adopted with respect to any applicable Reference Rate for Advances made by the later of (i) the date that is 30 days after notice from the Administrative Agent of a Reference Rate Transition Event and (ii) the applicable Reference Rate Replacement Date, the provisions of Section 3.01(h) shall apply.
SECTION 3.03.    Taxes.
(a)    Payments Free of Taxes. All payments to be made hereunder by the applicable Borrower in respect of the Advances shall be made without deduction or withholding for any Taxes, except as required by Applicable Law (including FATCA). If any Applicable Law requires the deduction or withholding of any Tax from any such payment by the relevant Borrower, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the relevant Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Borrowers. Each Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)    Indemnification by the Borrowers. The Borrowers, on a joint and several basis, shall indemnify each Lender, in accordance with Section 4.06 and within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    Indemnification by the Lenders. Each Lender shall indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of 10.06 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).
(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower to a Governmental Authority pursuant to this Section 3.03, the relevant Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    Status of Secured Parties. (i) Any Secured Party that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrowers, the Collateral Agent and the Administrative Agent, at the time or times reasonably requested by the Borrowers, the Collateral Agent or the Administrative Agent, such properly completed and executed documentation reasonably requested by any Borrower, the Collateral Agent or the Administrative Agent as will permit such payments to be made without withholding or deduction or at a reduced rate of withholding or deduction. In addition, any Lender, if reasonably requested by the Borrowers, the Collateral Agent or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by any Borrower, the Collateral Agent or the Administrative Agent as will enable the Borrowers, the Collateral Agent or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Borrowers, the Collateral Agent and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower, the Collateral Agent or the Administrative Agent), an executed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall deliver to the Borrowers, the Collateral Agent and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower, the Collateral Agent or the Administrative Agent), whichever of the following is applicable:
(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, an executed IRS Form W-8BEN, IRS Form W-8BEN-E or applicable successor form establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, an IRS Form W-8BEN or IRS Form W-8BEN-E or any applicable successor form establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)    an executed IRS Form W-8ECI;
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, is not a “10 percent shareholder” of any Borrower (or, for any period during which any Borrower is a disregarded entity for U.S. federal income tax purposes, the sole regarded owner of such Borrower) within the meaning of Section 881(c)(3)(B) of the Code, and is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed IRS Form W-8BEN, IRS Form W-8BEN-E or applicable successor form; or
(iv)    to the extent a Foreign Lender is not the beneficial owner, an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W- 8BEN-E or applicable successor form, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers, the Collateral Agent and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower, the Collateral Agent or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the relevant Borrower, the Collateral Agent or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    each Lender shall deliver to the Borrowers, the Collateral Agent and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by any Borrower, the Collateral Agent or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by any Borrower, the Collateral Agent or the Administrative Agent as may be necessary for the relevant Borrower, the Collateral Agent and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall timely update such form or certification or promptly notify the Borrowers, the Collateral Agent and the Administrative Agent in writing of its legal inability to do so.
(E)    The Administrative Agent shall deliver to the Borrowers an electronic copy of the following documentation prescribed in the following clauses (i) or (ii), as applicable, upon becoming a party under this Agreement: (i) an IRS Form W-9 or (ii) a U.S. branch withholding certificate on IRS Form W-8IMY or any successor thereto evidencing its agreement with each Borrower to be treated as a U.S. Person (with respect to amounts received on account of any Lender) for U.S. federal withholding purposes and IRS Form W-8ECI (with respect to amounts received on its own account).
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion, acting in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.03 (including by the payment of additional amounts pursuant to this Section 3.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Designation of a Different Lending Office. Upon the occurrence of any event giving rise to the Borrowers’ obligation to pay reimbursement or compensation to the Lender pursuant to this

Section 3.03, the Lender will, if requested by any Borrower (or the Portfolio Manager on behalf of the Borrowers), use commercially reasonable efforts (subject to the overall policy considerations of the Lender) to designate a different lending office if such designation would reduce or obviate the obligations of the Borrowers to make future payments of such additional amounts; provided that such designation is made on such terms that the Lender and its lending office suffer no unreimbursed cost or legal, financial or regulatory disadvantage (as reasonably determined by the Lender), with the object of avoiding future consequence of the event giving rise to the operation of such provision. The Borrowers agree to pay all reasonable costs and expenses incurred by the Lender in connection with such designation.
(i)    Survival. Each party’s obligations under this Section 3.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Financing Commitments, and the repayment, satisfaction or discharge of all obligations under any Credit Document.
ARTICLE IV
COLLECTIONS AND PAYMENTS
SECTION 4.01.    Proceeds Generally. Each Borrower shall notify the underlying administrative agent or paying agent, as applicable, with respect to each Portfolio Investment (other than any Portfolio Investment held in the form of a Participation Interest) owned by it to remit all amounts that constitute Interest or Principal Proceeds to its USD Pass-Through Collection Account; provided that proceeds denominated in Euro shall be deposited into the applicable Euro Pass-Through Collection Account and proceeds denominated in GBP shall be deposited into the applicable GBP Pass-Through Collection Account. To the extent proceeds are received other than by deposit into the applicable USD Pass-Through Collection Account, Euro Pass-Through Collection Account or GBP Pass-Through Collection Account, as applicable, such Borrower shall cause all proceeds on the Portfolio Investments to be deposited in the applicable USD Pass-Through Collection Account, Euro Pass-Through Collection Account or GBP Pass-Through Collection Account, as applicable, or remitted to the Collateral Agent, and the Collateral Agent shall credit (or cause to be credited) to the applicable USD Pass-Through Collection Account, Euro Pass-Through Collection Account or GBP Pass-Through Collection Account, as applicable, all proceeds received by it immediately upon receipt thereof in accordance with the written direction of the Portfolio Manager (or, following the occurrence and continuance of an Event of Default, the Administrative Agent). Amounts in the Pass-Through Collection Account shall be held uninvested.
SECTION 4.02.    Interest and Principal Proceeds.
(a)    Any Interest Proceeds denominated in USD and received into the USD Pass-Through Collection Account shall upon identification as Interest Proceeds be credited to the USD Interest Collection Account; provided that Interest Proceeds denominated in Euro shall be deposited into the applicable Euro Interest Collection Account and Interest Proceeds denominated in GBP shall be deposited into the applicable GBP Interest Collection Account. To the extent Interest Proceeds are received other than by deposit into the applicable USD Interest Collection Account, Euro Interest Collection Account or GBP Interest Collection Account, as applicable, such Borrower shall cause all Interest Proceeds on the Portfolio Investments to be deposited in the applicable USD Interest Collection Account, Euro Interest Collection Account or GBP Interest Collection Account, as applicable, or remitted to the Collateral Agent, and the Collateral Agent shall credit (or cause to be credited) to the applicable USD Interest Collection Account, Euro Interest Collection Account or GBP Interest Collection Account, as applicable, all Interest Proceeds received by it immediately upon receipt thereof in accordance with the written direction of the Portfolio Manager (or, following the occurrence and continuance of an Event of Default, the Administrative Agent).

Interest Proceeds shall be retained in the applicable USD Interest Collection Account, Euro Interest Collection Account or GBP Interest Collection Account, as applicable, and held in cash and/or, in the case of the USD Interest Collection Accounts, invested (and reinvested) at the written direction of the applicable Borrower (or the Portfolio Manager on its behalf) delivered to the Collateral Agent in dollar- denominated Cash Equivalents selected by the Portfolio Manager (unless an Event of Default has occurred and is continuing, in which case, selected by the Administrative Agent) (“Eligible Investments”). Eligible Investments shall mature no later than the end of the then-current Calculation Period. In the absence of any direction from the Portfolio Manager or the Administrative Agent, as applicable, amounts held in such account shall be invested in the Standby Eligible Investment.
Interest Proceeds on deposit in the USD Interest Collection Accounts shall be withdrawn by the Collateral Agent (at the written direction of the applicable Borrower or the Portfolio Manager (or, following the occurrence and continuance of an Event of Default, the Administrative Agent)) and applied to make payments in accordance with this Agreement or to make Permitted Distributions as permitted by this Agreement. Interest Proceeds on deposit in the Euro Interest Collection Accounts and the GBP Interest Collection Accounts shall be withdrawn in accordance with Section 4.06 and deposited into the applicable USD Interest Collection Account for application as specified above.
(b)    Any Principal Proceeds denominated in USD and received into the USD Pass-Through Collection Account shall upon identification as Principal Proceeds be credited to the USD Principal Collection Account; provided that Principal Proceeds denominated in Euro shall be deposited into its Euro Principal Collection Account and Principal Proceeds denominated in GBP shall be deposited into its GBP Principal Collection Account. To the extent Principal Proceeds are received other than by deposit into the applicable USD Principal Collection Account, Euro Principal Collection Account or GBP Principal Collection Account, such Borrower shall cause all Principal Proceeds received on the Portfolio Investments to be deposited in the applicable USD Principal Collection Account, Euro Principal Collection Account or GBP Principal Collection Account, as applicable, or remitted to the Collateral Agent, and the Collateral Agent shall credit (or cause to be credited) to the applicable USD Principal Collection Account, Euro Principal Collection Account or GBP Principal Collection Account, as applicable, all Principal Proceeds received by it immediately upon receipt thereof in accordance with the written direction of the Portfolio Manager (or, following the occurrence and continuance of an Event of Default, the Administrative Agent).
All Principal Proceeds shall be retained in the applicable USD Principal Collection Account, Euro Principal Collection Account or GBP Principal Collection Account, as applicable, and held in cash and/or, in the case of the USD Principal Collection Accounts, invested (and reinvested) at the written direction of the Administrative Agent in Eligible Investments selected by the Portfolio Manager (unless an Event of Default has occurred and is continuing, in which case, selected by the Administrative Agent). All investment income on such Eligible Investments shall constitute Interest Proceeds. In the absence of any direction from the Portfolio Manager or the Administrative Agent, as applicable, amounts held in such account shall be invested in the Standby Eligible Investment.
Principal Proceeds on deposit in the USD Principal Collection Accounts shall be withdrawn by the Collateral Agent (at the written direction of the applicable Borrower or the Portfolio Manager (or, following the occurrence and continuance of an Event of Default, the Administrative Agent)) and applied (i) to make payments in accordance with this Agreement, (ii) towards the purchase price of Portfolio Investments purchased in accordance with this Agreement, in each case with prior notice to the Administrative Agent, and/or (iii) to make Permitted Distributions as permitted by this Agreement. Principal Proceeds on deposit in the Euro Principal Collection Accounts or the GBP Principal Collection Accounts shall be withdrawn in accordance with Section 4.06 and deposited into the applicable USD Principal Collection Account for application as specified above.

SECTION 4.03.    Principal and Interest Payments; Prepayments; Commitment Fee.
(a)    The Borrowers, on a joint and several basis, shall pay in accordance with section 4.06 the unpaid principal amount of the Advances (together with accrued interest thereon) to the Administrative Agent for the account of each Lender on the Maturity Date in accordance with the Priority of Payments and any and all cash in the Collateral Accounts shall be applied to the satisfaction of the Secured Obligations on the Maturity Date and on each Additional Distribution Date in accordance with the Priority of Payments.
(b)    Accrued interest on the Advances shall be payable by the Borrowers on a joint and several basis in arrears on each Interest Payment Date, each Additional Distribution Date and on the Maturity Date in accordance with the Priority of Payments and Section 4.06 of this Agreement; provided that (i) interest accrued pursuant to the first proviso to Section 3.01(b) shall be payable on demand and (ii) in the event of any repayment or prepayment of any Advances, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.
(c)    Subject to the requirements of this Section 4.03(c), the Borrowers shall have the right from time to time to prepay outstanding Advances in whole or in part (i) on any Business Day following the date on which Barclays or its Affiliate no longer acts as Administrative Agent, (ii) in connection with a Borrowing Base Cure or Cash Sweep Event, (iii) using proceeds received from the prepayment or repayment of Portfolio Investments or (iv) otherwise up to but not more than three (3) times (or such greater number of times as the Administrative Agent consents to in writing (including via email) in its sole discretion, acting in good faith) during any Calculation Period; provided that, at the request of any Lender in respect of any prepayment on a date other than an Interest Payment Date or pursuant to subclause (iii) above, such Lender shall be entitled to any costs incurred in respect of the breakage of its funding at the applicable rate for the related Calculation Period. The Borrowers shall notify the Administrative Agent, the Collateral Agent and the Collateral Administrator by electronic mail of an executed notice in the form of Exhibit B hereto (a “Notice of Prepayment or Reduction”) (attached as a .pdf or similar file) of any prepayment pursuant to Section 4.03(c)(i) or Section 4.03(c)(iii) not later than 5:00 p.m., New York City time, five (5) Business Days before the date of prepayment. Each Notice of Prepayment or Reduction shall be irrevocable and shall specify the prepayment date and the principal amount of the Advances to be prepaid. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Except in connection with a Borrowing Base Cure, each partial prepayment of outstanding Advances shall be in an amount not less than U.S.$500,000. Prepayments shall be accompanied by accrued and unpaid interest.
(d)    The Borrowers agree to pay to the Administrative Agent, for the account of each Lender (other than a Defaulting Lender), a commitment fee in accordance with the Priority of Payments which shall accrue at the average daily Commitment Fee Rate during the period from and including the Effective Date to but excluding the last day of the Availability Period on the lesser of (i) the average daily unused amount of the Financing Commitment of such Lender and (ii) the then-current Commitment minus the Minimum Funding Amount. Accrued commitment fees shall be payable in arrears on each Interest Payment Date, and on the date on which the Financing Commitments terminate. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For the avoidance of doubt, no commitment fee shall accrue on the unused amount of any increase in the Financing Commitment resulting from a Commitment Increase Request until the related Commitment Increase Date.
(e)    The Borrowers agree to pay the Administrative Agent for the account of each Lender an upfront fee, if any, specified in a written agreement between the Administrative Agent and the

Borrowers (the “Upfront Fee”) on the Effective Date. Once paid, such fee or any part thereof shall not be refundable under any circumstances.
(f)    In addition, if the Scheduled Termination Date is extended by the delivery of one or more Extension Requests and a related Extension Approval, on or prior to the Scheduled Termination Date as in effect immediately prior to the applicable extension, the Borrowers agree to pay the Administrative Agent, for the account of each Lender, a fee in the aggregate amount specified in the Effective Date Letter. Once paid, such fees or any part thereof shall not be refundable under any circumstances.
(g)    Without limiting Section 4.03(c), the Borrowers, on a joint and several basis, shall (1) prepay outstanding Advances in whole or in part on any date as set forth in Section 8.01(i), (2) following the Availability Period, repay outstanding Advances using all available Principal Proceeds pursuant to the Priority of Payments, (3) following the occurrence and during the continuance of a Cash Sweep Event, repay outstanding Advances using available Principal Proceeds and Interest Proceeds pursuant to the Priority of Payments and (4) not later than 15 Business Days following the date after the end of the Availability Period on which the Financing Commitments have been reduced to 25% of the Financing Commitment as of the last day of the Availability Period, prepay all outstanding Advances. All such prepayments shall be accompanied by accrued and unpaid interest.
SECTION 4.04.    Borrowing Base Account.
(a)    Each Borrower shall cause all cash received by it in connection with a Borrowing Base Cure to be deposited in the Borrowing Base Account or remitted to the Collateral Agent as received by such Borrower, and the Collateral Agent shall credit to the Borrowing Base Account such amounts received by it (and identified in writing as such) immediately upon receipt thereof. Prior to the Maturity Date, all cash amounts in the Borrowing Base Account shall be invested in overnight Eligible Investments at the written direction of the Portfolio Manager with the written consent (including via email) of the Administrative Agent. In the absence of any direction from the Portfolio Manager with the consent of the Administrative Agent as specified above, amounts held in such account shall be invested in the Standby Eligible Investment. All amounts contributed to any Borrower by the Parent or any equity owner thereof in connection with a Borrowing Base Cure shall be paid free and clear of any right of chargeback or other equitable claim.
(b)    Amounts on deposit in the Borrowing Base Account may be withdrawn by the Collateral Agent (at the written direction of the applicable Borrower or the Portfolio Manager on its behalf (or, following the occurrence and during the continuance of an Event of Default, the Administrative Agent)) and remitted to the Borrower or applied as a Permitted Distribution with prior notice to the Administrative Agent (or, following the occurrence of an Event of Default and the declaration of the Advances then outstanding to be due and payable pursuant to Article VII, and at the written direction of the Administrative Agent, to the Lenders for prepayment of Advances and reduction of Financing Commitment); provided that no Borrower nor the Portfolio Manager may direct any withdrawal from a Borrowing Base Account if the Borrowing Base Ratio is greater than the Facility Advance Rate minus 5.0% (or would be greater after such withdrawal).
SECTION 4.05.    Priority of Payments. On (w) each Interest Payment Date, (x) the Maturity Date (subject to Section 4.03(a)) and (y) each Agent Business Day after the occurrence of an Event of Default and the declaration of the Secured Obligations as due and payable (each date set forth in this clause (y), an “Additional Distribution Date”), the Collateral Agent shall distribute all amounts in the applicable USD Interest Collection Accounts and the USD Principal Collection Accounts in the following order of priority (the “Priority of Payments”):

(i)    With respect to each Interest Payment Date and amounts on deposit in the USD Interest Collection Accounts:
(a)    to pay (1) first, amounts due or payable to the Collateral Agent, the Collateral Administrator and the Securities Intermediary hereunder and under the other Credit Documents (including fees, out-of-pocket expenses and indemnities) up to a maximum amount under this subclause (a)(1) and subclause (ii)(a) of U.S.$50,000 on each Interest Payment Date; provided, however, that, upon the commencement of the exercise of remedies following the acceleration of the Secured Obligations in accordance with Article VII of this Agreement, costs and expenses of the Collateral Agent, the Collateral Administrator, the Document Custodian and the Securities Intermediary relating to or arising out of the exercise of such remedies shall not be subject to such maximum amount and (2) second, any other accrued and unpaid fees (other than the commitment fee payable to the Lenders) and out-of-pocket expenses, including Borrower Joinder Fees not covered in subclause (a)(1) above (with respect to any such Borrower Joinder Fees, up to a maximum of U.S.$20,000 on each Interest Payment Date), indemnities due hereunder or under any other Credit Document (other than the Portfolio Management Agreements) or payable to any Governmental Authority in respect of Taxes payable by the Borrowers or filing, registration or similar fees, up to a maximum amount under this clause (a) and clause (ii)(a) below of U.S.$100,000 on each Interest Payment Date;
(b)    to pay interest due in respect of the Advances and any increased costs and commitment fees payable to the Lenders (pro rata based on amounts due);
(c)    to the extent not paid pursuant to clause (ii) below, to pay all prepayments and repayments of the Advances permitted or required under this Agreement (including any applicable premium in the event of a contemporaneous commitment reduction for which such a premium is payable pursuant to Section 4.07(a));
(d)    to pay all amounts set forth in subclause (a) above not paid due to the limitation set forth therein;
(e)    to make any Permitted Distributions directed pursuant to this Agreement; and
(f)    to deposit any remaining amounts in a USD Principal Collection Account as Principal Proceeds or a USD Interest Collection Account as Interest Proceeds, at the election of the Portfolio Manager on behalf of the Borrowers.
(ii)    With respect to each Interest Payment Date and amounts on deposit in the applicable USD Principal Collection Accounts:
(a)    to pay the amounts set forth in clause (i)(a) above, but only to the extent not paid in full thereunder;
(b)    to pay interest due in respect of the Advances and any increased costs payable to the Lenders (pro rata based on amounts due), but only to the extent not paid in full under clause (i)(b) above;
(c)    to pay all prepayments and repayments of the Advances permitted or required under this Agreement (including any applicable premium in the event of a contemporaneous commitment reduction for which such a premium is payable pursuant to Section 4.07(a));

(d)    (i) prior to the end of the Availability Period, at the direction of the Portfolio Manager, to fund the applicable Unfunded Exposure Accounts up to the Unfunded Exposure Amount and (ii) after the Availability Period, to fund the applicable Unfunded Exposure Accounts up to the Unfunded Exposure Amount;
(e)    to pay all amounts set forth in subclause (a) above not paid due to the limitation set forth therein;
(f)    to make any Permitted Distributions directed pursuant to this Agreement; and
(g)    to deposit any remaining amounts in the USD Principal Collection Account as Principal Proceeds.
(iii)    With respect to the Maturity Date and each Additional Distribution Date and amounts on deposit in the applicable USD Interest Collection Accounts and the USD Principal Collection Accounts:
(a)    to pay (1) first, amounts due or payable to the Collateral Agent, the Collateral Administrator and the Securities Intermediary hereunder and under the other Credit Documents (including fees, out-of-pocket expenses and indemnities) up to a maximum amount under this subclause (1) of U.S.$50,000 on the Maturity Date and each Additional Distribution Date (after giving effect to all payments of such amounts on any other Additional Distribution Date or Interest Payment Date occurring in the same calendar quarter); provided, however, that, upon the commencement of the exercise of remedies following the acceleration of the Secured Obligations in accordance with Article VII of this Agreement, costs and expenses of the Collateral Agent, the Collateral Administrator and the Securities Intermediary relating to or arising out of the exercise of such remedies shall not be subject to such maximum amount and (2) second, any other accrued and unpaid fees and out-of-pocket expenses, including indemnities due hereunder or under any other Credit Document (other than the Portfolio Management Agreements) or payable to any Governmental Authority in respect of Taxes payable by the Borrowers or filing, registration or similar fees, up to a maximum amount under this clause (a) of U.S.$100,000 on the Maturity Date and each Additional Distribution Date (after giving effect to all payments of such amounts on any other Additional Distribution Date or Interest Payment Date occurring in the same calendar quarter);
(b)    to pay interest due in respect of the Advances and any increased costs payable to the Lenders (pro rata based on amounts due);
(c)    to pay principal of the Advances until the Advances are paid in full;
(d)    to pay all amounts set forth in clause (a) above not paid due to the limitation set forth therein; and
(e)    any remaining amounts to the Borrowers.
SECTION 4.06.    Payments Generally. (a) All payments to the Lenders or the Administrative Agent shall be made to the Administrative Agent at the account designated in writing to the relevant Borrowers and the Collateral Agent for further distribution by the Administrative Agent (if applicable). The Administrative Agent shall give written notice to the Collateral Agent and the Collateral Administrator (on which the Collateral Agent and the Collateral Administrator may conclusively rely) and the Portfolio Manager of the calculation of amounts payable to the Lenders in respect of the Advances and the amounts payable to the Portfolio Manager. At least two (2) Business Days prior to each Interest Payment

Date, the Administrative Agent shall deliver an invoice to the Portfolio Manager, the Collateral Agent and the Collateral Administrator in respect of the interest due on such Interest Payment Date. All payments not made to the Administrative Agent for distribution to the Lenders shall be made as directed in writing by the Administrative Agent. Subject to Section 3.03 hereof, all payments by the relevant Borrowers hereunder shall be made without setoff or counterclaim. All payments hereunder shall be made in USD. All interest calculated using the Reference Rate hereunder shall be computed on the basis of a year of 360 days and all interest calculated using the Base Rate hereunder shall be computed on the basis of a year of 365 days in each case, payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    At least two (2) Business Days prior to each Interest Payment Date, the Maturity Date and any Additional Distribution Date, the relevant Borrowers or the Portfolio Manager on their behalf shall exchange (or shall cause the Collateral Agent to exchange) all amounts in each of the Euro Interest Collection Account, the GBP Interest Collection Account, the Euro Principal Collection Account and the GBP Principal Collection Account for USD and deposit such converted amounts into the USD Interest Collection Account and the USD Principal Collection Account, respectively. Each such exchange shall be made at the applicable Spot Rate at the time of conversion. If for any reason a Borrower shall have failed to effect any such currency exchange by the Business Day prior to the applicable Interest Payment Date, the Maturity Date or the applicable Additional Distribution Date, then the Administrative Agent shall be entitled to (but shall not be obligated to) direct such currency exchange on behalf of the applicable Borrower.
(c)    At any time following the occurrence and during the continuance of an Event of Default, the Administrative Agent may in its sole discretion direct the Collateral Agent to exchange all amounts in each of the Euro Interest Collection Account, the GBP Interest Collection Account, the Euro Unfunded Exposure Account, the GBP Unfunded Exposure Account, the Euro Principal Collection Account and/or the GBP Principal Collection Account for USD at the applicable Spot Rate and deposit such converted amounts into the USD Interest Collection Account, the USD Unfunded Exposure Account and the USD Principal Collection Account, respectively.
(d)    Amounts on deposit in each Borrower’s USD Interest Collection Account and the USD Principal Collection Account shall be applied pursuant to Section 4.05 on each applicable date first to pay interest and principal in respect of Advances incurred by such Borrower and costs (including increased costs) and expenses incurred in connection therewith and, if there is a shortfall in respect of any amount that is payable to any Lender or any other Secured Party pursuant to the Priority of Payments on such date when applied to any specific Borrower, any remaining amounts in any other Borrower’s USD Interest Collection Account or USD Principal Collection Account shall be applied to pay such shortfall.
SECTION 4.07.    Termination or Reduction of Financing Commitments.
(a)    The Borrowers shall be entitled at their option, subject to the payment of any applicable premium described in the immediately succeeding paragraph, and upon five (5) Business Days’ prior delivery of a Notice of Prepayment or Reduction to the Administrative Agent (with a copy to the Collateral Agent and the Collateral Administrator) to either (i) terminate the Financing Commitments in whole upon payment in full of all Advances, all accrued and unpaid interest and all other Secured Obligations (other than unmatured contingent indemnification and reimbursement obligations) or (ii) reduce in part the portion of the Financing Commitments that exceeds the sum of the outstanding Advances.
Each commitment reduction (or termination) pursuant to this Section 4.07(a) that is made during the Premium Call Period (except in connection with a Cash Sweep Event or a Borrowing Base Cure or in accordance with Section 3.01(f)(vi) or Section 3.01(h)(ii)), whether in full or in part shall be accompanied by a premium equal to 1.0% of the principal amount by which the Financing Commitments are reduced. Upon the occurrence of an Event of Default and a declaration by the Administrative Agent that the Secured Obligations are due and payable during the Premium Call Period, the Borrowers shall pay to the Administrative Agent, for the account of each Lender, a premium of 1.0% of the outstanding Financing Commitments.
(b)    The Financing Commitments shall be automatically and irrevocably reduced by all amounts that are used to prepay or repay Advances following the occurrence of an Event of Default.
(c)    [Reserved].
(d)    All unused Financing Commitments as of the last day of the Availability Period shall automatically be terminated.
(e)    The Financing Commitments shall be irrevocably reduced by the amount of any repayment or prepayment of Advances following the last day of the Availability Period.
ARTICLE V
THE PORTFOLIO MANAGER
SECTION 5.01.    Appointment and Duties of the Portfolio Manager. The parties hereto acknowledge and agree that each of the Borrowers has appointed the Portfolio Manager as its portfolio manager pursuant to the applicable Portfolio Management Agreement to perform the investment management functions of such Borrower set forth herein and in such Portfolio Management Agreement, and the Portfolio Manager has accepted such appointments. The Portfolio Manager agrees to comply with all covenants and restrictions imposed on the Borrowers herein and in each other Credit Document.
SECTION 5.02.    Portfolio Manager Representations as to Eligibility Criteria; Etc. The Portfolio Manager represents to the other parties hereto that as of the Trade Date for each Portfolio Investment purchased (a) such Portfolio Investment meets all of the applicable Eligibility Criteria (unless otherwise consented to by the Administrative Agent) and, except as otherwise permitted hereunder, the Concentration Limitations shall be satisfied and (b) all of the information contained in the related Approval Request is true, correct and complete in all material respects; provided that, to the extent any such information was furnished to the applicable Borrower by any third party, such information is as of its delivery date true, complete and correct in all material respects to the knowledge of the Portfolio Manager.
SECTION 5.03.    Limitation of Liability; Indemnification.
The Portfolio Manager shall indemnify and hold harmless the Borrowers, the Agents, the Collateral Administrator, the Securities Intermediary and the Lenders and their respective affiliates, directors, officers, stockholders, partners, agents, employees and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, demands, damages or liabilities of any kind, including legal fees and disbursements (collectively, “Liabilities”), and shall reimburse each such Indemnified Person on a current basis for all reasonable and documented expenses (including reasonable and documented fees and disbursements of counsel), incurred by such Indemnified Person in connection with investigating, preparing, responding to or defending any investigative, administrative, judicial or regulatory action, suit, claim or proceeding, in each case solely to the extent (1) arising out of any acts or omissions of the Portfolio Manager constituting bad faith, willful misconduct or gross negligence in the performance of the duties of the Portfolio Manager under this Agreement or any Portfolio Management Agreement or (2) arising out of a breach of its obligations or duties or any covenants, representations or warranties under this Agreement or any Portfolio Management Agreement, any other Credit Document or any transaction contemplated hereby or thereby (and regardless of whether or not any such transactions are consummated); except to the extent

(A) the Borrowers shall have paid such Liabilities hereunder or (B) any such Liability (x) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person, any of its Affiliates or the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing or (y) results from the performance of the Portfolio Investments (including Liabilities that represent losses from Portfolio Investments due to the related obligor’s financial inability to pay). In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Portfolio Manager, any of the Portfolio Manager’s equityholders or creditors, an Indemnified Person or any other Person, whether or not an Indemnified Person is otherwise a party hereto. The Portfolio Manager shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is a party (or, in the case of a threatened proceeding, could reasonably have been expected to be a party if such proceeding had been brought) and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement (i) does not include a statement as to or admission of, fault, culpability or a failure to act by or on behalf of any such Indemnified Person, and (ii) includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding. In no case shall the Portfolio Manager be responsible for any Indemnified Person’s lost revenues or lost profits or for any indirect, special, punitive or consequential damages.
This Section 5.03 shall survive the termination of this Agreement and the repayment of all amounts owing to the Secured Parties hereunder.
ARTICLE VI
REPRESENTATIONS, WARRANTIES AND COVENANTS
SECTION 6.01.    Representations and Warranties. Each of the Borrowers (and, with respect to clauses (a) through (e), (l), (n)(x), (n)(y), (o), (t) and (z), the Portfolio Manager) represents to the other parties hereto solely with respect to itself that as of the date hereof, the Effective Date and each Trade Date (or as of such other date as maybe expressly set forth below):
(a)    it is duly organized, registered or incorporated, as the case may be, and validly existing under the laws of the jurisdiction of its organization, formation, registration, or incorporation and has all requisite power and authority to execute, deliver and perform this Agreement and each other Credit Document to which it is or may become a party and to consummate the transactions herein and therein contemplated;
(b)    the execution, delivery and performance of this Agreement and each such other Credit Document, and the consummation of the transactions contemplated therein have been duly authorized by it and this Agreement and each other Credit Document to which it is or may become a party constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms (subject to (A) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally, (B) equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law and (C) implied covenants of good faith and fair dealing);
(c)    the execution, delivery and performance of this Agreement and each other Credit Document to which it is or may become a party and the consummation of such transactions do not conflict with the provisions of its governing instruments and, except where such violation would not reasonably be expected to have a Material Adverse Effect, will not violate in any material way any provisions of Applicable Law or regulation or any applicable order of any court or regulatory body and will not result in the material breach of, or constitute a default, or require any consent, under any material agreement, instrument or document to which it is a party or by which it or any of its property may be bound or affected;
(d)    it is not subject to any Adverse Proceeding;
(e)    it has obtained all consents and authorizations (including all required consents and authorizations of any Governmental Authority) that are necessary or advisable to be obtained by it in connection with the execution, delivery and performance of this Agreement and each other Credit Document to which it is or may become a party and each such consent and authorization is in full force and effect except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;
(f)    it is not required to register as an “investment company” as defined in the Investment Company Act of 1940, as amended;
(g)    it has not issued any securities that are or are required to be registered under the Securities Act of 1933, as amended, and it is not a reporting company under the Securities Exchange Act of 1934, as amended;
(h)    it has no Indebtedness other than (i) Indebtedness incurred under the terms of the Credit Documents, (ii) Indebtedness incurred in the ordinary course of business arising in connection with trade tickets for the purchase and sale of Portfolio Investments and (iii) if applicable, the obligation to make future payments under any Delayed Funding Term Loan or Revolving Loan;
(i)    [reserved];
(j)    as of the date of this Agreement and as of the Effective Date it is, and after giving effect to any Advance it will be, Solvent and it is not entering into this Agreement or any other Credit Document or consummating any transaction contemplated hereby or thereby with any intent to hinder, delay or defraud any of its creditors;
(k)    it is not in default under any other contract to which it is a party except where such default would not reasonably be expected to have a Material Adverse Effect on the Borrowers. For the purposes of this Section 6.01(k), a default under another contract will not be deemed to have a Material Adverse Effect on the Borrowers if the indebtedness under such other contract is not greater than or equal to one million dollars ($1,000,000);
(l)    it has complied in all material respects with all Applicable Laws, judgments, agreements with governmental authorities, decrees and orders with respect to its business and properties and the Portfolio, except where noncompliance would not reasonably be expected to have a Material Adverse Effect;
(m)    (1) it does not have any Subsidiaries or own any Investments in any Person other than the Portfolio Investments or Investments (x) constituting Eligible Investments (as measured at their time of acquisition), (y) acquired by such Borrower with the approval of the Administrative Agent, or (z) those such Borrower shall have acquired or received as a distribution in connection with a workout, bankruptcy, foreclosure, restructuring or similar process or proceeding involving a Portfolio Investment or any issuer thereof and (2) the Credit Documents represent all of the material agreements between the Portfolio Manager and the Parent, on the one hand, and the Borrowers, on the other;
(n)    (x) it has disclosed to the Administrative Agent all material agreements, instruments and corporate or other restrictions to which it is subject, and all other matters actually known to it that,

individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (y) no information (other than projections, forward-looking information, general economic data or industry information) heretofore furnished by or on behalf of the Borrowers in writing to the Administrative Agent or any Lender in connection with this Agreement or any transaction contemplated hereby (after taking into account all updates, modifications and supplements to such information) contains (or, to the extent any such information was furnished by a third party or relates to a third party, to the Borrower’s knowledge contains), when taken as a whole, as of its delivery date, any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading and (z) as of the Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects;
(o)    all of the conditions to the acquisition of the Portfolio Investments specified in Section 1.03 have been satisfied or waived;
(p)    the Borrower has timely filed all Tax returns required by Applicable Law to have been filed by it; all such Tax returns are true and correct in all material respects; and the Borrower has paid or withheld (as applicable) all Taxes owing or required to be withheld by it (if any) shown on such Tax returns, except, in each case (x) any such Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside in accordance with GAAP on its books and records or (y) to the extent that the failure to pay, withhold or file would not reasonably be expected to result in a Material Adverse Effect;
(q)    it is a disregarded entity or a partnership for U.S. federal income tax purposes and has not taken any action or actions that would cause it to be classified, taxed or treated as a corporation or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes (including transferring interests in the Borrower on or through an established securities market or secondary market (or the substantial equivalent thereof), within the meaning of Section 7704(b) of the Code (and Treasury regulations thereunder));
(r)    [reserved];
(s)    prior to the date hereof, the Borrower has not engaged in any business operations or activities other than as an ownership entity for Portfolio Investments and similar Loan or debt obligations and activities incidental thereto;
(t)    neither it nor any of its Affiliates is (i) the subject or target of Sanctions; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the PATRIOT Act as warranting special measures due to money laundering concerns. It is in compliance with all applicable Sanctions and also in compliance with all applicable provisions of the PATRIOT Act;
(u)    it has implemented and maintains in effect policies and procedures designed to ensure compliance by such Borrower, its agents and their respective directors, managers, officers and employees (as applicable) with Anti-Corruption Laws and applicable Sanctions, and such Borrower and its officers and directors and, to its knowledge, its employees, shareholders and agents are in compliance with

Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in such Borrower being designated as a Sanctioned Person. None of (i) the Borrower or its directors, officers or managers or (ii) to the knowledge of the Borrower, any director, manager, employee or agent of the Borrower that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person;
(v)    it has good and marketable title to all Portfolio Investments and other Collateral free of any Liens (other than Permitted Liens) and no effective financing statement or other instrument similar in effect (other than with respect to Permitted Liens) naming or purportedly naming the Borrower as debtor and covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Collateral Agent as “Secured Party” pursuant hereto, or which has been terminated;
(w)    the Borrower is not relying on any advice (whether written or oral) of any Lender, Agent or any of their respective Affiliates in connection with the Credit Documents or the transactions contemplated thereby;
(x)    there are no judgments for Taxes with respect to the Borrower and no claim is being asserted with respect to the Taxes of the Borrower, except to the extent that any such claim is being contested in compliance with clause (p) above;
(y)    upon the making of each Advance, the Collateral Agent, for the benefit of the Secured Parties, will have acquired a perfected, first priority and valid security interest (except, as to priority, for any Permitted Liens) in the Collateral acquired with the proceeds of such Advance, free and clear of any adverse claim (other than Permitted Liens) or restrictions on transferability;
(z)    the Portfolio Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended;
(aa)    with respect to any Affiliate Obligation, (i) no claim for equitable subordination, lender liability or any similar equitable relief under the Bankruptcy Code, any other applicable bankruptcy or insolvency law or any other applicable law, rule or regulation has been brought by any of the lenders in respect of the Affiliate Obligation against the sponsor(s) of the obligor in respect of the Affiliate Obligation, any Borrower, any Parent or any of their respective Affiliates (including, without limitation, in their respective capacities as lenders), (ii) none of the Borrowers, nor all of the Borrowers in the aggregate, constitute a “required lender” under any Underlying Instrument for purposes of determining if the requisite percentage of lenders thereunder have consented to any amendment, modification, waiver or other action with respect to the terms of such Underlying Instrument or other transaction document related to such Affiliate Obligation, or directed any agent or lender under such Underlying Instrument to take (or refrain from taking) any action under such Underlying Instrument or related transaction document and (iii) none of the Borrowers, Parents, or any of their Affiliates serve as administrative agent or equivalent role under any Underlying Instrument (unless otherwise consented to by the Administrative Agent);
(bb)    no ERISA Event has occurred; and
(cc)    all proceeds of the Advances will be used by the Borrower only in accordance with the provisions of this Agreement. No part of the proceeds of any Advance will be used by the Borrower to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock. Neither the making of any Advance nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve Board. No Advance is secured, directly or indirectly, by Margin Stock, and the Collateral does not include Margin Stock.

SECTION 6.02.    Covenants of the Borrowers and the Portfolio Manager. Each Borrower (and, with respect to clauses (e), (g), (k), (o), (r), (gg) and (hh), the Portfolio Manager):
(a)    shall at all times: (i) ensure that in respect of such Borrower either (A) the respective General Partner maintains at least one independent director or independent manager (who is in the business of serving as an independent director or independent manager) or (B) such Borrower shall maintain its special limited partner pursuant to the terms of its limited partnership agreement, as applicable; (ii) maintain its own separate books and records and bank accounts; (iii) hold itself out to the public and all other Persons as a legal entity separate from the relevant Parent(s) and any other Person, other than, its respective General Partner (as applicable) (provided that this clause (iii) shall not bind its position for Tax purposes); (iv) [reserved]; (v) file its own Tax returns (to the extent it is not a disregarded entity for Tax purposes), and pay any Taxes so required to be paid under Applicable Law, except for those Taxes being contested in good faith by appropriate proceedings and in respect of which it has established proper reserves on its books in accordance with GAAP or the failure of which to file or pay could not reasonably be expected to have a Material Adverse Effect; (vi) not commingle its assets with the assets of any other Person; (vii) conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence (provided that this clause (vii) shall not bind its position for Tax purposes); (viii) maintain separate financial statements except to the extent that its financial and operating results are consolidated with those of the BXHF Entity in consolidated financial statements; provided that all audited financial statements of the BXHF Entity that are consolidated to include the Borrower will contain detailed notes clearly stating that (1) all of the Borrower’s assets are owned by the Borrower (or, where such Borrower is a Cayman Islands exempted limited partnership, its respective General Partner on statutory trust for such Borrower) and (2) the Borrower is a separate legal entity (except with respect to any Borrower which is a Cayman Islands exempted limited partnership) (provided that this clause (viii) shall not bind its position for Tax purposes); (ix) pay its own liabilities only out of its own funds; (x) maintain an arm’s length relationship with the relevant Parent(s) and each of its other respective Affiliates (provided that this clause (x) shall not bind its position for Tax purposes); (xi) not hold out its credit or assets as being available to satisfy the obligations of others; (xii) allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including for shared office space; (xiii) use separate stationery, invoices and checks; (xiv) except as expressly permitted by this Agreement, not pledge its assets as security for the obligations of any other Person; (xv) correct any known misunderstanding regarding its separate identity (provided that this clause (xv) shall not bind its position for Tax purposes); (xvi) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities and pay its operating expenses and liabilities from its own assets; (xvii) not acquire the obligations or any securities of its Affiliates; (xviii) cause the directors, officers, agents and other representatives of the Borrower and the General Partner to act at all times with respect to the Borrower consistently and in furtherance of the foregoing and in the best interests of the Borrower; and (xix) cause the General Partner to maintain at least one independent member.
(b)    shall not (i) engage, directly or indirectly, in any business, other than the actions required or permitted to be performed under the preceding clause (a), including, other than with respect to any warrants, partnership or membership interests, options or other equity kickers received in connection with a Portfolio Investment, controlling the decisions or actions respecting the daily business or affairs of any other Person except as otherwise permitted hereunder (which, for the avoidance of doubt, shall not prohibit it from taking, or refraining to take, any action under or with respect to a Portfolio Investment); (ii) fail to be Solvent; (iii) release, sell, transfer, convey or assign any Portfolio Investment unless in accordance with the Credit Documents; (iv) except for capital contributions or capital distributions permitted under the terms and conditions of this Agreement and properly reflected on the books and records of the Borrower, enter into any transaction with an Affiliate of the Borrower except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s-length transaction; (v) identify itself as a department or division of any other Person; or (vi) own any asset or property other than the Collateral and the related assets and incidental personal property necessary for the ownership or operation of these assets.
(c)    [reserved];
(d)    shall not create, incur, assume or suffer to exist any Indebtedness other than (i) Indebtedness incurred under the terms of the Credit Documents, (ii) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Credit Documents and (iii) if applicable, the obligation to make future payments under any Delayed Funding Term Loan or Revolving Loan;
(e)    shall comply in all material respects with all Anti-Corruption Laws and applicable Sanctions and shall maintain in effect and enforce policies and procedures designed to ensure compliance, in all material respects, by the Borrower and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions;
(f)    shall not (1) amend any of its constituent documents or any document to which it is a party or (2) permit the General Partner to amend any of its constituent documents or any document to which it is a party, in each case, in any manner that would reasonably be expected to adversely affect the Lenders in any material respect without the prior written consent of the Administrative Agent;
(g)    shall not (A) permit the validity or effectiveness of this Agreement or any grant hereunder to be impaired, or permit the Lien of this Agreement to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to this Agreement, any other Credit Document or the Advances, except as may be expressly permitted hereby, (B) permit any Lien to be created on or extend to or otherwise arise upon or burden the Collateral or any part thereof, any interest therein or the proceeds thereof, in each case, other than Permitted Liens or (C) take any action that would cause the Lien of this Agreement not to constitute a valid perfected security interest in the Collateral that is of first priority, free of any adverse claim or the legal equivalent thereof, as applicable, except for Permitted Liens;
(h)    shall not, without the prior consent of the Administrative Agent, which consent may be withheld in the sole and absolute discretion of the Administrative Agent, enter into any hedge agreement;
(i)    shall not change its name, identity or entity structure in any manner that would make any financing statement or continuation statement filed by the Borrower (or by the Collateral Agent on behalf of the Borrower) in accordance with subsection (a) above materially misleading or change its jurisdiction of organization, formation, or registration, unless the Borrower shall have given the Administrative Agent and the Collateral Agent at least 30 days (or such shorter period as agreed to by the Administrative Agent in its sole discretion, acting in good faith) prior written notice thereof, and shall promptly file, or authorize the filing of, appropriate amendments to all previously filed financing statements and continuation statements (and shall provide a copy of such amendments to the Collateral Agent and Administrative Agent together with written confirmation to the effect that all appropriate amendments or other documents in respect of previously filed statements have been filed);
(j)    shall do or cause to be done all things reasonably necessary to (i) preserve and keep in full force and effect its existence as a limited partnership and take all reasonable action to maintain its rights, franchises, licenses and permits material to its business in the jurisdiction of its organization, formation, or registration, and (ii) qualify and remain qualified as a limited partnership in good standing in each jurisdiction in which such qualification is necessary to protect the validity and enforceability of the Credit Documents or any of the Collateral;

(k)    shall comply with all Applicable Law (whether statutory, regulatory or otherwise), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;
(l)    shall not merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, in each case, without the prior written consent of the Administrative Agent;
(m)    except for Investments permitted by Section 6.02(u)(C) and without the prior written consent of the Administrative Agent, shall not form, or cause to be formed, any Subsidiaries; or make or suffer to exist any Loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Affiliate or any other Person except investments as otherwise permitted herein and pursuant to the other Credit Documents;
(n)    shall conduct its affairs so that an ERISA Event does not occur;
(o)    except for the security interest granted hereunder and as otherwise permitted hereunder, shall not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on the Collateral or any interest therein (other than Permitted Liens), and the Borrower shall defend the right, title, and interest of the Collateral Agent (for the benefit of the Secured Parties) and the Lenders in and to the Collateral against all claims of third parties claiming through or under the Borrower (other than Permitted Liens);
(p)
(i)    shall promptly furnish to the Administrative Agent, and the Administrative Agent shall furnish to the Lenders, copies of the following financial statements, reports and information: (A) as soon as available, but in any event within 180 days after the end of each fiscal year of each respective Parent, a copy of the audited consolidated balance sheet of such Parent and its consolidated Subsidiaries as at the end of such year, the related consolidated statements of income for such year and the related consolidated statements of changes in net assets and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year; (B) as soon as available and in any event within 60 days after the end of each fiscal quarter of each fiscal year (other than the last fiscal quarter of each fiscal year), an unaudited consolidated balance sheet of each respective Parent and its consolidated Subsidiaries as of the end of such fiscal quarter and including the prior comparable period (if any), and the unaudited consolidated statements of income of such Parent and its consolidated Subsidiaries for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, and the unaudited consolidated statements of cash flows of such Parent and its consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter; and (C) from time to time, such other information or documents (financial or otherwise) as the Administrative Agent or the Required Lenders may reasonably request; provided that any of the information described in subclauses (A), (B) or (C) of this Section 6.02(p)(i) shall be deemed to have been provided hereunder if it has been provided to the Administrative Agent or one of its Affiliates pursuant to any other agreement between the relevant Parent and the Administrative Agent or its Affiliate, as applicable; provided further, that with respect to the financial statements, reports and information described in subclauses (A) or (B) of this Section 6.02(p)(i), the delivery of such financial statements, reports and information with respect to the Parent of the Initial Borrower will be deemed satisfied if such financial statements, reports information are contained in the consolidated financial statements, reports, and information (as applicable) of the BXHF Aggregator Entity.

(ii)    shall promptly furnish to the Administrative Agent as soon as available, but no later than the date any financial statements are due pursuant to Section 6.02(p)(i)(A) or 6.02(p)(i)(B), a compliance certificate, certified by an authorized signatory of the Borrower to be true and correct, (A) stating whether any Default or Event of Default exists; (B) stating that the Borrower is in compliance with the covenants set forth in this Agreement, including a certification that the Collateral has been Delivered to the Collateral Agent; (C) stating that the representations and warranties of the Borrower contained in Article VI, or in any other Credit Document, or which are contained in any document furnished at any time or in connection herewith or therewith, are true and correct in all material respects on and as of the date thereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date; and (D) certifying that such financial statements fairly present in all material respects, the financial condition and the results of operations of the Borrower on the dates and for the periods indicated, on the basis of GAAP, subject, in the case of interim financial statements, to normally recurring year-end adjustments;
(q)    shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all Taxes levied or imposed upon the Borrower; provided that the Borrower shall not be required to pay or discharge or cause to be paid or discharged any such Tax (i) the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which disputed amounts adequate reserves in accordance with GAAP have been made or (ii) the failure of which to pay or discharge could not reasonably be expected to have a Material Adverse Effect;
(r)    shall permit representatives of the Administrative Agent at any time and from time to time as the Administrative Agent shall reasonably request (A) to inspect and make copies of and abstracts from its records relating to the Portfolio Investments and (B) to visit its properties in connection with the collection, processing or managing of the Portfolio Investments for the purpose of examining such records, and to discuss matters relating to the Portfolio Investments or such Person’s performance under this Agreement and the other Credit Documents with any officer or employee or auditor (if any) of such Person having knowledge of such matters. The Borrower agrees to render to the Administrative Agent such clerical and other assistance as may be reasonably requested with regard to the foregoing; provided that such assistance shall not interfere in any material respect with the Borrower’s or the Portfolio Manager’s business and operations. So long as no Event of Default has occurred and is continuing, such visits and inspections shall occur only (i) upon five (5) Business Days’ prior written notice, (ii) during normal business hours and (iii) no more than once in any calendar year. During the existence of an Event of Default, there shall be no limit on the timing or number of such inspections and only one (1) Business Day’ prior notice will be required before any inspection;
(s)    shall not use any part of the proceeds of any Advance, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board of Governors of the Federal Reserve System of the United States of America, including Regulations T, U and X;
(t)    shall not make any Restricted Payments without the prior written consent of the Administrative Agent; provided that the Borrowers may make Permitted Distributions subject to the other requirements of this Agreement;
(u)    shall not make or hold any Investments, except (A) the Portfolio Investments or Investments constituting Eligible Investments (measured at the time of acquisition), (B) those that have been consented to by the Administrative Agent or (C) those the Borrower shall have acquired or received as a distribution in connection with a workout, bankruptcy, foreclosure, restructuring or similar process or proceeding involving a Portfolio Investment or any issuer thereof;

(v)    shall not request any Advance, and the Borrower shall not directly or, to the knowledge of the Borrower, indirectly, use, and shall procure that its managers, officers, employees and agents shall not directly or indirectly use, the proceeds of any Advance (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in a material violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (C) in any manner that would result in the material violation of any Sanctions applicable to any party hereto;
(w)    shall not transfer to any of its Affiliates any Portfolio Investment purchased from any of its Affiliates (other than sales to Affiliates conducted on terms and conditions consistent with those of an arm’s length transaction and at fair market value or in accordance with Section 1.04);
(x)    shall post on a password protected website maintained by the Portfolio Manager (or a third party engaged by the Portfolio Manager reasonably acceptable to the Administrative Agent) to which the Administrative Agent and its agents, vendors and other designees will have access or deliver via email to the Administrative Agent and its agents, vendors and other designees identified by it, with respect to each obligor in respect of a Portfolio Investment, without duplication of any other reporting requirements set forth in this Agreement or any other Credit Document, any management discussion and analysis provided by such obligor and any financial reporting packages and notifications of credit events with respect to such obligor and with respect to each Portfolio Investment for such obligor (including any attached or included information, statements and calculations, including compliance certificates with corresponding calculations), in each case within seven (7) Business Days of the receipt thereof by the Borrower or the Portfolio Manager; provided that the Borrower shall post on a password protected website maintained by the Portfolio Manager to which the Administrative Agent and its agents, vendors and other designees will have access or deliver via email to the Administrative Agent and its agents, vendors and other designees identified by it notice of any credit event relating to an obligor promptly upon (and in no event later than two (2) Business Days after) obtaining knowledge thereof; provided, further that, the Borrower shall post on a password protected website maintained by the Portfolio Manager to which the Administrative Agent and its agents, vendors and other designees will have access or deliver via email to the Administrative Agent and its agents, vendors and other designees identified by it all available financial statements, reports and information in respect of any Portfolio Investment within ten (10) Business Days of receipt. The Borrower shall cause the Portfolio Manager to provide such other information as the Administrative Agent may reasonably request with respect to any Portfolio Investment or obligor (to the extent reasonably available to the Portfolio Manager with neither undue burden nor expense);
(y)    shall not elect to be classified as other than a disregarded entity or partnership for U.S. federal income tax purposes, nor shall the Borrower take any other action or actions that would cause it to be classified, taxed or treated as a corporation or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes (including transferring interests in the Borrower on or through an established securities market or secondary market (or the substantial equivalent thereof), within the meaning of Section 7704(b) of the Code (and Treasury regulations thereunder);
(z)    [reserved];
(aa)    shall from time to time execute and deliver all such supplements and amendments hereto and all such financing statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be reasonably necessary to secure the rights and remedies of the Secured Parties hereunder and to grant more effectively all or any portion of the Collateral, maintain or preserve the security interest (and the priority thereof) of this Agreement or to carry out more effectively the purposes hereof, perfect, publish notice of or protect the validity of any grant made or to be made by this Agreement, preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the Secured Parties in the Collateral and the Collateral Agent against the claims of all Persons and parties, pay any and all Taxes levied or assessed upon all or any part of the Collateral and use its commercially reasonable efforts to minimize Taxes and any other costs arising in connection with its activities or give, execute, deliver, file and/or record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable to create, preserve, perfect or validate the security interest granted pursuant to this Agreement or to enable the Collateral Agent to exercise and enforce its rights hereunder with respect to such pledge and security interest, and hereby authorizes the Collateral Agent (without obligation and without limiting the duties of the Borrower pursuant to this Section 6.02(aa)) to file a UCC financing statement listing ‘all assets of the debtor’ (or substantially similar language) in the collateral description of such financing statement;
(bb)    [Reserved];
(cc)    shall use all commercially reasonable efforts to elevate all Participation Interests granted to it to absolute assignments within the applicable then-current standard settlement timeframes set forth in LSTA guidelines;
(dd)    shall not maintain any bank accounts or securities accounts other than (i) the Collateral Accounts and (ii) in the case of each Borrower, a single account for such Borrower to be used for the purpose of tracking cash flows attributable to each Borrower;
(ee)    except as otherwise expressly permitted herein, shall not cancel or terminate any of the Underlying Instruments in respect of a Portfolio Investment to which it is party or beneficiary (in any capacity), or consent to or accept any cancellation or termination other than by the terms of such Portfolio Investment of any of such agreements (in each case) without payment in full of such Portfolio Investment or the applicable portion thereof so cancelled or terminated unless (in each case) the Administrative Agent shall have consented thereto in writing in its sole discretion;
(ff)    shall not make or incur any capital expenditures except as reasonably required to perform its functions in accordance with this Agreement;
(gg)    shall not act on behalf of a Sanctioned Country or a Sanctioned Person. The Borrower does not own and will not acquire, and the Portfolio Manager will not cause the Borrower to own or acquire, any security issued by, or interest in, any country, territory, or entity whose direct ownership would be or is prohibited under Sanctions for a natural person or entity required to comply with Sanctions;
(hh)    shall give notice to the Administrative Agent in writing promptly upon (and in no event later than five (5) Business Days (or, in the case of an Event of Default or a Portfolio Investment becoming an Ineligible Investment, one (1) Business Day) after) an officer of the Borrower or the Portfolio Manager obtaining actual knowledge of the occurrence of any of the following:
(1)    any Adverse Proceeding;
(2)    any Default or Event of Default;
(3)    any material adverse claim asserted against any of the Portfolio Investments, the Collateral Accounts or any other Collateral;
(4)    any Portfolio Investment becomes an Ineligible Investment; and

(5)    any change in the information provided in the Beneficial Ownership Certification delivered to any Lender that would result in a change to the list of beneficial owners identified in such certification;
(ii)    shall not be party to any agreements under which it has any material obligation or liability (direct or contingent) without using commercially reasonable efforts to include customary “non-petition” and “limited recourse” provisions therein (and shall not amend or eliminate such provisions in any agreement to which it is party), except for loan agreements, related loan documents, bond indentures and related bond documents, any agreements related to the purchase and sale of any Portfolio Investment which contain customary (as determined by the Portfolio Manager) purchase or sale terms or which are documented using customary (as determined by the Portfolio Manager) loan trading documentation, customary service contracts and engagement letters entered into in connection with the Portfolio Investments and any agreement that does not impose a material obligation on the Borrower and that is of a type that customarily does not include “non-petition” or “limited recourse” provisions.
SECTION 6.03.    Amendments of Portfolio Investments, Etc. If any Borrower or the Portfolio Manager receives any written notice or other written communication concerning any amendment, supplement, consent, waiver or other modification of any Portfolio Investment or any related underlying instrument or rights thereunder (each, an “Amendment”) with respect to any Portfolio Investment or any related underlying instrument, or makes any affirmative determination to exercise or refrain from exercising any rights or remedies thereunder, it will give prompt (and in any event, not later than three (3) Business Days’) notice thereof to the Administrative Agent and (if applicable) the Portfolio Manager; provided that the applicable Borrower or the Portfolio Manager, as applicable, shall not be required to give prior notice of an Amendment to the Administrative Agent if such Amendment relates solely to administrative matters. In any such event, the Borrower shall exercise all voting and other powers of ownership relating to such Amendment or the exercise of such rights or remedies as the Portfolio Manager shall deem appropriate pursuant to the Portfolio Management Agreements under the circumstances; provided that if an Event of Default has occurred and is continuing, the Borrower will exercise all voting and other powers of ownership as the Administrative Agent shall instruct (it being understood that if the terms of the related underlying instrument expressly prohibit or restrict any such rights given to the Administrative Agent, then such right shall be limited to the extent necessary so that such prohibition or restriction is not violated). In any such case, following receipt thereof, the Borrower shall promptly provide to the Administrative Agent copies of all executed amendments to underlying instruments, executed waiver or consent forms or other documents executed or delivered in connection with any Amendment.
ARTICLE VII
EVENTS OF DEFAULT
If any of the following events (“Events of Default”) shall occur:
(a)    the Borrowers shall fail to pay any amount owing by it in respect of the Secured Obligations (whether for principal, interest, fees or other amounts) when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise and such failure continues for a period of two (2) Business Days following the earlier of (x) any Borrower or the Portfolio Manager becoming aware of such failure and (y) receipt of written notice by any Borrower or the Portfolio Manager of such failure; provided that, in the case of a default in payment resulting from a failure to disburse amounts solely due to an administrative error or omission of the Collateral Agent, such default will not cause an Event of Default unless such failure continues for five (5) Business Days after an officer of any Borrower or the Portfolio

Manager receives written notice of such administrative error or omission (irrespective of whether the cause of such administrative error or omission has been conclusively determined);
(b)    any representation or warranty made or deemed made by or on behalf of any Borrower, the Portfolio Manager, any General Partner, any Retention Provider or any Parent (collectively, the “Credit Risk Parties”) herein or in any Credit Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, or other document (other than projections, forward-looking information, general economic data or industry information) furnished pursuant hereto or in connection herewith or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made (it being understood that the failure of a Portfolio Investment to satisfy the Eligibility Criteria (other than paragraph 1 thereof with respect to Affiliate Obligations) after the date of its purchase shall not constitute a failure) and, other than in the case of any representation or warranty set forth in clauses (a), (b), (j) or (aa) of Section 6.01 or Section 6(b) of the Guarantee (if applicable), if such failure is capable of being remedied, such failure shall continue for a period of thirty (30) days (or, in the case of Sections 6.01 (v) and (y), three (3) Business Days) following the earlier of (i) receipt by such Credit Risk Party of written notice of such inaccuracy from the Administrative Agent and (ii) an officer of such Credit Risk Party becoming aware of such inaccuracy;
(c)    (A) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02(a)(i) through (vii), (xi) or (xix), (b)(i) through (b)(iv), (d), (f), (i), (l), (o), (t), (v) or (hh) or (B) any Credit Risk Party shall fail to observe or perform any other covenant, condition or agreement contained herein (it being understood that the failure of a Portfolio Investment to satisfy the Eligibility Criteria after the date of its purchase or the failure to satisfy a Concentration Limitation shall not constitute such a default or breach) or in any other Credit Document and, in the case of this clause (B) (except with respect to Section 1 of the Guarantee (if applicable)), if such failure is capable of being remedied, such failure shall continue for a period of twenty (20) days (or, in the case of Sections 6.02 (g) or Section 8.02(b), three (3) Business Days) following the earlier of (i) receipt by such Credit Risk Party of written notice of such failure from the Administrative Agent and (ii) an officer of such Credit Risk Party becoming aware of such failure;
(d)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Risk Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Risk Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(e)    any Credit Risk Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (d) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Credit Risk Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(f)    any Credit Risk Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(g)    the passing of a resolution by the equity holders of any Borrower in respect of the winding up on a voluntary basis of such Borrower;
(h)    any final judgments or orders (not subject to appeal or otherwise non-appealable) by one or more courts of competent jurisdiction for the payment of money in an aggregate amount in excess of U.S.$1,000,000 (after giving effect to insurance, if any, available with respect thereto) shall be rendered against any Borrower, and the same shall remain unsatisfied, unvacated, unbonded or unstayed for a period of sixty (60) days after the date on which the right to appeal has expired;
(i)    an ERISA Event occurs;
(j)    a Change of Control occurs;
(k)    any Borrower or the pool of Collateral shall become required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended;
(l)    the Portfolio Manager (i) resigns as Portfolio Manager under this Agreement and/or any Portfolio Management Agreement, (ii) assigns any of its obligations or duties as Portfolio Manager in contravention of the terms of this Agreement and/or any Portfolio Management Agreement or (iii) otherwise ceases to act as Portfolio Manager in accordance with the terms of this Agreement and the Portfolio Management Agreements and, in each case, a new portfolio manager is not appointed (and has accepted such appointment) with the prior written consent of the Administrative Agent;
(m)    a Borrowing Base Event of Default occurs;
(n)    (i) failure of the Borrowers to fund any Unfunded Exposure Account when required in accordance with Section 2.03(f) other than in the case that any Lender fails to make the Advance required in accordance with Section 2.03(f) or (ii) failure of any Borrowers to satisfy its obligations in respect of unfunded obligations with respect to any Delayed Funding Term Loan or Revolving Loan (including the payment of any amount in connection with the sale thereof to the extent required under this Agreement); provided that the failure of any Borrower to undertake any action set forth in this clause (n) is not remedied within five (5) Business Days;
(o)    a Retention Event occurs and is not remedied within seven (7) Business Days following the earlier of (x) the relevant Retention Provider becoming aware of such Retention Event and (y) receipt of written notice by the relevant Retention Provider of such Retention Event;
(p)    the adoption of any law, rule or regulation, or any change therein or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof makes it unlawful for any Borrower to perform any of its material obligations hereunder or under any other Credit Document; or
(q)    beginning on the date that is twenty (20) days after the Effective Date, Available Liquidity is less than 10% of the Financing Commitments.

then, and in every such event (other than an event with respect to any Borrower described in clause (d) or (e) of this Article), and at any time thereafter in each case during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate the Financing Commitments, and thereupon the Financing Commitments shall terminate immediately, and (ii) declare all of the Secured Obligations then outstanding to be due and payable in whole (or in part, in which case any Secured Obligations not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the Secured Obligations so declared to be due and payable, together with interest thereon and all fees and other obligations of the Borrowers accrued hereunder (which, if such declaration occurs during the Premium Call Period, shall include a premium determined in the same manner set forth in Section 4.07(a)), shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (d) or (e) of this Article, the Financing Commitments shall automatically terminate and all Secured Obligations then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder (which, if such declaration occurs during the Premium Call Period, shall include a premium determined in the same manner set forth in Section 4.07(a)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.
ARTICLE VIII
COLLATERAL ACCOUNTS; COLLATERAL SECURITY
SECTION 8.01.    The Collateral Accounts; Agreement as to Control.
(a)    Establishment and Maintenance of Collateral Accounts. The Initial Borrower hereby appoints the Securities Intermediary and has directed the establishment of, and the Securities Intermediary hereby acknowledges that it has established, each of the Collateral Accounts in respect of the Initial Borrower. Upon the Joinder Effective Date in respect of any Additional Borrower, such Additional Borrower shall appoint the Securities Intermediary and shall direct the establishment, and the Securities Intermediary shall establish, each of the Collateral Accounts in respect of such Additional Borrower.
The Securities Intermediary agrees (x) to maintain the Collateral Accounts as a “securities intermediary” (within the meaning of Section 8-102(a)(14) of the Uniform Commercial Code in effect in the State of New York (the “UCC”) and an “intermediary” within the meaning of Article 1(1)(c) of the Hague Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary (the “Hague Securities Convention”)), in the name of the applicable Borrower subject to the lien of the Collateral Agent and (y) not to change the name or account number of any Collateral Account without the prior consent of the Collateral Agent. The Securities Intermediary hereby certifies that it is a bank or trust company that in the ordinary course of business maintains securities accounts for others and in that capacity has established the Collateral Accounts in the name of the applicable Borrower. The Securities Intermediary holds all money in the Permitted Non-USD Currency Accounts as a banker and not as trustee or fiduciary and as a result such money will not be held as client money in accordance with applicable local law.
(b)    Collateral Agent in Control of Collateral Accounts. Each of the parties hereto hereby agrees that (1) each Collateral Account shall be deemed to be a “securities account” (within the meaning of Section 8-501(a) of the UCC and Article 1(1)(b) of the Hague Securities Convention), (2) all property credited to any Collateral Account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC and (3) except as otherwise expressly provided herein, the Collateral Agent will be exclusively entitled to exercise the rights that comprise each financial asset credited to each Collateral

Account. The only permitted withdrawals from the Collateral Accounts shall be in accordance with the provisions of this Agreement.
Except as otherwise provided in this Agreement, the Securities Intermediary shall comply with entitlement orders (as defined in Section 8-102(a)(8) of the UCC) (“Entitlement Orders”) or other orders or instructions originated by the applicable Borrower (or the Portfolio Manager on its behalf) with respect to the Collateral Accounts or the financial assets credited thereto without further consent by the Collateral Agent. If at any time the Securities Intermediary shall receive any Entitlement Order or other direction or instruction from the Collateral Agent (acting solely at the written direction of the Administrative Agent) relating to any Collateral Account or the financial assets credited thereto, the Securities Intermediary shall comply with such Entitlement Order or other direction or instruction without further consent by any Borrower, the Portfolio Manager or any other Person. In the event that any Entitlement Order or other order or instruction from the Collateral Agent conflicts with an Entitlement Order from the applicable Borrower (or the Portfolio Manager on its behalf), the Entitlement Order or other order or instruction from the Collateral Agent shall govern. If at any time the Collateral Agent (acting solely at the written direction of the Administrative Agent) notifies the Securities Intermediary that the Collateral Agent will exercise exclusive control over the Collateral Accounts (a “Notice of Exclusive Control”), the Securities Intermediary will cease complying with Entitlement Orders or other directions or instructions concerning the Collateral Accounts and the financial assets credited thereto originated by or on behalf of the applicable Borrower (or the Portfolio Manager on its behalf) until such time, if any, as such Notice of Exclusive Control is rescinded in writing by the Collateral Agent (acting solely at the written direction of the Administrative Agent). Solely as among the Collateral Agent and the Borrowers, the Collateral Agent agrees that it will not deliver a Notice of Exclusive Control unless an Event of Default has occurred and is continuing and it has received written instruction from the Administrative Agent with respect thereto.
(c)    Subordination of Lien, Etc. If the Securities Intermediary has or subsequently obtains by agreement, operation of law or otherwise a security interest in any Collateral Account or any security entitlement credited thereto, the Securities Intermediary hereby agrees that such security interest shall be subordinate to the security interest of the Collateral Agent for the benefit of the Secured Parties. The property credited to any Collateral Account will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any person other than the Collateral Agent (except that the Securities Intermediary may set-off (1) all amounts due to the Securities Intermediary in respect of its customary fees and expenses for the routine maintenance and operation of the Collateral Accounts, and (2) the face amount of any payments made by checks, wire transfers, ACH or otherwise that which have been credited to any Collateral Account but are subsequently returned unpaid because of uncollected or insufficient funds).
(d)    Property Registered, Indorsed, etc. to Securities Intermediary; Reports. All securities or other property represented by a promissory note or an instrument underlying any financial assets credited to any Collateral Account shall be registered in the name of the Securities Intermediary, indorsed to the Securities Intermediary in blank or credited to another securities account maintained in the name of the Securities Intermediary, and in no case will any financial asset credited to any Collateral Account be registered in the name of any Borrower, payable to any Borrower or specially indorsed to any Borrower except to the extent the foregoing have been specially indorsed to the Securities Intermediary or in blank. The Collateral Administrator shall promptly deliver copies of all statements, confirmations and other correspondence concerning the Collateral Accounts and/or any financial assets credited thereto simultaneously to each of the Borrowers, the Collateral Agent and the Administrative Agent at the address for each set forth in this Agreement. In the event the Securities Intermediary receives instructions to effect a securities transaction as contemplated in 12 CFR 12.1, the Borrowers acknowledge that upon its written request and at no additional cost, they have the right to receive the notification from the Securities Intermediary after the completion of such transaction as contemplated in 12 CFR 12.4(a) or (b). Each of the

Borrowers agrees that, absent specific request, such notifications shall not be provided by the Securities Intermediary hereunder, and in lieu of such notifications, the Collateral Administrator shall make available the statements in the manner required by the Credit Documents.
(e)    Jurisdiction; Governing Law of Accounts. The establishment and maintenance of each Collateral Account and all interests, duties and obligations related thereto shall be governed by the law of the State of New York and the “securities intermediary’s jurisdiction” (within the meaning of Section 8-110 of the UCC) shall be the State of New York. To the extent that any Collateral Account (into which cash is credited as set forth herein) is re-characterized as a “deposit account” (within the meaning of Section 9-102(a)(29) of the UCC), New York shall be deemed to be the “bank’s jurisdiction” (within the meaning of Section 9-304(b) of the UCC) and in the case of any such re-characterization all references herein to Citibank, N.A. as securities intermediary shall be deemed to refer to Citibank, N.A. as a deposit bank and all references herein to the Securities Intermediary complying with Entitlement Orders shall be deemed to refer to the deposit bank complying with instructions with respect to the disposition of funds credited to a Collateral Account. The parties further agree that the law applicable to all the issues in Article 2(1) of The Hague Securities Convention shall be the law of the State of New York. The Borrowers and the Securities Intermediary agree that each and every Account Agreement is hereby amended to provide that with respect to the Collateral Accounts, the law applicable to all issues specified in Article 2(1) of the Hague Securities Convention shall be the laws of the State of New York. The Borrowers and the Securities Intermediary covenant that no amendment with respect to any Account Agreement shall be entered into that would have the effect of changing the parties’ choice of law set forth in the previous sentence without the prior written consent of the Collateral Agent.
(f)    No Duties. The parties hereto acknowledge and agree that the Securities Intermediary shall not have any additional duties under this Agreement other than those expressly set forth in this Agreement, and the Securities Intermediary shall satisfy those duties expressly set forth in this Agreement so long as it acts without gross negligence, fraud, reckless disregard or willful misconduct. In particular (without implied limitation), the Securities Intermediary need not investigate whether the Collateral Agent is entitled under this Agreement, or otherwise, to give any Entitlement Order, Notice of Exclusive Control or any other directions, instructions or other orders in any instance. Without limiting the generality of the foregoing, the Securities Intermediary shall not be subject to any fiduciary or other implied duties, and the Securities Intermediary shall not have any duty to take any discretionary action or exercise any discretionary powers.
(g)    Investment of Funds on Deposit in the USD Unfunded Exposure Account. All amounts on deposit in the USD Unfunded Exposure Account shall be invested (and reinvested) at the written direction of the applicable Borrower (or the Portfolio Manager on its behalf) delivered to the Collateral Agent in Eligible Investments; provided that, following the occurrence and during the continuance of an Event of Default, all amounts on deposit in the USD Unfunded Exposure Account shall be invested, reinvested and otherwise disposed of at the written direction of the Administrative Agent delivered to the Collateral Agent. If no direction is delivered to the Collateral Agent, amounts in the USD Unfunded Exposure Account will be invested in the Standby Eligible Investment. Amounts on deposit in the Euro Unfunded Exposure Account and the GBP Unfunded Exposure Account shall remain uninvested.
(h)    Account Agreement. At the time of its entry into the governing law provisions of any agreement between each Borrower and the Securities Intermediary governing the Collateral Accounts (each such agreement, including this Agreement, an “Account Agreement”) that are currently in force and at each time of any later amendment to any Account Agreement that reaffirmed such governing law provisions, the Securities Intermediary had an office located in the United States of America that was not a temporary office and that engaged in a business or other regular activity of maintaining securities accounts.

(i)    Unfunded Exposure Accounts.
(i)    Amounts may be deposited into the Unfunded Exposure Accounts from time to time in accordance with Section 4.05. Amounts shall also be deposited into the Unfunded Exposure Accounts as set forth in Section 2.03(f).
(ii)    While no Event of Default, Cash Sweep Event or Cure Event (in each case, including after giving effect to such release) has occurred and is continuing, the Portfolio Manager may direct, by means of an instruction in writing to the Securities Intermediary (with a copy to the Collateral Administrator), the release of funds on deposit in any Unfunded Exposure Account (i) for the purpose of funding the Borrowers’ unfunded commitments with respect to Delayed Funding Term Loans and Revolving Loans, for deposit into the USD Principal Collection Account, the Euro Principal Collection Account or the GBP Principal Collection Account, as applicable and (ii) so long as the Unfunded Exposure Shortfall is zero immediately prior to and immediately after giving effect to the withdrawal. Following the occurrence of an Event of Default and the declaration of the Advances then outstanding to be due and payable in accordance with Article VII, at the written direction of the Administrative Agent (with a copy to the Collateral Administrator), the Securities Intermediary shall transfer all amounts in the Unfunded Exposure Accounts (following exchange of such amounts for USD at the Spot Rate, to the extent required) to the USD Principal Collection Account to be applied pursuant to Section 4.05. Upon the direction of the applicable Borrower by means of an instruction in writing to the Securities Intermediary (with a copy to the Collateral Administrator, the Collateral Agent and the Administrative Agent), any amounts on deposit in any Unfunded Exposure Account in excess of outstanding funding obligations of the Borrowers in the applicable Eligible Currency shall be released to the USD Principal Collection Account (following exchange of such amounts for USD at the Spot Rate, to the extent required) to prepay the outstanding Advances.
SECTION 8.02.    Collateral Security; Pledge; Delivery.
(a)    Grant of Security Interest. As collateral security for the prompt payment in full when due of all the Borrowers’ obligations to the Agents, the Securities Intermediary, the Collateral Administrator, the Document Custodian and the Lenders (each, a “Secured Party” and, collectively, the “Secured Parties”) under this Agreement (collectively, the “Secured Obligations”), each of the Borrowers hereby pledges to the Collateral Agent and grants a continuing security interest in favor of the Collateral Agent in all of such Borrower’s right, title and interest in, to and under (in each case, whether now owned or existing, or hereafter acquired or arising) all accounts, payment intangibles, general intangibles, chattel paper, electronic chattel paper, instruments, deposit accounts, letter-of-credit rights, investment property, and any and all other property of any type or nature owned by it (all of the property described in this clause (a) being collectively referred to herein as “Collateral”), including, without limitation: (1) each Portfolio Investment, (2) all of such Borrower’s interests in the Collateral Accounts and all investments, obligations and other property from time to time credited thereto, (3) the Portfolio Management Agreements, each other Credit Document and all rights related to each such agreement, (4) all other property of such Borrower and (5) all proceeds thereof, all accessions to and substitutions and replacements for, any of the foregoing, and all rents, profits and products of any thereof.
(b)    Delivery and Other Perfection. In furtherance of the collateral arrangements contemplated herein, each Borrower shall (1) Deliver to the Collateral Agent its Collateral hereunder as and when acquired by such Borrower; (2) if any of the securities, monies or other property pledged by such Borrower hereunder are received by such Borrower, forthwith take such action as is necessary to ensure the Collateral Agent’s continuing perfected security interest in such Collateral (including Delivering such securities, monies or other property to the Collateral Agent); and (3) upon the reasonable request of the

Administrative Agent, deliver to the Administrative Agent, the Lenders and the Collateral Agent, at the expense of the Borrowers, legal opinions from Milbank LLP or other counsel reasonably acceptable to the Administrative Agent and the Lenders, as to the perfection and priority of the Collateral Agent’s security interest in any of the Collateral.
(c)    Remedies, Etc. Following the declaration of the Secured Obligations then outstanding to be due and payable pursuant to Article VII, the Collateral Agent shall (but only if and to the extent directed in writing by the Administrative Agent) do any of the following:
(i)    Exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral) and also may, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s or its designee’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent or a designee of the Collateral Agent (acting at the direction of the Administrative Agent) may deem commercially reasonable. The Borrowers agree that, to the extent notice of sale shall be required by law, at least ten (10) calendar days’ prior notice to the Borrowers of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given. The Collateral Agent or its designee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned;
(ii)    Transfer all or any part of the Collateral into the name of the Collateral Agent or a nominee thereof;
(iii)    Enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto;
(iv)    Endorse any checks, drafts, or other writings in any Borrower’s name to allow collection of the Collateral;
(v)    Take control of any proceeds of the Collateral;
(vi)    Execute (in the name, place and stead of any of the applicable Borrower) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral; and/or
(vii)    Perform such other acts as may be reasonably required to do to protect the Collateral Agent’s rights and interest hereunder;
provided that the Administrative Agent shall direct the Collateral Agent to undertake the remedies above first in respect of any Borrower the action or inaction of which caused an Event of Default (each such Borrower, a “Defaulting Borrower”) and the Collateral Agent will apply such remedies in respect of any other Borrower after the Administrative Agent has determined, in its sole discretion, that exercising remedies against the Defaulting Borrower is expected to be insufficient to satisfy the amounts owed. Notwithstanding the foregoing, the

Borrowers shall remain jointly and severally liable for all the obligations of any Borrower hereunder.
(d)    Compliance with Restrictions. The Borrowers and the Portfolio Manager agree that in any sale of any of the Collateral whenever an Event of Default shall have occurred and be continuing, the Collateral Agent or its designee are hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel in writing is necessary in order to avoid any violation of Applicable Law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any governmental regulatory authority or official, and the Borrowers and the Portfolio Manager further agree that such compliance shall not, in and of itself, result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Collateral Agent be liable or accountable to the Borrowers or the Portfolio Manager for any discount allowed by the reason of the fact that such Collateral is sold in good faith compliance with any such limitation or restriction.
(e)    Private Sale. The Collateral Agent shall incur no liability as a result of a sale of the Collateral, or any part thereof, at any private sale pursuant to clause (c) above conducted in a commercially reasonable manner. The Borrowers and the Portfolio Manager hereby waive any claims against each Agent and Lender arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale.
(f)    Collateral Agent Appointed Attorney-in-Fact. Each of the Borrowers hereby appoints the Collateral Agent as its attorney-in-fact (it being understood that the Collateral Agent shall not be deemed to have assumed any of the obligations of the Borrowers by this appointment), with full authority in the place and stead of the Borrowers and in the name of any Borrower, from time to time in the Collateral Agent’s discretion (exercised at the written direction of the Administrative Agent), after the occurrence and during the continuation of an Event of Default, to take any action and to execute any instrument which the Administrative Agent or the Required Lenders may deem necessary or advisable to accomplish the purposes of this Agreement. Each of the Borrowers hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this clause is irrevocable during the term of this Agreement and is coupled with an interest.
(g)    Further Assurances. Each of the Borrowers covenants and agrees that, from time to time upon the request of the Collateral Agent (as directed by the Administrative Agent), such Borrower will execute and deliver such further documents, and do such other acts and things as the Collateral Agent (as directed by the Administrative Agent) may reasonably request in order fully to effect the purposes of this Agreement and to protect and preserve the priority and validity of the security interest granted hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral; provided that no such document may alter the rights and protections afforded to the Borrowers or the Portfolio Manager herein.
(h)    Release of Security Interest upon Disposition of Collateral. Upon any sale, transfer or other disposition of any Collateral (or portion thereof) that is permitted hereunder, the security interest granted hereunder in such Portfolio Investment or other Collateral (or the portion thereof which has been sold or otherwise disposed of) shall, immediately upon the sale or other disposition of such Portfolio Investment or other Collateral (or such portion) and without any further action on the part of the Collateral Agent or any other Secured Party, be released. Upon any such release, the Collateral Agent will, at the

Borrowers’ sole expense and upon receipt of a certification of the Borrowers (or the Portfolio Manager on their behalf) that all conditions to such sale, transfer or disposition have been complied with, deliver to the applicable Borrower(s), or cause the Securities Intermediary to deliver, without any representations, warranties or recourse of any kind whatsoever, all certificates and instruments representing or evidencing all of the Collateral held by the Securities Intermediary hereunder, and execute and deliver to the applicable Borrower(s) or their nominee such documents as the applicable Borrower(s) shall reasonably request to evidence such release.
(i)    Termination. Upon the payment in full of all Secured Obligations and termination of the Financing Commitments, the security interest granted herein shall automatically (and without further action by any party) terminate and all rights to the Collateral shall revert to the applicable Borrowers. Upon any such termination, the Collateral Agent will, at the Borrowers’ sole expense, deliver to the applicable Borrower, or cause the Securities Intermediary to deliver, without any representations, warranties or recourse of any kind whatsoever, all certificates and instruments representing or evidencing all of the Collateral held by the Securities Intermediary hereunder, and execute and deliver to the applicable Borrower or its nominees such documents as such Borrower shall reasonably request to evidence such termination.
(j)    The Document Custodian; Custody Documents. Siepe, LLC is hereby appointed as the Document Custodian for each Custody Document to be delivered hereunder. For each applicable Portfolio Investment, on or prior to the Settlement Date therefor the applicable Borrower shall make available copies of all related Underlying Instruments that are then available to such Borrower to the Collateral Agent on behalf of the Secured Parties and within five (5) Business Days of the applicable Settlement Date each other applicable Custody Document in the possession of the applicable Borrower shall be delivered to the Collateral Agent on behalf of the Secured Parties.
The Document Custodian shall at all times hold all Custody Documents delivered to it (and, without duplication, underlying instruments in respect of Portfolio Investments provided to it by or at the request of the Administrative Agent) in electronic form at one of its offices in the United States (for purposes hereof, the “Custodial Office”). The Document Custodian may change the Custodial Office at any time and from time to time upon notice to the Borrowers, the Portfolio Manager and the Administrative Agent; provided that the replacement Custodial Office shall be an office of the Document Custodian located in the United States. All Custody Documents and underlying instruments held by the Document Custodian shall be available for inspection by the Administrative Agent and the Lenders upon prior written request and during normal business hours of the Document Custodian. Any such inspection shall occur no earlier than five Business Days after such inspection is requested in writing and the costs of such inspection shall be borne by the requesting party. The Administrative Agent (including its representatives and designees) may not request more than two inspections per year or, if an Event of Default has occurred and is continuing no more than once a month. Notwithstanding anything to the contrary herein, the Document Custodian shall not be required to hold or accept custody of any Custody Document or underlying instruments hereunder to the extent such document is of a type not approved to be held or accepted by the Document Custodian; provided that (1) the Document Custodian notifies the Administrative Agent prior to refusing to hold such documents and (2) the failure of the Document Custodian to accept and hold such documents shall not result in a Default or an Event of Default with respect to any Borrower hereunder (provided that copies of such documents shall have been delivered by such Borrower to or otherwise made available to the Administrative Agent). For the avoidance of doubt, the Document Custodian shall not be required to review or provide any certifications in respect of Custody Documents or underlying instruments delivered and held by it.
In taking and retaining custody of any such Custody Documents, the Document Custodian shall be deemed to be acting as the agent of the Secured Parties; provided that (x) in the taking and retaining custody of any such Custody Documents, the Document Custodian makes no representations as to the existence, perfection, enforceability or priority of any Lien on such Custody Documents or as to the adequacy or sufficiency of such Custody Documents; and (y) in the taking and retaining custody of any such Custody Documents, the Document Custodian’s duties shall be limited to those expressly contemplated herein.
Except as otherwise expressly provided above in this clause (j), Custody Documents and underlying instruments shall be released by the Document Custodian only (i) if the related Portfolio Investment is sold, otherwise disposed of or repaid in full or following the repayment of the Advances and other Secured Obligations and termination of the Financing Commitments or (ii) in connection with sales of Portfolio Investments pursuant to the exercise of remedies under the Credit Documents, and in each case only upon delivery to the Document Custodian of a request for release in the form of Exhibit E from the applicable Borrower (or the Portfolio Manager on its behalf) (or, in connection with the exercise of remedies, the Administrative Agent) and which request for release shall be deemed a certification that such conditions for release have been satisfied. Upon receipt of such direction, the Document Custodian shall release the Custody Documents to the Portfolio Manager or as otherwise provided in the related release request (or, in connection with the exercise of remedies, to the Administrative Agent) and the Portfolio Manager (or Administrative Agent, as applicable) will not be required to return the related Custody Documents to the Document Custodian. Written instructions as to the method of delivery the Document Custodian is directed to utilize in connection with the transmission of Custody Documents in the performance of the Document Custodian’s duties under this clause (j) shall be provided by the applicable Borrower or the Portfolio Manager on its behalf (or Administrative Agent, as applicable) to the Document Custodian prior to any delivery of any Custody Documents hereunder. If the Document Custodian does not receive such written instruction from the Portfolio Manager (or the Administrative Agent, as applicable), the Document Custodian shall be authorized and indemnified as provided herein to utilize a delivery method reasonably selected by the Document Custodian. The Portfolio Manager (or the Administrative Agent, as applicable) shall arrange for the provision of such services at the sole cost and expense of the applicable Borrower and shall maintain such insurance against loss or damage to the Custody Documents as the applicable Borrower (or the Portfolio Manager on its behalf) (or the Administrative Agent, as applicable) deem appropriate.
The Document Custodian shall not have any obligation to review or verify whether any Borrower or the Portfolio Manager on its behalf has obtained and delivered the necessary Custody Documents or underlying instruments required for purchases of Portfolio Investments hereunder. For the avoidance of doubt, the Document Custodian shall not be required to review or provide any certifications in respect of the Custody Documents delivered and held by it. The rights, protections and immunities afforded to the Collateral Administrator shall also be afforded to the Document Custodian, mutatis mutandis. Without limiting the foregoing, the Document Custodian shall be entitled to resign, and may be removed, in the same manner as the Collateral Administrator; provided that the Collateral Administrator and the Document Custodian shall at all times be the same institution (or Affiliates thereof).
ARTICLE IX
THE AGENTS
SECTION 9.01.    Appointment of Administrative Agent and Collateral Agent. Each of the Lenders hereby irrevocably appoints each of the Administrative Agent and the Collateral Agent (each, an “Agent” and collectively, the “Agents”) as its agent and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Anything contained herein to the contrary notwithstanding, each Agent and each Lender hereby agree that no Lender shall have any right individually to realize upon any of the Collateral hereunder, it being understood and agreed that all powers, rights and remedies hereunder with respect to the Collateral shall be exercised solely by the Collateral Agent for the benefit of the Secured Parties at the direction of the Administrative Agent.
Each financial institution serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender (if applicable) as any other Lender and may exercise the same as though it were not an Agent, and such financial institution and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Borrower as if it were not an Agent hereunder.
No Agent, the Securities Intermediary, or the Collateral Administrator shall have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) none of the Agents, the Securities Intermediary, or the Collateral Administrator shall be subject to any fiduciary or other implied duties, (b) none of the Agents, the Securities Intermediary, or the Collateral Administrator shall have any duty to take any discretionary action or exercise any discretionary powers, except that the foregoing shall not limit any duty of the Administrative Agent expressly set forth in this Agreement to include such rights and powers or that such Agent is required to exercise as directed in writing by (i) in the case of the Collateral Agent, the Administrative Agent or (ii) in the case of any Agent, the Required Lenders (or such other number or percentage of Lenders as shall be necessary under the circumstances as provided herein), and (c) except as expressly set forth herein, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers that is communicated to or obtained by the financial institution serving in the capacity of such Agent (except insofar as provided to it as Agent hereunder) or any of its Affiliates in any capacity. None of the Agents, the Securities Intermediary, or the Collateral Administrator shall be liable for any action taken or not taken by it in the absence of its own gross negligence, willful misconduct, fraud or reckless disregard or with the consent or at the request or direction of the Administrative Agent (in the case of the Collateral Administrator and the Collateral Agent only) or the Required Lenders (or such other number or percentage of Lenders that shall be permitted herein to direct such action or forbearance). None of the Collateral Agent, the Collateral Administrator or the Securities Intermediary shall be deemed to have knowledge of any matter, including any Default, Event of Default, Borrowing Base Event of Default or Cash Sweep Event unless and until a Responsible Officer has received written notice thereof from a Borrower, a Lender or the Administrative Agent. None of the Collateral Agent, the Collateral Administrator, the Securities Intermediary or the Administrative Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document or electronic communication delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Credit Document, (iv) the validity, enforceability, effectiveness, genuineness, value or sufficiency of this Agreement, any other agreement, instrument or document or the Collateral, or (v) the satisfaction of any condition set forth herein, other than to confirm receipt of items expressly required to be delivered to such Agent. None of the Collateral Agent, the Collateral Administrator, the Securities Intermediary or the Administrative Agent shall be required to risk or expend its own funds in connection with the performance of its obligations hereunder if it reasonably believes it will not receive reimbursement therefor hereunder. Without limitation to the immediately preceding sentence, none of the Collateral Agent, the Collateral Administrator, the Securities Intermediary nor the Administrative Agent shall be required to take any action under this Agreement or any other Credit Document if taking such action (A) would subject such Person to Tax in any jurisdiction where it is not then subject to Tax, or (B) would require such person to qualify to do business in any jurisdiction where it is not then so qualified.
Each Agent, the Securities Intermediary and the Collateral Administrator shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, direction, opinion, document or other writing reasonably believed by it in good faith to be genuine and to have been signed or sent by the proper Person. Each Agent, the Securities Intermediary and the Collateral Administrator also may rely upon any statement made to it orally or by telephone and reasonably believed by it in good faith to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent, the Securities Intermediary and the Collateral Administrator may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it in good faith, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
In the event the Collateral Agent, the Securities Intermediary or the Collateral Administrator shall receive conflicting instruction from the Administrative Agent and the Required Lenders, the instruction of the Required Lenders shall govern. None of the Collateral Administrator, the Securities Intermediary or the Collateral Agent shall have any duties or obligations under or in respect of any other agreement (including any agreement that may be referenced herein) to which it is not a party. The grant of any permissive right or power to the Collateral Agent, the Securities Intermediary or the Collateral Administrator hereunder shall not be construed to impose a duty to act. The Collateral Agent may rely upon instructions and information provided by (i) the Administrative Agent as if provided by the Required Lenders directly and (ii) the Portfolio Manager as if provided by the Borrower directly.
It is expressly acknowledged and agreed that neither the Collateral Administrator nor the Collateral Agent shall be responsible for, and shall not be under any duty to monitor or determine, compliance with the Eligibility Criteria in any instance, to determine any characteristic of any Portfolio Investment, to determine if the conditions of “Deliver” have been satisfied or otherwise to monitor or determine compliance by any other Person with the requirements of this Agreement.
Each of the Collateral Administrator, the Securities Intermediary and each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. None of the Collateral Administrator, the Securities Intermediary or any Agent shall be responsible for any misconduct or negligence on the part of any sub-agent or attorney appointed by such Person with due care (other than any Affiliate thereof). Each of the Collateral Administrator, the Securities Intermediary and each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates and the respective directors, officers, employees, agents and advisors of such Person and its Affiliates (the “Related Parties”) for such Agent. The exculpatory provisions in this Article IX shall apply to any such sub-agent and to the Related Parties of the Collateral Administrator, the Securities Intermediary and each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as the case may be.
Subject to the appointment and acceptance of a successor as provided in this paragraph, each of the Collateral Administrator, the Collateral Agent, the Securities Intermediary and the Administrative Agent may resign at any time upon 30 days’ notice to each Agent, the Lenders, the Portfolio Manager, the Securities Intermediary and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor (in the case of the Collateral Administrator, the Collateral Agent and the Securities Intermediary, so long as no Event of Default has occurred and is continuing, with the consent of the Portfolio Manager). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Collateral Administrator, Collateral Agent, Securities Intermediary or Administrative Agent, as applicable, gives notice of its resignation, then the Administrative Agent may, on behalf of the Lenders, appoint a successor (in the case of the Collateral Administrator, the Collateral Agent and the Securities Intermediary, so long as no Event of Default has occurred and is continuing, with the consent of the Portfolio Manager). If no successor shall have been so appointed and shall have accepted such appointment within sixty (60) days after the retiring Agent, Collateral Administrator or Securities Intermediary gives notice of its resignation, such Agent, Collateral Administrator or Securities Intermediary may petition a court of competent jurisdiction for the appointment of a successor. Upon the acceptance of its appointment as Collateral Administrator, Securities Intermediary, Administrative Agent or Collateral Agent, as the case may be, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, Collateral Administrator or Securities Intermediary, as applicable, and the retiring Agent, Collateral Administrator or Securities Intermediary, as applicable, shall be discharged from its duties and obligations hereunder. After the retiring Agent’s, Collateral Administrator’s or Securities Intermediary’s resignation hereunder, the provisions of this Article and Sections 5.03 and 10.04 shall continue in effect for the benefit of such retiring Agent, Collateral Administrator or Securities Intermediary, as applicable, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Collateral Administrator, Securities Intermediary, Administrative Agent or Collateral Agent, as the case may be.
Subject to the appointment and acceptance of a successor as provided in this paragraph, each of the Collateral Administrator, the Securities Intermediary and the Collateral Agent may be removed at any time with 30 days’ notice by the Borrowers (with the written consent of the Administrative Agent), with notice to the Collateral Administrator, the Collateral Agent, the Securities Intermediary, the Lenders and the Portfolio Manager. Upon any such removal, the Borrowers shall have the right (with the written consent of the Administrative Agent) to appoint a successor to the Collateral Agent, the Collateral Administrator and/or the Securities Intermediary, as applicable. If no successor to any such Person shall have been so appointed by the Borrowers and shall have accepted such appointment within thirty (30) days after such notice of removal, then the Administrative Agent may (with, so long as no Event of Default has occurred and is continuing, the consent of the Borrowers) appoint a successor which shall be a financial institution with an office in New York, New York, or an Affiliate of any such financial institution. If no successor shall have been so appointed and shall have accepted such appointment within sixty (60) days after the Collateral Agent, the Collateral Administrator and/or the Securities Intermediary receives notice of removal, the Collateral Agent, the Collateral Administrator and/or the Securities Intermediary, as applicable, may petition a court of competent jurisdiction for the appointment of a successor. Upon the acceptance of its appointment as Collateral Administrator, Securities Intermediary or Collateral Agent, as the case may be, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the removed Collateral Agent, the Collateral Administrator and/or the Securities Intermediary hereunder, and the removed Collateral Agent, the Collateral Administrator and/or the Securities Intermediary shall be discharged from its duties and obligations hereunder. After the removed Collateral Agent’s, the Collateral Administrator’s and/or the Securities Intermediary’s removal hereunder, the provisions of this Article and Sections 5.03 and 10.04 shall continue in effect for the benefit of such removed Collateral Agent, Collateral Administrator and/or Securities Intermediary, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Collateral Administrator, Securities Intermediary or Collateral Agent, as the case may be.
Upon the request of the Borrowers or the Administrative Agent or the successor Agent, Collateral Administrator or Securities Intermediary, any such retiring or removed Agent, Collateral Administrator or Securities Intermediary shall, upon payment of its charges then unpaid, execute and deliver an instrument transferring to such successor party all the rights, powers and trusts of the retiring or removed Agent, Collateral Administrator or Securities Intermediary, and shall duly assign, transfer and deliver (or cause its sub-custodian or bailee to so assign, transfer and deliver) to such successor agent all property and money held by such retiring or removed agent hereunder to such successor agent all property and money held by such retiring or removed Agent, Collateral Administrator or Securities Intermediary hereunder. Upon request of any such successor, the Borrowers and the Administrative Agent shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor agent all such rights, powers and trusts.

Notwithstanding anything to the contrary contained herein or in any other Credit Document, any organization or entity into which the Collateral Agent, the Securities Intermediary or the Collateral Administrator may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Collateral Agent, the Securities Intermediary or the Collateral Administrator shall be a party, or any organization or entity succeeding to the business of the Collateral Agent, the Securities Intermediary or the Collateral Administrator shall be the successor of the Collateral Agent, the Securities Intermediary or the Collateral Administrator hereunder without the execution or filing of any paper with any Person or any further act on the part of any Person.
Each Lender acknowledges that it has, independently and without reliance upon any Agent, the Collateral Administrator or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent, the Collateral Administrator or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
Anything in this Agreement notwithstanding, in no event shall any Agent, the Collateral Administrator or the Securities Intermediary be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including lost profits), even if such Agent, the Collateral Administrator or the Securities Intermediary, as the case may be, has been advised of such loss or damage and regardless of the form of action.
Each Agent and the Collateral Administrator shall not be liable for any error of judgment made in good faith by an officer or officers of such Agent or the Collateral Administrator, unless it shall be conclusively determined by a court of competent jurisdiction that such Agent or the Collateral Administrator was grossly negligent in ascertaining the pertinent facts.
Each Agent and the Collateral Administrator shall not be responsible for the accuracy or content of any certificate, statement, direction or opinion furnished to it in connection with this Agreement.
Each Agent and the Collateral Administrator shall not be bound to make any investigation into the facts stated in any resolution, certificate, statement, instrument, opinion, report, consent, order, approval, bond or other document or have any responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder.
In the absence of gross negligence, willful misconduct, fraud or reckless disregard on the part of the Agents or the Collateral Administrator, as the case may be, each of them may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any request, instruction, certificate, opinion or other document furnished to it, reasonably believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties and conforming to the requirements of this Agreement but, in the case of a request, instruction, document or certificate which by any provision hereof is specifically required to be furnished to it, each shall be under a duty to examine the same in accordance with the requirements of this Agreement to determine that it conforms to the form required by such provision.
No Agent, the Securities Intermediary nor the Collateral Administrator shall be responsible for delays or failures in performance resulting from acts beyond its control. Such acts include but are not limited to acts of God, strikes, lockouts, riots and acts of war, any act or provision of any present or future law or regulation or governmental authority, terrorism, accidents, labor disputes, disease, epidemic, pandemic, quarantine, national emergency, loss or malfunction of utilities or computer software or hardware, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility. In connection with any payment, the Collateral Agent, the Securities Intermediary, and the Collateral Administrator are entitled to rely conclusively on any instructions provided to them by the Administrative Agent.
Before the Collateral Agent, the Securities Intermediary or Collateral Administrator acts or refrains from acting, it may require, and may conclusively rely on, a certificate (which may be constituted by written directions provided in accordance with this Agreement) of an officer of the Borrowers, the Portfolio Manager or Administrative Agent. The Collateral Agent or Collateral Administrator shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate.
On or prior to the Effective Date, the parties hereto shall deliver a certificate (upon which the Collateral Agent, the Securities Intermediary or the Collateral Administrator may conclusively rely) setting forth the names of individuals, email addresses and/or titles of officers authorized at such time to take specified actions pursuant to this Agreement or any related document together with a specimen signature of such authorized officers and the Collateral Agent, the Securities Intermediary and Collateral Administrator shall be entitled to conclusively rely on the then current certificate until receipt of a superseding certificate.
In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Bank Law”), the entity serving as Collateral Agent, Securities Intermediary or Collateral Administrator is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with such entity. Accordingly, each of the parties agrees to provide to the Collateral Agent, the Securities Intermediary or the Collateral Administrator upon its reasonable request from time to time such identifying information and documentation as may be available for such party in order to enable the Collateral Agent, the Securities Intermediary or the Collateral Administrator to comply with Applicable Bank Law.
The rights, protections and immunities given to the Collateral Agent in this Section 9.01 and the second paragraph of Section 9.02(a), the last sentence of Section 9.02(b), Section 9.02(c) and Section 9.02(h) shall likewise be available and applicable in all respects to the Securities Intermediary, the Document Custodian and the Collateral Administrator regardless of whether such Person is expressly mentioned in such provision.
SECTION 9.02.    Additional Provisions Relating to the Collateral Agent and the Collateral Administrator.
(a)    Collateral Agent May Perform. The Collateral Agent shall from time to time take such action (at the written direction of the Administrative Agent) for the maintenance, preservation or protection of any of the Collateral or of its security interest therein or for the exercise of any right, remedy or discretionary action hereunder and the Administrative Agent may direct the Collateral Agent in writing to take any action incidental thereto; provided that in each case the Collateral Agent shall have no obligation to take any such action in the absence of such direction and shall have no obligation to comply with any such direction if it reasonably believes that the same (1) is contrary to Applicable Law or this Agreement or (2) is reasonably likely to subject the Collateral Agent to any loss, liability, cost or expense, unless the Administrative Agent or the Required Lenders, as the case may be, make provision reasonably satisfactory to the Collateral Agent for payment of same (which provision may be payment of such cost or expense by the Borrowers in accordance with the Priority of Payments if such arrangement is reasonably satisfactory to the Collateral Agent). The Collateral Agent shall not be liable with respect to any action taken or omitted to be taken by it in accordance with such direction. In the absence of such direction with respect to any action or inaction, the Collateral Agent shall be entitled to refrain from such action unless and until the Collateral Agent shall have received such direction, and the Collateral Agent shall not incur liability to any Person by reason of so refraining. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Agent hereunder, the Collateral Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the written direction of the Administrative Agent; provided that the Collateral Agent shall not be required to take any action hereunder at the request of the Administrative Agent, the Lenders or otherwise if the taking of such action, in the determination of the Collateral Agent, (1) is contrary to Applicable Law or (2) is reasonably likely to subject the Collateral Agent to any loss, liability, cost or expense, unless the Administrative Agent or the Required Lenders, as the case may be, make provision reasonably satisfactory to the Collateral Agent for payment of same (which provision may be payment of such cost or expense by the Borrowers in accordance with the Priority of Payments if such arrangement is reasonably satisfactory to the Collateral Agent). In the event the Collateral Agent requests the consent of the Administrative Agent and the Collateral Agent does not receive a consent (either positive or negative) from the Administrative Agent within ten (10) Business Days of its receipt of such request, the Administrative Agent shall be deemed to have declined to consent to the relevant action.
If, in performing its duties under this Agreement, the Collateral Agent or the Collateral Administrator is required to decide between alternative courses of action, the Collateral Agent or the Collateral Administrator, as the case may be, shall request written instructions from the Administrative Agent as to the course of action desired by it. If the Collateral Agent or the Collateral Administrator does not receive such instructions within five (5) Business Days after it has requested them, the Collateral Agent or the Collateral Administrator, as the case may be, may, but shall be under no duty to, take or refrain from taking any such courses of action and shall have no liability in connection therewith except as otherwise provided in this Agreement. The Collateral Agent and the Collateral Administrator, as the case may be, shall act in accordance with instructions received after such five (5) Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions.
(b)    Custody and Preservation. The Collateral Agent is required to hold in custody and preserve any of the Collateral in its possession pursuant to the terms of this Agreement and the standard of care set forth herein, provided that the Collateral Agent shall be deemed to have complied with the terms of this Agreement with respect to the custody and preservation of any of the Collateral if it takes such action for that purpose as the Borrowers reasonably request (or, following the occurrence and during the continuance of an Event of Default, as the Administrative Agent reasonably requests), but failure of the Collateral Agent to comply with any such request at any time shall not in itself be deemed a failure to comply with the terms of this Agreement. The Collateral Agent will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any liens thereon.
(c)    Collateral Agent Not Liable. Except to the extent arising from the gross negligence, willful misconduct, fraud or reckless disregard of the Collateral Agent, the Collateral Agent shall not be liable by reason of its compliance with the terms of this Agreement with respect to (1) the investment of funds held thereunder in Eligible Investments (other than for losses attributable to the Collateral Agent’s failure to make payments on investments issued by the Collateral Agent, in its commercial capacity as principal obligor and not as collateral agent, in accordance with their terms) or (2) losses incurred as a result of the liquidation of any Eligible Investment prior to its stated maturity. It is expressly agreed and acknowledged that the Collateral Agent is not guaranteeing performance of or assuming liability for the obligations of the other parties hereto or any parties to the Portfolio Investments or other Collateral.

(d)    Certain Rights and Obligations of the Collateral Agent. Without further consent or authorization from any Lenders, the Collateral Agent may execute any documents or instruments necessary to release any lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or as otherwise permitted or required hereunder or to which the Required Lenders have otherwise consented. Anything contained herein to the contrary notwithstanding, in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, any Agent or Lender may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of the Lenders (but not any Lender in its individual capacity unless the Required Lenders shall otherwise agree), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the purchaser at such sale.
(e)    Collateral Agent, Securities Intermediary, Document Custodian and Collateral Administrator Fees and Expenses. The Borrowers agree to pay to the Collateral Agent, Document Custodian, the Securities Intermediary and the Collateral Administrator such fees as the Administrative Agent, the Collateral Agent, the Securities Intermediary, the Document Custodian, the Collateral Administrator and the Portfolio Manager, may agree in writing, subject to the Priority of Payments. The Borrowers further agree to pay to the Collateral Agent, the Securities Intermediary, the Document Custodian and the Collateral Administrator, or reimburse the Collateral Agent, the Securities Intermediary, the Document Custodian and the Collateral Administrator for paying, reasonable and documented out-of-pocket expenses, including attorney’s fees and, in the case of the Securities Intermediary, expenses incurred by any sub-agent, sub-custodian or bailee of the Securities Intermediary, in connection with this Agreement and the transactions contemplated hereby, subject to the Priority of Payments.
(f)    Execution by the Collateral Agent, the Securities Intermediary, the Document Custodian and the Collateral Administrator. The Collateral Agent, the Securities Intermediary, the Document Custodian and the Collateral Administrator are executing this Agreement solely in their capacity as Collateral Agent, Securities Intermediary, the Document Custodian and Collateral Administrator, respectively, hereunder and in no event shall have any obligation to make any Advance, provide any Advance or perform any obligation of the Administrative Agent hereunder.
(g)    Reports by the Collateral Administrator. The Borrowers hereby appoint Siepe, LLC as Collateral Administrator and directs the Collateral Administrator to prepare daily reports in respect of the composition of the Collateral and related calculations and quarterly reports in conjunction with each Interest Payment Date, in each case, substantially in the forms reasonably agreed by the Borrowers, the Collateral Administrator and the Administrative Agent. Without limitation to the foregoing, the Collateral Administrator shall perform the following functions (in the case of clauses (v), (vi) and (vii), in cooperation with the Portfolio Manager):
(i)    create a database with respect to the Portfolio Investments, and Eligible Investments credited to the applicable collection accounts and the Custodial Accounts, noting, among other things, which Portfolio Investment is owned by which Borrower, within five (5) Business Days of the Effective Date;
(ii)    permit access to the information in the Portfolio Investments database by the Portfolio Manager and the Borrowers;
(iii)    update the Portfolio Investments database promptly for changes and for Portfolio Investments and Eligible Investments acquired or sold or otherwise disposed of and for any amendments or changes to Portfolio Investment amounts or interest rates and, if direct online viewing access to the foregoing is unavailable, report any updates as of the close of business on the preceding Business Day to the Portfolio Investments database to the Administrative Agent no later than 5:00 p.m. on each Business Day, in each case based upon, and to the extent of, information furnished to the Collateral Administrator by or on behalf of the Borrowers or the Portfolio Manager as may be reasonably required by the Collateral Administrator, or by the agents for the obligors from time to time;
(iv)    track the receipt and daily allocation of cash and other assets to the applicable collection accounts and the Custodial Account and any withdrawals therefrom (including the applicable interest rates provided to the Collateral Administrator by the Administrative Agent) and, if direct online viewing access to the foregoing is unavailable, report the balances of the applicable collection accounts and the Custodial Account to the Administrative Agent no later than 5:00 p.m. on each Business Day as of the close of business on the preceding Business Day;
(v)    on each Business Day, calculate the Borrowing Base and the Minimum Equity Amount and provide such calculations to the Borrowers, the Portfolio Manager and the Administrative Agent;
(vi)    on each Business Day, determine (a) the occurrence or not of (1) a Cash Sweep Event and (2) a Cure Event and (b) whether each of the Concentration Limitations are satisfied after giving effect to any adjustment for Excess Concentration Amounts;
(vii)    track the receipt in the Portfolio Investments database (or in the case of any original assignment of any Portfolio Investment or any original executed promissory note with respect to any Portfolio Investment, the receipt thereof by the Collateral Agent) of the Underlying Instruments received by it with respect to each of the Portfolio Investments owned by the Borrowers;
(viii)    as soon as practicable but in any event not later than ten (10) Business Days after a Responsible Officer of the Collateral Administrator obtains actual knowledge of the occurrence of a Material Amendment, deliver to the Administrative Agent (with a copy to the Portfolio Manager) a notice setting forth the details thereof and attaching a copy of the related amendment or waiver; and
(ix)    provide the Portfolio Manager with such other information as may be reasonably requested in writing by the Portfolio Manager and as is within the possession of the Collateral Administrator.
The Borrowers and the Portfolio Manager shall cooperate with the Collateral Administrator in connection with the matters described herein, including calculations relating to the reports contemplated herein or as otherwise reasonably requested hereunder. Without limiting the generality of the foregoing, the Portfolio Manager shall supply in a timely fashion any determinations, designations, classifications or selections made by it relating to a Portfolio Investment, including in connection with the acquisition or disposition thereof, and any information maintained by it that the Collateral Administrator may from time to time reasonably request with respect to the Portfolio Investment and reasonably need to complete the reports required to be prepared by the Collateral Administrator hereunder or reasonably required to permit the Collateral Administrator to perform its obligations hereunder. If the Collateral Administrator receives written notice of any modification to the Industry Classifications as set forth in the definition of such term, it shall utilize such revised Industry Classifications in connection with all applicable calculations included in the reports. The Collateral Administrator shall endeavor to deliver a draft of each such report to the Portfolio Manager and the Portfolio Manager shall review, verify and approve the contents of the aforesaid reports. To the extent any of the information in such reports conflicts with data or calculations in the records of the Portfolio Manager, the Portfolio Manager shall notify the Collateral Administrator of such discrepancy and use reasonable efforts to assist the Collateral Administrator in reconciling such discrepancy. Upon reasonable request by the Collateral Administrator, the Portfolio Manager further agrees to provide to the Collateral Administrator from time to time during the term of this Agreement, on a timely basis, any information relating to the Portfolio Investments and any proposed purchases, sales or other dispositions thereof as to enable the Collateral Administrator to perform its duties hereunder. In addition, the Administrative Agent agrees to supply in a timely fashion any determinations made by it relating to the Portfolio Investments, the Advances and the Financing Commitments, including but not limited to the Initial Market Value, Current Market Value and the interest rate at which the Advances accrue.
(h)    Information Provided to Collateral Agent and Collateral Administrator. Without limiting the generality of any terms of this Section, neither the Collateral Agent nor the Collateral Administrator shall have liability for any failure, inability or unwillingness on the part of the Portfolio Manager, the Administrative Agent, the Borrowers or the Required Lenders to provide accurate and complete information on a timely basis to the Collateral Agent or the Collateral Administrator, as applicable, or otherwise on the part of any such party to comply with the terms of this Agreement, and, absent gross negligence, willful misconduct, fraud or reckless disregard of the Collateral Agent or the Collateral Administrator, as applicable, shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent’s or Collateral Administrator’s, as applicable, part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.
(i)    Representations and Warranties of the Collateral Agent, the Securities Intermediary, the Document Custodian and the Collateral Administrator.
Each of the Collateral Agent, the Securities Intermediary, the Document Custodian and the Collateral Administrator represents and warrants to the other parties hereto as follows:
(i)    it is duly organized or incorporated, as the case may be, and validly existing under the laws of the jurisdiction of its organization or incorporation and has all requisite power and authority to execute, deliver and perform this Agreement and each other Credit Document to which it is or may become a party and to consummate the transactions herein and therein contemplated;
(ii)    the execution, delivery and performance of this Agreement and each such other Credit Document, and the consummation of the transactions contemplated therein have been duly authorized by it and this Agreement and each other Credit Document to which it is or may become a party constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms (subject to (A) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally, (B) equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law and (C) implied covenants of good faith and fair dealing); and
(iii)    the execution, delivery and performance of this Agreement and each other Credit Document to which it is or may become a party and the consummation of such transactions do not conflict with the provisions of its governing instruments and will not result in the material breach of, or constitute a default, or require any consent, under any material agreement, instrument or document to which it is a party or by which it or any of its property may be bound or affected.

ARTICLE X
MISCELLANEOUS
SECTION 10.01.    Non-Petition; Limited Recourse. Each of the Collateral Agent, the Securities Intermediary, the Collateral Administrator, the Portfolio Manager and the other parties hereto (other than the Administrative Agent) hereby agrees not to commence, or join in the commencement of, any proceedings in any jurisdiction for the bankruptcy, winding-up or liquidation of any Borrower or any similar proceedings, in each case prior to the date that is one year and one day (or if longer, any applicable preference period plus one day) after the payment in full of all amounts owing to the parties hereto. The foregoing restrictions are a material inducement for the parties hereto to enter into this Agreement and are an essential term of this Agreement. The Administrative Agent or the applicable Borrower may seek and obtain specific performance of such restrictions (including injunctive relief), including, without limitation, in any bankruptcy, winding-up, liquidation or similar proceedings. Each Borrower shall promptly object to the institution of any bankruptcy, winding-up, liquidation or similar proceedings against it and take all necessary or advisable steps to cause the dismissal of any such proceeding; provided that such obligation shall be subject to the availability of funds therefor. Nothing in this Section 10.01 shall limit the right of any party hereto to file any claim or otherwise take any action with respect to any proceeding of the type described in this Section that was instituted by a Borrower or against a Borrower by any Person other than a party hereto.
Notwithstanding any other provision of this Agreement or any other Credit Document, but subject to the final sentence of this paragraph, no recourse under any obligation, covenant or agreement of the Borrowers or the Portfolio Manager contained in this Agreement shall be had against any incorporator, stockholder, partner (including any General Partner), officer, director, member, manager, employee or agent of the Borrowers, the General Partners, the Portfolio Manager or any of their respective Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of the Borrowers and (with respect to the express obligations of the Portfolio Manager under the Credit Documents) the Portfolio Manager and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, partner (including any General Partner), officer, director, member, manager, employee or agent of the Borrowers, the General Partners, the Portfolio Manager or any of their respective Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of the Borrowers or the Portfolio Manager contained in this Agreement or any other Credit Document, or implied therefrom, and that any and all personal liability for breaches by any Borrower or the Portfolio Manager of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. Nothing in this Section 10.01 or elsewhere in this Agreement shall be construed to derogate or otherwise limit or eliminate the express obligations of any Parent under any Credit Document.
Notwithstanding any other provision of this Agreement, the obligations of the Borrowers from time to time and at any time arising hereunder are limited recourse obligations of the Borrowers payable solely from the Collateral available at such time and following realization of the Collateral and application of the proceeds thereof in accordance with the Priority of Payments, all obligations of and any claims against the Borrowers hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive.

SECTION 10.02.    Notices. All notices and other communications in respect hereof (including, without limitation, any modifications hereof, or requests, waivers or consents hereunder) to be given or made by a party hereto shall be in writing (including by electronic mail or other electronic messaging system of .pdf or other similar files) to the other parties hereto at the addresses for notices specified on the Transaction Schedule (or, as to any such party, at such other address as shall be designated by such party in a notice to each other party hereto). All such notices and other communications shall be deemed to have been duly given when (a) personally delivered with a registered courier with an acceptance receipt, (b) in the case of a mailed notice, upon receipt, or (c) in the case of notices and communications transmitted by electronic mail or any other electronic messaging system, upon delivery, in each case given or addressed as aforesaid.
SECTION 10.03.    No Waiver. No failure on the part of any party hereto to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.
SECTION 10.04.    Expenses; Indemnity; Damage Waiver; Right of Setoff.
(a)    The Borrowers, on a joint and several basis, shall pay (1) all fees and reasonable and documented out-of-pocket expenses incurred by the Agents, the Collateral Administrator, the Securities Intermediary, the Document Custodian and their Related Parties, including the reasonable and documented fees, charges and disbursements of outside counsel for each Agent, the Securities Intermediary, the Document Custodian and the Collateral Administrator, and such other local counsel as required for the Agents, the Securities Intermediary, the Document Custodian and the Collateral Administrator, collectively, in connection with the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof or thereof (in each case, subject to any caps agreed with any such Persons and whether or not the transactions contemplated hereby or thereby shall be consummated) and (2) all reasonable and documented out-of-pocket expenses incurred by the Agents, the Securities Intermediary, the Document Custodian, the Collateral Administrator and the Lenders, including the fees, charges and disbursements of outside counsel for each Agent, the Collateral Administrator, the Securities Intermediary, the Document Custodian and such other local counsel as required for all of them (and, in the case of the Securities Intermediary, expenses incurred by any sub-agent, sub-custodian or bailee of the Securities Intermediary), in connection herewith, including the enforcement or protection of their rights in connection with this Agreement, including their rights under this Section, or in connection with the Advances provided by them hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances.
(b)    The Borrowers, on a joint and several basis, shall indemnify the Agents, the Collateral Administrator, the Securities Intermediary, the Document Custodian, the Lenders and their Related Parties (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of outside counsel for each Indemnitee and such other local counsel as required for any Indemnitees, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (1) the execution or delivery of this Agreement or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations (including, without limitation, any breach of any representation or warranty made by any Borrower or the Portfolio Manager hereunder (for the avoidance of doubt, after giving effect to any limitation included in any such representation or warranty relating to materiality or causing a Material Adverse Effect)) or the exercise of the parties thereto of their respective rights (including, without limitation, the approval or disapproval by the Administrative Agent of the acquisition of any Portfolio Investment in accordance with the terms of this Agreement) or the consummation of the transactions contemplated hereby, (2) any Advance or the use of the proceeds therefrom, or (3) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or is pursuing or defending any such action; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted (i) from the gross negligence, willful misconduct, fraud or reckless disregard of such Indemnitee or (ii) with respect to the Lenders, from the failure of the Portfolio Investments to perform. This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    To the extent permitted by Applicable Law, none of the Borrowers nor any Indemnitee shall assert, and each hereby waives, any claim against the Credit Risk Parties or any Indemnitee, as applicable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement, instrument or transaction contemplated hereby or thereby, any Advance or the use of the proceeds thereof; provided that (i) the Collateral Agent, the Collateral Administrator and the Securities Intermediary shall not be prohibited from asserting consequential damages against the Borrowers and (ii) if the Collateral Agent, the Collateral Administrator or the Securities Intermediary is assessed special, indirect, consequential or punitive damages by a court of competent jurisdiction in connection with a third party claim for which the Collateral Agent, the Collateral Administrator or the Securities Intermediary, as applicable, is entitled to indemnity pursuant to clause (b) above, such special, indirect, consequential or punitive damages so assessed shall constitute actual damages for purposes of this clause (c).
(d)    If an Event of Default shall have occurred and the Advances then outstanding shall have been declared due and payable in accordance with Article VII, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrowers against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this clause (d) are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
(e)    This Section 10.04 shall survive the termination of this Agreement for any reason and, if applicable, the earlier resignation or removal any Indemnitee.
SECTION 10.05.    Amendments. Subject to Section 3.01(h)(ii), no amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including, without limitation, by electronic means as set forth in Section 10.10) and executed by each of the Administrative Agent, the Required Lenders, the Borrowers and the Portfolio Manager; provided, however, that the Administrative Agent may waive any of the Eligibility Criteria and the requirements set forth in Schedule 3 or Schedule 4 and any other term of any Credit Document which expressly provides that such term may be waived by the Administrative Agent in its sole discretion (whether or not the Administrative Agent is required by the terms hereof to be acting in good faith); provided further that the consent of the Collateral Agent, the Collateral Administrator, the Document Custodian or the Securities Intermediary shall be required for any amendment that affects its rights, duties, protections or immunities; provided further that any Material Amendment shall require the prior written consent of each Lender affected thereby.

SECTION 10.06.    Successors; Assignments.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Portfolio Manager, the Administrative Agent and each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (except with respect to any delegation permitted under the Portfolio Management Agreements) the Portfolio Manager may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent. Notwithstanding anything herein to the contrary, the Portfolio Manager may assign or transfer its rights or obligations hereunder to an Affiliate of the Portfolio Manager; provided that (x) the Administrative Agent has received from such Affiliate all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (y) the Portfolio Manager assigns or transfers its rights or obligations hereunder (i) to any Parent or (ii) pursuant to a merger, conversion or consolidation between the Portfolio Manager and any Affiliate of the Portfolio Manager. Except as expressly set forth herein, nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Subject to the conditions set forth below, any Lender may assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its Financing Commitment and the Advances at the time owing to it) to a bank, a broker-dealer or an insurance company (or, following the occurrence and during the continuance of an Event of Default, any other Person) with the prior written consent of the Administrative Agent and the Portfolio Manager (such consent of the Portfolio Manager not to be unreasonably withheld or delayed (it being understood that withholding or delaying consent to an assignment to a Disqualified Assignee shall not be deemed to be unreasonable) and upon reasonable prior written notice (including via email) to the Collateral Agent; provided that no consent of the Administrative Agent or the Portfolio Manager (or, for the avoidance of doubt, any other Person) shall be required for an assignment of any Financing Commitment (x) to an assignee that is a Lender (or any Affiliate thereof) immediately prior to giving effect to such assignment or (y) following the occurrence and during the continuance of an Event of Default.
Assignments shall be subject to the following additional conditions: (A) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; and (B) the parties to each assignment shall execute and deliver to the Administrative Agent an assignment and assumption agreement in form and substance acceptable to the Administrative Agent.
Subject to acceptance and recording thereof below, from and after the effective date specified in each assignment and assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such assignment and assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such assignment and assumption, be released from its obligations under this Agreement (and, in the case of an assignment and assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto as a Lender but shall continue to be entitled to the benefits of Sections 5.03 and 10.04).
The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each assignment and assumption delivered to it and the Register. The entries in the Register shall be conclusive absent manifest error, and the parties hereto shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Lender and the Portfolio Manager, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed assignment and assumption executed by an assigning Lender and an assignee, the Administrative Agent shall accept such assignment and assumption and record the information contained therein in the Register.
(c)    Any Lender may sell participations to one or more banks or other entities (a “Lender Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Financing Commitment and the Advances owing to it) without the consent of any Person; provided that (1) such Lender’s obligations under this Agreement shall remain unchanged, (2) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (3) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, further, that such agreement or instrument may provide that such Lender will not, without the consent of the Lender Participant, agree to any Material Amendment that affects such Lender Participant.
(d)    Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Lender Participant and the principal amounts of (and stated interest on) each Lender Participant’s interest in the Advances or other obligations under this Agreement (the “Participant Register”); provided that, subject to clause (c) above, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Lender Participant or any information relating to a Lender Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5 (b)(1) of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. The Borrowers agree that each Lender Participant shall be entitled to the benefits of Sections 3.01(f) and 3.03 (subject to the requirements and limitations therein, including the requirements under Section 3.03(f) (it being understood that the documentation required under Section 3.03(f) shall be delivered to the Lender that sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Lender Participant (A) agrees to be subject to the provisions of Section 3.01(f) relating to replacement of Lenders as if it were an assignee under paragraph (b) of this Section 10.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01(f) and 3.03, with respect to any participation, than the Lender that sells the participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Lender Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the replacement of Lenders provisions set forth in Section 3.01(f) with respect to any Lender Participant.

SECTION 10.07.    Governing Law; Submission to Jurisdiction; Etc.
(a)    Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of New York.
(b)    Submission to Jurisdiction. Any suit, action or proceedings relating to this Agreement (collectively, “Proceedings”) shall be tried and litigated in the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City. With respect to any Proceedings, each party hereto irrevocably (i) submits to the exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Agreement precludes any party hereto from bringing Proceedings to enforce any judgment against any such party arising out of or relating to this Agreement in the courts of any place where such party or any of its assets may be found or located, nor will the bringing of such Proceedings in any one or more jurisdictions preclude the bringing of such Proceedings in any other jurisdiction.
(c)    Waiver of Jury Trial. EACH OF THE PARTIES HERETO AND THE ADMINISTRATIVE AGENT ON BEHALF OF THE LENDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
SECTION 10.08.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Advance, together with all fees, charges and other amounts which are treated as interest on such Advance under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Advance in accordance with Applicable Law, the rate of interest payable in respect of such Advance hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Advance but were not payable as a result of the operation of this Section 10.08 shall be cumulated and the interest and Charges payable to such Lender in respect of other Advances or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 10.09.    PATRIOT Act. Each Lender and Agent that is subject to the requirements of the PATRIOT Act hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or Agent to identify the Borrowers in accordance with the PATRIOT Act.
SECTION 10.10.    Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against the party whose signature appears thereon, and all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by email or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof (including, without limitation, in .pdf format or other similar files or via DocuSign or a similar application). The words “execution,” “signed,” “signature,”

“delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other state laws based on the Uniform Electronic Transactions Act, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.
SECTION 10.11.    Borrower Joinder Agreements. Notwithstanding anything herein to the contrary, in the event of a conflict between the provisions of any Borrower Joinder Agreement and any other Credit Document, the provisions of such Borrower Joinder Agreement shall control, solely with respect to the applicable Borrower. Notwithstanding Section 10.05 to the contrary, this Agreement shall be deemed amended and supplemented by any properly executed and delivered Borrower Joinder Agreement, and no further consent from, or notice to, any party hereto is required for such deemed amendment or supplement.
SECTION 10.12.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 10.13.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions.. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under this Agreement may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(1)    a reduction in full or in part or cancellation of any such liability;
(2)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or
(3)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.
As used herein:
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 10.14.    Confidentiality.
Each Agent, the Collateral Administrator, the Securities Intermediary and each Lender agrees to maintain the confidentiality of the Information until the date that is two (2) years after receipt of such Information (or, with respect to Information relating to the financial and other material terms of this Agreement, until the date that is one (1) year after the Maturity Date), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors and, in the case of the Securities Intermediary, any sub-agent, sub-custodian or bailee of the Securities Intermediary and, in the case of the Administrative Agent, its other vendors and designees (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority (including any self-regulatory authority), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 10.14 and, in each case, upon reasonable prior written notice (including via email) to the Portfolio Manager, to (x) any assignee of or Lender Participant in, or any prospective assignee of or Lender Participant in, any of its rights or obligations under this Agreement (in each case, pursuant to an assumption or participation agreement meeting the requirements of Section 10.06), or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (vii) with the consent of the Borrowers (or the Administrative Agent, in the case of a disclosure by the Borrowers), (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.14 by the delivering party or its Affiliates or (y) becomes available to any Agent, the Collateral Administrator, the Securities Intermediary or any Lender on a nonconfidential basis from a source other than the Borrowers or (ix) to the extent permitted or required under this Agreement. For the purposes of this Section 10.14, any Person required to maintain the confidentiality of Information as provided in this Section 10.14 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The provisions of this Section 10.14 shall supersede any prior confidentiality agreement among any of the parties hereto or their respective Affiliates relating to this Agreement and the transactions contemplated hereby.
SECTION 10.15.    EU/UK Securitization Rules.
Each Retention Provider covenants and agrees that, for so long as any Secured Obligations remain unpaid, it will (a) as an originator (as defined in, and solely for the purposes of, the EU/UK Securitization Rules), hold, directly or indirectly, a Retained Interest, (b) not, short, hedge, otherwise mitigate its credit risk or sell, transfer or otherwise surrender all or part of the rights, benefits or obligations arising from or associated with such Retained Interest, except to the extent not prohibited by the EU/UK Securitization Rules, (c) not change the form of its Retained Interest, except to the extent not prohibited by the EU/UK Securitization Rules (it being understood that the termination or reinstatement of the Guarantee pursuant to its terms and the terms of this Agreement will not constitute a change of form for this purpose), (d) cause the Portfolio Manager to confirm on its behalf to the Administrative Agent, in connection with the Portfolio Manager’s verification of the report produced by the Collateral Administrator pursuant to Section 9.02(g) of this Agreement, that it continues to comply with clauses (a), (b) and (c) above and (e) provide the Administrative Agent with any information reasonably requested by the Administrative Agent in order for any Lender to continue to comply with its obligations under the EU/UK Securitization Rules (as such rules exist at the date of this Agreement) and to use commercially reasonable efforts to provide, at the relevant Lender’s cost, information required by a change in the EU/UK Securitization Rules or (as notified by the Administrative Agent to the Borrowers and the Portfolio Manager) the interpretation thereof by any applicable regulatory authority, to the extent that such information is within the Portfolio Manager’s possession and can be disclosed without breaching any confidentiality obligations. Notwithstanding anything in this Section 10.15 to the contrary, in no event shall any Retention Provider be required to provide the reports and other information required pursuant to Article 7 of the EU Securitization Regulation, SECN 6, 11 and 12 or Article 7 of Chapter 2, Chapter 5 and Chapter 6 of PRASP (or any successor thereto) to the Administrative Agent, any Lender or any other Person.
SECTION 10.16.    Joint and Several Liability.
To the extent that any Additional Borrower becomes party to this Agreement, each Borrower shall be jointly and severally liable for the full, complete and punctual performance and satisfaction of all Secured Obligations and other obligations of any Borrower under this Agreement and each other Credit Document. Accordingly, the Initial Borrower waives, and each Additional Borrower (by execution of a Borrower Joinder Agreement) will be deemed to waive, any and all notice of creation, renewal, extension or accrual of any of the Secured Obligations or any other obligation under the Credit Documents and notice of or proof of reliance by any the Administrative Agent, the Collateral Agent, any Lender or any other party upon such Borrower’s joint and several liability. The Initial Borrower waives, and each Additional Borrower (by execution of a Borrower Joinder Agreement) will be deemed to waive, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon such Borrower with respect to the Secured Obligations and the other obligations under the Credit Documents. When pursuing its rights and remedies hereunder against any Borrower, the Administrative Agent, the Collateral Agent or any Lender may, but shall be under no obligation, to pursue such rights and remedies hereunder against any Borrower or any other Person or against any collateral security for the Secured Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent, the Collateral Agent or the Lenders to pursue such other rights or remedies or to collect any payments from such Borrower or any such other Person to realize upon any such collateral security or to exercise any such right of offset, or any release of such Borrower or any such other Person or any such collateral security, or right of offset, shall not relieve such Borrower of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent, the Collateral Agent, the Lenders and the other parties to the Credit Documents against such Borrower. For the avoidance of doubt, but without derogation of the express obligations of the Borrowers under this Agreement and the other Credit Documents, nothing in this Agreement shall be interpreted or construed to create an association, joint venture, agency relationship or partnership among the Borrowers. None of the Borrowers shall have any right, power or authority to enter into any agreement or undertaking for, or act on behalf of, or to act as or be an agent or representative of, or to otherwise bind, the other Borrowers.
[remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
BXHF TC LP,
as Initial Borrower

By: Blackstone Strategic Opportunity Associates L.L.C., its general partner

By:    /s/ Akin Akinrinade
Name:    Akin Akinrinade
Title:    Authorized Signatory
Signature Page to Credit and Security Agreement

BLACKSTONE ALTERNATIVE SOLUTIONS L.L.C., as Portfolio Manager

By:    /s/ Akin Akinrinade
Name:    Akin Akinrinade
Title:    Authorized Signatory

BXHF MSI LP,
as Retention Provider (solely with respect to Section
10.15)

By: Blackstone Strategic Opportunity Associates L.L.C., its general partner

By:    /s/ Akin Akinrinade
Name:    Akin Akinrinade
Title:    Authorized Signatory

CITIBANK, N.A., as Collateral Agent

By:    _________________________________
Name:
Title:

CITIBANK, N.A., as Securities Intermediary

By:    _________________________________
Name:
Title:

BLACKSTONE ALTERNATIVE SOLUTIONS L.L.C., as Portfolio Manager

By:    _________________________________
Name:
Title:

BXHF MSI LP,
as Retention Provider (solely with respect to Section
10.15)

By: Blackstone Strategic Opportunity Associates L.L.C., its general partner

By:    _________________________________
Name:
Title:

CITIBANK, N.A., as Collateral Agent

By:    /s/ Veronica Rayo
Name:    Veronica Rayo
Title:    Senior Trust Officer

CITIBANK, N.A., as Securities Intermediary

By:    /s/ Veronica Rayo
Name:    Veronica Rayo
Title:    Senior Trust Officer

SIEPE, LLC, as Collateral Administrator

By:    /s/ Mark Schultis
Name:    Mark Schultis
Title:    President

SIEPE, LLC, as Document Custodian

By:    /s/ Mark Schultis
Name:    Mark Schultis
Title:    President

BARCLAYS BANK PLC,
as Administrative Agent

By:    /s/ Anne Gobert
Name:    Anne Gobert
Title:    Director

The Lenders

BARCLAYS BANK PLC,
as Lender

By:    /s/ Anne Gobert
Name:    Anne Gobert
Title:    Director

SCHEDULE 1
Transaction Schedule

1. Types of Financing	Available	Financing Limit
Advances	yes
Prior to a Commitment Increase Date: U.S.$50,000,000; After a Commitment Increase Date, if any, U.S.$50,000,000 plus the principal amount of each increase in the Financing Commitment set forth in the applicable Commitment Increase Requests up to U.S.$200,000,000 in the aggregate, in each case, as reduced from time to time in conjunction with the reduction of the Financing Commitments pursuant to Section 4.07.

2. Lenders	Financing Commitment
Barclays Bank PLC
Prior to a Commitment Increase Date: U.S.$50,000,000; After a Commitment Increase Date, if any, U.S.$50,000,000 plus the principal amount of each increase in the Financing Commitment set forth in the applicable Commitment Increase Requests up to U.S. $200,000,000 in the aggregate, in each case, as reduced from time to time pursuant to Section 4.07.

3. Scheduled Termination Date:
August 3, 2030; provided that, upon the occurrence of each Extension Approval (if any), the Scheduled Termination Date shall be the date that is one calendar year following the Scheduled Termination Date that was in effect after taking into account all prior Extension Approvals (or, if applicable, the earlier date set forth in the related Extension Request).

4. Account Numbers
BXHF TC LP
Custodial Account:	[***]
USD Pass-Through Collection Account:	[***]
USD Interest Collection Account:	[***]
USD Principal Collection Account:	[***]
Borrowing Base Account:	[***]
USD Unfunded Exposure Account:	[***]
Euro Pass-Through Collection Account:	[***]
Euro Interest Collection Account:	[***]
Euro Principal Collection Account:	[***]
Euro Unfunded Exposure Account:	[***]
GBP Pass-Through Collection Account:	[***]
GBP Interest Collection Account:	[***]
GBP Principal Collection Account:	[***]
GBP Unfunded Exposure Account:	[***]
Permitted Non-USD Currency Custodial Account:	[***]

Each Additional Borrower	As set forth in the applicable Borrower Joinder Agreement

5.    Purchases of Restricted Securities
Notwithstanding anything herein to the contrary, no Portfolio Investment may constitute, at the time of initial purchase, a Restricted Security. As used herein, “Restricted Security” means any security that forms part of a new issue of publicly issued securities (a) with respect to which an Affiliate of any Lender that is a “broker” or a “dealer”, within the meaning of the Securities Exchange Act of 1934, participated in the distribution as a member of a selling syndicate or group within 30 days of the proposed purchase by the applicable Borrower and (b) which the applicable Borrower proposes to purchase from any such Affiliate of any Lender.
Addresses for Notices

BXHF TC LP:	BXHF TC LP c/o Blackstone Alternative Solutions L.L.C. 345 Park Avenue, [***] Floor New York, NY 10154	Email: [***]; [***]

Each Additional Borrower	As set forth in the applicable Borrower Joinder Agreement.

The Portfolio Manager:	Blackstone Alternative Solutions L.L.C. 345 Park Avenue, [***] Floor New York, NY 10154	Email: [***]; [***]

The Administrative Agent:	Barclays Bank PLC 745 7th Ave New York, NY 10019	Attention: Global Credit & Financing Solutions Email: [***] [***]; [***]; [***]

The Collateral Agent:	Citibank, N.A. 388 Greenwich Street New York, NY 10013 Address for delivery of any physical securities: Citibank, N.A. 399 Park Avenue Level “C” - Securities Vault New York, NY 10022	Attention: Agency & Trust - BXHF TC LP Telephone: [***] Email: [***] Telephone: [***] All physical securities must be sent by trackable courier services (e.g. UPS or Federal Express)

The Securities Intermediary:	Citibank, N.A. 388 Greenwich Street New York, NY 10013	Attention: Agency & Trust - BXHF TC LP Telephone: [***] Email: [***]

The Collateral Administrator:	With respect to all matters related to the Portfolio Investments: Siepe, LLC 5440 Harvest Hill Road Suite 100 Dallas, Texas 75230	Contact: Bobby Miles Phone: [***] Email: [***] Deal Team: [***] Agent Notification Emails: [***]

The Document Custodian:	With respect to all matters related to the Portfolio Investments: Siepe, LLC 5440 Harvest Hill Road Suite 100 Dallas, Texas 75230	Contact: Bobby Miles Phone: [***] Email: [***] Deal Team: [***] Agent Notification Emails: [***]

Barclays (as Lender):	Barclays Bank PLC 745 7th Ave New York, NY 10019	Attention: Global Credit & Financing Solutions Email: [***] [***]; [***]; [***]; [***]

Each other Lender:	The address (or electronic mail address) provided by it to the Administrative Agent.

SCHEDULE 2
Contents of Approval Requests

Trade Date	Settle Date	Trans Type	Sec Type	Asset Type	Sec Name	Ticker	CUSIP/LoanX ID	S&P Industry Classification

Exec Broker	Exec Qty	Exec Price	Exec Amt	Inc Amt	NetAmt	Advance Rate	Applicable Margin (%)

SCHEDULE 3
Eligibility Criteria
1.    Such obligation is a Loan, a Senior Secured Bond, a Second Lien Bond, an Unsecured Bond, a Non-LME First Out Loan, a Post-LME Loan or a Preferred Equity Obligation and is not a Synthetic Security, a Zero-Coupon Security, a Structured Finance Obligation, a Participation Interest, an unsecured, subordinated obligation of an obligor (other than a Second Lien Bond, an Unsecured Bond or a Preferred Equity Obligation) or a Letter of Credit or an interest therein; provided that, with respect to any Affiliate Obligation, (i) no claim for equitable subordination, lender liability or any similar equitable relief under the Bankruptcy Code, any other applicable bankruptcy or insolvency law or any other applicable law, rule or regulation is brought by any of the lenders in respect of the Affiliate Obligation against the sponsor(s) of the obligor in respect of the Affiliate Obligation, any Borrower, any Parent or any of their respective Affiliates (including, without limitation, in their respective capacities as lenders), (ii) none of the Borrowers, nor all of the Borrowers in the aggregate, shall constitute a “required lender” under any Underlying Instrument for purposes of determining if the requisite percentage of lenders thereunder have consented to any amendment, modification, waiver or other action with respect to the terms of such Underlying Instrument or other transaction document related to such Affiliate Obligation, or directed any agent or lender under such Underlying Instrument to take (or refrain from taking) any action under such Underlying Instrument or related transaction document and (iii) none of the Borrowers, Parents, or any of their Affiliates serve as administrative agent or equivalent role under any Underlying Instrument (unless otherwise consented to by the Administrative Agent).
2.    Such obligation does not require the making of any future advance or payment by any Borrower to the issuer thereof or any related counterparty except in connection with a Delayed Funding Term Loan or a Revolving Loan.
3.    At the time of purchase or commitment to purchase, such obligation is eligible to be entered into by, sold or assigned to the applicable Borrower and pledged to the Collateral Agent and assigned to the Administrative Agent and the Collateral Agent and all required documentation related to such assignment has been provided to the Administrative Agent.
4.    Such obligation is denominated and payable in an Eligible Currency.
5.    Such obligation is issued by a company organized in one of the Eligible Jurisdictions.
6.    Such obligation is an obligation upon which no payments are subject to deduction or withholding for or on account of any withholding Taxes (other than withholding Taxes imposed pursuant to FATCA) imposed by any jurisdiction unless the related obligor is required to make “gross-up” payments that cover the full amount of any such withholding Taxes (subject to customary conditions to such payments which the applicable Borrower (or the Portfolio Manager on behalf of the applicable Borrower) in its good faith reasonable judgment expects to be satisfied).
7.    Such obligation is not subject to an event of default (as defined in the underlying instruments for such obligation) in accordance with its terms (including the terms of its underlying instruments after giving effect to any grace and/or cure period set forth in the related loan agreement, indenture or other applicable underlying instrument, but not to exceed five (5) days) and no Indebtedness of the obligor thereon ranking pari passu with or senior to such obligation is in default with respect to the payment of principal or interest or is subject to any other event of default that would trigger a default under the related loan agreement, indenture or other applicable underlying instrument (after giving effect to any grace and/or cure period set forth in the related loan agreement, indenture or other applicable underlying instrument, but not to exceed five (5) days) (a “Defaulted Obligation”).
8.    The timely repayment of such obligation is not subject to non-credit-related risk as determined by the Portfolio Manager in its good faith and commercially reasonable judgment.
9.    It is not at the time of purchase or commitment to purchase the subject of an offer other than an offer pursuant to the terms of which the offeror offers to acquire such obligation in exchange for consideration consisting solely of cash in an amount equal to or greater than the full face amount of such obligation plus any accrued and unpaid interest (or similar amounts).
10.    Such obligation is not an equity security (other than a Preferred Equity Obligation) and does not provide, on the date of acquisition, for conversion or exchange at any time over its life into an equity security.
11.    At the time of purchase or commitment to purchase, such obligation provides for periodic payments of interest thereon (or, in the case of Preferred Equity Obligations, stated dividend amounts or similar amounts) in cash at least semi-annually.
12.    Such obligation will not cause any Borrower or the pool of Collateral to be required to register as an investment company under the Investment Company Act of 1940, as amended.
13.    As of the applicable Settlement Date, the Portfolio Investment has been Delivered to the Collateral Agent.
14.    If such obligation is a Bond or a Preferred Equity Obligation, it is issued in global form through the facilities of The Depository Trust Company, Euroclear or Clearstream.
15.    At the time of purchase or commitment to purchase, the weighted average spread (as determined by the Portfolio Manager on a pro forma basis based on the Current Market Values of the Portfolio Investments, including the spread of such obligation) of the Portfolio Investments is at least equal to 3.50% per annum (for which purpose, stated dividends or similar amounts payable in respect of Preferred Equity Obligations shall be deemed to be payments of interest).
16.    If such obligation is a “registration-required obligation” as defined in Section 163(f)(2)(A) of the Code, it is in registered form for U.S. federal income tax purposes.

SCHEDULE 4
Concentration Limitations
The “Concentration Limitations” shall be satisfied on any date of determination in the aggregate, the Portfolio Investments owned (or in relation to a proposed purchase of a Portfolio Investment, proposed to be owned) by the Borrowers comply with all the requirements set forth below:
1    Not more than 7.5% of the Concentration Test Amount may consist of Portfolio Investments issued by a single obligor and its Affiliates; provided that Portfolio Investments issued by (i) one (1) obligor and its respective Affiliates may constitute up to 13.0% of the Concentration Test Amount and (ii) one (1) obligor other than the obligor to which subclause (i) applies and its respective Affiliates may constitute up to 10.0% of the Concentration Test Amount.
2    Not less than 65% of the Concentration Test Amount may consist of Senior Secured Obligations (including Non-LME First Out Loans, Senior Secured Bonds, Broadly Syndicated Senior Secured Loans, Non-BSL Senior Secured Obligations and Unitranche Obligations, but excluding First Lien Recurring Revenue Obligations, Post-LME Second Out Loans and Post-LME Third Out/Fourth Out Loans), collectively.
3    Not more than 7.5% of the Concentration Test Amount may consist of Preferred Equity Obligations.
4    100% of the Portfolio Investments must be issued by obligors that belong to an Industry Classification and not more than 25.0% of the Concentration Test Amount may consist of Portfolio Investments that are issued by obligors that belong to the same Industry Classification; provided that (a) 30.0% of the Concentration Test Amount may consist of Portfolio Investments that are issued by obligors that belong to one (1) Industry Classification and (b) 27.5% of the Concentration Test Amount may consist of Portfolio Investments that are issued by obligors that belong to one (1) additional Industry Classification; provided further that not more than 30.0% of the Concentration Test Amount may consist of Portfolio Investments that are issued by obligors that belong to the Software, IT Services & Healthcare Technology Industry Classifications, in the aggregate.
5    (a) Not more than 25.0% of the Concentration Test Amount may consist of Portfolio Investments whose obligors are organized in Eligible Jurisdictions other than the United States and (b) not more than 25.0% of the Concentration Test Amount may consist of Portfolio Investments that are denominated in a Permitted Non-USD Currency; provided that, with respect to each Permitted Non-USD Currency, if the Permitted Non-USD Currency Account Opening Notice has not yet been delivered for any Collateral Account in respect of such Permitted Non-USD Currency (including, with respect to each Permitted Non-USD Currency, the Permitted Non-USD Currency Custodial Account) in accordance with Section 8.01, not more than an aggregate of 0% of the Concentration Test Amount may consist of Portfolio Investments denominated in such Permitted Non-USD Currency.
6    The Unfunded Exposure Amount shall not exceed 10.0% of the Concentration Test Amount.

7    Not more than 15.0% of the Concentration Test Amount may consist of Low Dollar Price Obligations.
8    Not more than 20.0% of the Concentration Test Amount may consist of High Yield-like Second Lien Obligations.
9    Not less than 90.0% of the Concentration Test Amount may consist of Liquid Assets.

SCHEDULE 5
[Reserved]

SCHEDULE 6
Industry Classifications
101010 Energy Equipment & Services
101020 Oil, Gas & Consumable Fuels
151010 Chemicals
151020 Construction Materials
151030 Containers & Packaging
151040 Metals & Mining
151050 Paper & Forest Products
201010 Aerospace & Defense
201020 Building Products
201030 Construction & Engineering
201040 Electrical Equipment
201050 Industrial Conglomerates
201060 Machinery
201070 Trading Companies & Distributors
202010 Commercial Services & Supplies
202020 Professional Services
203010 Air Freight & Logistics
203020 Airlines
203030 Marine
203040 Road & Rail
203050 Transportation Infrastructure
251010 Auto Components
251020 Automobiles
252010 Household Durables
252020 Leisure Products
252030 Textiles, Apparel & Luxury Goods
253010 Hotels, Restaurants & Leisure
253020 Diversified Consumer Services
255010 Distributors
255020 Internet & Direct Marketing Retail
255030 Multiline Retail
255040 Specialty Retail
301010 Food & Staples Retailing
302010 Beverages
302020 Food Products
302030 Tobacco
303010 Household Products
303020 Personal Products
351010 Health Care Equipment & Supplies
351020 Health Care Providers & Services
351030 Health Care Technology
352010 Biotechnology
352020 Pharmaceuticals
352030 Life Sciences Tools & Services
401010 Banks

401020 Thrifts & Mortgage Finance
402010 Diversified Financial Services
402020 Consumer Finance
402030 Capital Markets
402040 Mortgage Real Estate Investment Trusts (REITs)
403010 Insurance
451020 IT Services
451030 Software
452010 Communications Equipment
452020 Technology Hardware, Storage & Peripherals
452030 Electronic Equipment, Instruments & Components
453010 Semiconductors & Semiconductor Equipment
501010 Diversified Telecommunication Services
501020 Wireless Telecommunication Services
502010 Media
502020 Entertainment
502030 Interactive Media & Services
551010 Electric Utilities
551020 Gas Utilities
551030 Multi-Utilities
551040 Water Utilities
551050 Independent Power and Renewable Electricity Producers
601010 Equity Real Estate Investment Trusts (REITs)
601020 Real Estate Management & Development

SCHEDULE 7
Individual Advance Rates and Applicable Margins
The Individual Advance Rate and Applicable Margin with respect to each Portfolio Investment shall be the rates set forth below based upon the obligation category of such Portfolio Investment as of the applicable Test Date as set forth below unless an alternate Individual Advance Rate or Applicable Margin is agreed in writing (which may be by email) by the Administrative Agent, the Borrowers and the Portfolio Manager; provided that the Individual Advance Rate and Applicable Margin for any Portfolio Investment that is not included in an obligation category below shall be as agreed in writing between the Administrative Agent, the Borrowers and the Portfolio Manager.

Obligation Category	Individual Advance Rate	Applicable Margin
Senior Secured Bond, Broadly Syndicated Senior Secured Loans or Non-LME First Out Loans	72.5%	1.95%
Non-BSL Senior Secured Obligations	67.5%	2.20%
Liquid Unsecured Bond	(a) 67.5%, if the Initial Market Value is greater than 85.0% of par, (b) otherwise 57.5%	2.10%
Illiquid Unsecured Bond	(a) 45.0%, if the Initial Market Value is greater than 85.0% of par, (b) otherwise 35.0%	2.35%
Unitranche Obligations	Subject to leverage grid as per below	2.35%
First Lien Recurring Revenue Obligations	55.0%	2.35%
Second Lien Obligations with Liquid Characteristics (other than High Yield-like Second Lien Obligations)	(a) 40.0% to 45.0% if the Initial Market Value is equal to or greater than 85.0% of par, (b) otherwise (including Low Dollar Price Obligations) 35.0% to 40.0%	2.85%
Second Lien Obligations without Liquid Characteristics (other than High Yield-like Second Lien Obligations)	(a) 30.0% to 40.0% if the Initial Market Value is equal to or greater than 85.0% of par, (b) otherwise to be determined on case-by-case basis	2.85%
High Yield-like Second Lien Obligations	50.0% to 55.0%	2.85%
Preferred Equity Obligations	To be determined on case-by-case basis	3.85%

Post-LME First Out Loan	70.0%	2.20%
Post-LME Second Out Loan	(a) 50.0-60.0% if the Post-LME First Out Loan is less than 25% of the total Indebtedness of the related obligor, or (b) 40.0-50.0% if (i) the Post- LME First Out Loan is 25-40% of the total Indebtedness of the related obligor, (ii) the Post- LME Second Out Loan has market depth of at least 5, and (iii) the Post-LME Second Out Loan is publicly rated, or (c) 40.0% otherwise	2.85%
Post-LME Third Out/Fourth Out Loans	(a) To be determined on a case-by- case basis, (b) if the Post-LME Third Out/Fourth Out Loans are existing Senior Secured Loans that have been restructured, then on a case-by-case basis but the Advance Rate may not exceed 20.0%,	2.85%

Leverage grid for Unitranche Obligations	Individual Advance Rate as the weighted average of each portion as a percentage of Senior Net Leverage Ratio:

	<5x	65.0%
	5x to 6x	60.0%
	6x to 7x	30.0%
	7x to 7.5x	15.0%
	> 7.5x	0.0%
Additionally, upon the Current Market Value of any Portfolio Investment equaling less than 75.0% of the Initial Market Value, the then-current Individual Advance Rate applicable to that Portfolio Investment will be permanently reduced by 7.5%.

EXHIBIT A

Form of Request for Advance

Barclays Bank PLC,
as Administrative Agent
745 7th Ave
New York, NY 10019
Attention: Global Credit & Financing
Email: [***];
[***]; [***];
[***]
Barclays Bank PLC,
as Lender
745 7th Ave
New York, NY 10019
Attention: Global Credit & Financing
Email: [***]
[***]; [***];
[***]; [***]
cc:
Citibank, N.A., as Collateral Agent
388 Greenwich Street
New York, NY 10013
Attention: Agency & Trust - BXHF TC LP
Email: [***]
Siepe, LLC, as Collateral Administrator
5440 Harvest Hill Rd, #100
Dallas, TX 75230
Contact: Bobby Miles
Phone: [***]
Email: [***]
Deal Team: [***]
Agent Notification Emails:
[***]
Ladies and Gentlemen:
Reference is hereby made to the Credit and Security Agreement, dated as of August 3, 2026 (as amended, the “Agreement”), among BXHF TC LP, as the initial borrower (in such capacity, the “Initial Borrower”), each additional borrower party thereto from time to time (each, an “Additional Borrower” and, collectively with the Initial Borrower, the “Borrowers”), Barclays Bank PLC, as administrative agent (the “Administrative Agent”), Blackstone Alternative Solutions L.L.C., as portfolio manager (the “Portfolio Manager”), the lenders party thereto, and the collateral agent, collateral administrator, document custodian and securities intermediary party thereto. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given such terms in the Agreement.
Pursuant to the Agreement, you are hereby notified by [BXHF TC LP] [other Borrower] (the “Borrower”) of the following:
(1)    The Borrower executing this request hereby requests an Advance under Section 2.03 of the Agreement to be funded on [___________].
(2)    The aggregate amount of the Advance requested hereby is U.S.$[________].1
(3)    [The proposed purchases (if any) relating to this request are as follows:

Security	Par	Price	Purchased Interest (if any)]

(4)    The wire instructions for the account to which the proceeds of the Advance requested hereby are requested to be credited are as follows:
[Bank: Citibank, N.A.
ABA Number: [___]
Account Number:
Reference: [___]
FCC: [___]]
We hereby certify that all conditions [to the Purchase of such Portfolio Investment(s) set forth in Section 1.03 of the Agreement and] to an Advance set forth in Section 2.05 of the Agreement have been satisfied or waived as of the [related Trade Date (and shall be satisfied or waived as of the related Settlement Date) and] Advance date [, as applicable].
Very truly yours,

[BXHF TC LP][Other Borrower]

[By: Blackstone Strategic Opportunity Associates L.L.C., its general partner]

By:    __________________________________
Name:
Title:
1 Note: The requested Advance shall be in an amount such that, after giving effect thereto and the related purchase of the applicable Portfolio Investment(s) (if any), the Cure Event is cured.

EXHIBIT B
Form of Notice of Prepayment or Reduction
[______], 20[_]
Barclays Bank PLC,
as Administrative Agent
745 7th Ave
New York, NY 10019
Attention: Global Credit & Financing
Email: [***];
[***]; [***];
[***]
Citibank, N.A., as Collateral Agent
388 Greenwich Street
New York, NY 10013
Attention: Agency & Trust: BXHF TC LP
Email: [***]
Siepe, LLC, as Collateral Administrator
5440 Harvest Hill Rd, #100
Dallas, TX 75230
Contact: Bobby Miles
Phone: [***]
Email: [***]
Deal Team: [***]
Agent Notification Emails:
[***]

NOTICE OF [PREPAYMENT][REDUCTION]
This Notice of [Prepayment][Reduction] is made pursuant to [Section 4.03(c)][Section 4.07(a)] of that certain Credit and Security Agreement, dated as of August 3, 2026 (as the same may from time to time be amended, supplemented, waived or modified, the “Agreement”), by and among BXHF TC LP, as the initial borrower (in such capacity, the “Initial Borrower”), each additional borrower party thereto from time to time (each, an “Additional Borrower” and, collectively with the Initial Borrower, the “Borrowers”), Barclays Bank PLC, as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”), Blackstone Alternative Solutions L.L.C., as portfolio manager (the “Portfolio Manager”), the lenders party thereto, and Citibank, N.A., as collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”) and securities intermediary (in such capacity, together with its successors and assigns in such capacity, the “Securities Intermediary”) and Siepe, LLC in its capacities as collateral administrator (in such capacity, together with its successors and assigns in such capacity, the “Collateral Administrator”) and as document custodian (in such capacity, together with its successors and assigns in such capacity, the “Document Custodian”).

Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.
[1.    The Borrowers hereby give notice that on [_____], 20[__] [(the “Prepayment Date”)], [they][Name of Borrower, on behalf of all Borrowers] will make a prepayment on the Advances under the Credit Agreement in the principal amount of $[_____]2 plus accrued and unpaid interest thereon (the “Prepayment Amount”), [allocated among the Borrowers as follows: [___]].
2.    The Borrowers hereby give notice of intent of [the Borrowers] [Name of Borrower, on behalf of all Borrowers] to prepay in an aggregate principal amount equal to the Prepayment Amount plus any applicable breakage fees pursuant to Section 4.03(c) of the Credit Agreement to the Administrative Agent and will remit, or cause to be remitted, the proceeds thereof to the account of the Administrative Agent for disbursement to the Lenders in accordance with the Credit Agreement.]3
[1.    The Borrowers hereby give notice that on [_____], 20[__] [(the “Reduction Date”)], they will reduce the Financing Commitments under the Credit Agreement in the amount of $[_____].
2.    The Borrowers hereby give notice of intent of [the Borrowers] [Name of Borrower, on behalf of all Borrowers] to pay any applicable fees pursuant to Section 4.07(a) of the Credit Agreement to the Administrative Agent and will remit, or cause to be remitted, the proceeds thereof to the account of the Administrative Agent for disbursement to the Lenders in accordance with the Credit Agreement.]4
3.    The Borrowers hereby acknowledge that this Notice of [Prepayment] [Reduction] shall be irrevocable and effective upon receipt by the Administrative Agent, the Collateral Agent and the Collateral Administrator in accordance with [Section 4.03(c)][Section 4.07(a)] of the Credit Agreement.
IN WITNESS WHEREOF, the Borrowers have caused this Notice of [Prepayment][Reduction] to be executed by their respective duly authorized officer, as of the date first above written.
BXHF TC LP,
as a Borrower

By: Blackstone Strategic Opportunity Associates L.L.C., its general partner

By:    ________________________________
Name:
Title:

[[other Borrower],
as a Borrower

By:    ________________________________
Name:
Title:]
2 To be an amount not less than $500,000.
3 Insert in a Notice of Prepayment.
4 Insert in a Notice of Reduction.

EXHIBIT C
FORM OF GUARANTEE

FORM OF GUARANTEE
This GUARANTEE (this “Guarantee”), dated as of [__], [__], is made by BXHF MSI LP, an exempted limited partnership organized under the laws of the Cayman Islands, acting through its general partner, Blackstone Strategic Opportunity Associates L.L.C. (the “Guarantor”), in favor of Barclays Bank PLC, as Administrative Agent and Lender under the Credit Agreement (as defined below), together with its permitted successors and assigns in each such capacity thereunder (collectively, the “Beneficiaries”).
RECITALS:
Reference is made to that certain Credit and Security Agreement dated as of August 3, 2026 (such agreement, as it may from time to time be amended, supplemented, modified or restated, the “Credit Agreement”), by and among BXHF TC LP, as the initial borrower (in such capacity, the “Initial Borrower”) and each additional borrower from time to time party thereto; Blackstone Alternative Solutions L.L.C., as portfolio manager; the lenders from time to time party thereto as lenders (the “Lenders”); Citibank, N.A., in its capacities as collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”) and as securities intermediary (in such capacity, together with its successors and assigns in such capacity, the “Securities Intermediary”); Siepe, LLC in its capacities as collateral administrator (in such capacity, together with its successors and assigns in such capacity, the “Collateral Administrator”) and as document custodian (in such capacity, together with its successors and assigns in such capacity, the “Document Custodian”); and Barclays Bank PLC, as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”). Any terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.
In order to induce the Beneficiaries to make Advances under the Credit Agreement, the Guarantor is entering into this Guarantee.
NOW, THEREFORE, in consideration of the premises and in order to induce the Beneficiaries to make Advances under the Credit Agreement, the Guarantor hereby agrees as follows:
SECTION 1.    Unconditional Undertaking.
Subject to Section 5 hereof, the Guarantor hereby unconditionally and irrevocably undertakes and agrees to, in furtherance of, and not in limitation of any other right which any Beneficiary may have at law or in equity against the Guarantor by virtue hereof, fulfill the Guaranteed Obligations (as defined below) and indemnify and hold harmless each Beneficiary from and against all actions, losses, damages, settlements, judgments, costs, expenses, liabilities, claims and other obligations arising out of any events or circumstances described in the definition of “Guaranteed Obligations” and pay all costs and expenses incurred by the Beneficiaries (including the reasonable and documented fees and disbursements of outside counsel) in connection with enforcing or defending its rights under or in respect of this Guarantee. The Guarantor hereby irrevocably and unconditionally covenants and agrees that it is liable for the Guaranteed Obligations as a primary obligor.
SECTION 2.    Definition of Guaranteed Obligations. As used herein, the term “Guaranteed Obligations” means, as of any date of determination the aggregate unpaid principal amount of all Advances (together with all accrued and unpaid interest thereon) the proceeds of which were used to acquire each Guaranteed Portfolio Investment that has been agreed in writing by the Administrative Agent, Portfolio Manager and Borrowers to be included in this Guarantee; provided that the Guaranteed Obligations shall not exceed the product of (i) all amounts (including, without limitation, all Secured Obligations) payable to the Beneficiaries by the Borrowers under the Credit Documents and (ii) 0.10.

SECTION 3.    Guaranteed Obligations Absolute. The Guarantor agrees that the Guaranteed Obligations will be paid by the Guarantor in accordance with the terms of this Guarantee. The Guarantor acknowledges that this Guarantee is a guarantee of payment and performance when due and not of collectability. The Guaranteed Obligations of the Guarantor under this Guarantee are independent of the obligations so guaranteed, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guarantee, irrespective of whether any action is brought against any other party or whether any other party is joined in any such action or actions. This Guarantee is cumulative and does not supersede any other outstanding guaranties, and the liability of the Guarantor under this Guarantee is exclusive of the Guarantor’s liability under any other guaranties signed by the Guarantor. It is the express intent of the Guarantor that the Guarantor’s obligations under this Guarantee are and shall be absolute and unconditional. To the fullest extent permitted by applicable law, the liability of the Guarantor under this Guarantee shall be absolute and unconditional, irrespective of:
(a)    any lack of validity or enforceability of the Credit Agreement, the other Credit Documents, or any other agreement or instrument relating thereto;
(b)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Credit Document; any taking, exchange, release or non-perfection of any Collateral, or any taking, release, amendment or waiver of, or consent to departure from, any Guarantee, for all or any of the Guaranteed Obligations;
(c)    any exercise or failure by the Administrative Agent, the Collateral Agent or any Lender to exercise any rights against any or all of the Borrowers or any other Person;
(d)    any right to require any Beneficiary (or the Collateral Agent on their behalf) to proceed against any or all of the Borrowers, proceed against or exhaust any security for the Guaranteed Obligation, or pursue any other remedy in the Administrative Agent’s or the Collateral Agent’s power whatsoever including but not limited to the benefits of, or any similar statute;
(e)    any defense arising by reason of any disability or other defense of any or all of the Borrowers, or the cessation from any cause whatsoever of the liability of any or all of the Borrowers;
(f)    any defense based on any claim the Guarantor’s obligations exceed or are more burdensome than those of the Borrowers;
(g)    the benefit of any statute of limitations affecting the Guarantor’s liability hereunder; and
(h)    any other agreements or circumstance of any nature whatsoever that might otherwise constitute a defense available to, or a discharge of, this Guarantee and/or the obligations of the Guarantor hereunder of the Guaranteed Obligations, other than those which might be available under the law due to any Beneficiary’s fraudulent activity, willful misconduct or bad faith, as and if applicable, or the defense of payment in full.
This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Beneficiary by reason of any judgment, decree, or order of any court or administrative body having jurisdiction over such Person or its property, or any settlement or compromise of any claim effected by such Person with any claimant. In such event, the Guarantor agrees, to the extent permitted under applicable law, that any such judgment, decree, order, settlement or compromise shall be binding upon the Guarantor, notwithstanding any revocation hereof or the cancellation of any note or other instrument evidencing any Guaranteed Obligation, and the Guarantor shall be and remain liable to the Beneficiaries hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Person.
SECTION 4.    Waiver. The Guarantor hereby absolutely, unconditionally and irrevocably waives, to the fullest extent permitted by applicable law (i) promptness, diligence, notice of acceptance notices of nonperformance, notices of intent to accelerate, notices of acceleration, notices of any suit or any other action against any or all of the Borrowers or any other person, any other notices to any party liable on any Guaranteed Obligations (including the Guarantor), and any other notice with respect to any of the Guaranteed Obligations and this Guarantee (ii) presentment, demands for performance, demand of payment, protest, notice of dishonor or nonpayment and any other notice with respect to the Guaranteed Obligations, (iii) any requirement that the Administrative Agent, the Collateral Agent or any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against any or all of the Borrowers or any other person or entity or any Collateral and (iv) any other action, event or precondition to the enforcement of this Guarantee or the performance by the Guarantor of the obligations hereunder.
SECTION 5.    Fraudulent Conveyance. Notwithstanding any provision of this Guarantee to the contrary, it is intended that this Guarantee not constitute a “Fraudulent Conveyance” (as defined below). Consequently, the Guarantor agrees that if this Guarantee would, but for the application of this sentence, constitute a Fraudulent Conveyance, this Guarantee shall be valid and enforceable only to the maximum extent that would not cause this Guarantee to constitute a Fraudulent Conveyance, and this Guarantee shall automatically be deemed to have been amended accordingly at all relevant times. For purposes hereof, “Fraudulent Conveyance” means a fraudulent conveyance or fraudulent transfer under Section 548 of the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the provisions of any applicable fraudulent conveyance or fraudulent transfer law or similar law of any state of the United States, as in effect from time to time.
SECTION 6.    Representations and Warranties. For the benefit of the Beneficiaries, the Guarantor hereby represents and warrants as follows as of the date hereof and as of the Effective Date:
(a)    Existence. The Guarantor (i) is, and at all times during the term of this Guarantee will be, an entity duly formed and registered, validly existing and in good standing under the laws of the jurisdiction of its formation and registration and (ii) has, and at all times during the term of this Guarantee will have, all requisite exempted limited partnership or other power, and all qualifications, regulatory permissions, permits, authorizations, approvals and/or licenses necessary to own its assets and carry on its business, in each jurisdiction where such is required, as now being or as proposed to be conducted, except where the lack of such qualifications, regulatory permissions, permits, authorizations, approvals and/or licenses could not reasonably be expected to have a Material Adverse Effect. For purposes hereof, “Material Adverse Effect” means, with respect to the Guarantor, a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Guarantor, taken as a whole, (b) the ability of the Guarantor to perform its obligations under this Guarantee or any of the other Credit Documents or (c) the rights of or benefits available to the Beneficiaries under this Guarantee or any of the other Credit Documents.
(b)    Financial Condition; Solvency; Bankruptcy Event. The Guarantor is and, after giving effect to the consummation of the transactions contemplated hereby, shall be Solvent. No proceeding under the Bankruptcy Code or any other Debtor Relief Law has occurred with respect to the Guarantor and the property of the Guarantor is not subject to any assignment for the benefit of creditors.

(c)    Litigation. There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting the Guarantor which, individually or in the aggregate, if adversely determined, could reasonably be expected to have a Material Adverse Effect.
(d)    No Breach. Neither the execution and delivery of this Guarantee nor the consummation of the transactions herein contemplated in compliance with the terms and provisions hereof will (i) conflict with, result in a material breach of any of the terms and provisions or constitute a material breach of default under (1) its registration statement or limited partnership agreement, (2) to the best of the Guarantor’s knowledge, any applicable law, (3) any order, writ, injunction or decree of any Governmental Authority, or (4) any other material agreement or instrument to which the Guarantor is a party or by which any of its property is bound or to which it is subject or (ii) result in the creation or imposition of any Lien upon any property of the Guarantor or any of its respective Subsidiaries (other than any Borrower) pursuant to the terms of any such agreement or instrument.
(e)    No Defaults or Violations. (i) The Guarantor is not in default under any agreement, contract, instrument or indenture to which the Guarantor is a party or by which it is or its properties are bound, that could reasonably be expected to have a Material Adverse Effect and that relates to total potential contractual liability in excess of $10,000,000 and (ii) the Guarantor is not in violation of or (as applicable) subject to any statute or of any order or regulation of any court, administrative agency, arbitrator or other Governmental Authority that could reasonably be expected to have a Material Adverse Effect.
(f)    Action. The Guarantor has all necessary exempted limited partnership power, authority and legal right to execute, deliver and perform its Guaranteed Obligations hereunder; the execution, delivery and performance by the Guarantor of this Guarantee has been duly authorized by all necessary corporate action on its part and this Guarantee has been duly and validly executed and delivered by the Guarantor and constitutes a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.
SECTION 7.    Waiver of Subrogation. Until the Guaranteed Obligations have been paid in full and any commitments of the Beneficiaries and facilities provided by the Beneficiaries with respect to the Guaranteed Obligations have been terminated, even though the Guaranteed Obligations may be in excess of the Guarantor’s liability hereunder, (i) the Guarantor waives to the extent permitted by applicable law any right of subrogation, reimbursement, indemnification, and contribution (contractual, statutory, or otherwise) including, without limitation, any claim or right of subrogation under the Bankruptcy Code or any successor statute, arising from the existence or performance of this Guarantee, and (ii) the Guarantor waives to the extent permitted by applicable law any right to enforce any remedy that any Beneficiary now has or may hereafter have against any or all of the Borrowers, and waives any benefit of, and any right to participate in, any security now or hereafter held by any Beneficiary.
SECTION 8.    Subordination. Any obligations of any or all of the Borrowers to the Guarantor, now or hereafter existing, including but not limited to any obligations to the Guarantor as subrogee of the Beneficiaries or resulting from the Guarantor’s performance under this Guarantee, are hereby subordinated to the Guaranteed Obligations. In addition to the Guarantor’s waiver of any right of subrogation as set forth in this Guarantee with respect to any obligations of any or all of the Borrowers to the Guarantor as subrogee of the Beneficiaries, the Guarantor agrees that, if any Beneficiary so requests, the Guarantor shall not demand, take, or receive from any or all of the Borrowers, by setoff or in any other manner, payment of any other obligations of any or all of the Borrowers to the Guarantor until the Guaranteed Obligations have been paid in full and any commitments of the Beneficiaries or facilities provided by the Beneficiaries with respect to the Guaranteed Obligations have been terminated. If any payments are received by the Guarantor in violation of such waiver or agreement, such payments shall be received by the Guarantor as trustee for the Beneficiaries and shall be paid over to the Administrative Agent for the benefit of itself and the Lenders on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Guarantee. Any security interest, lien, or other encumbrance that the Guarantor may now or hereafter have on any property of any or all of the Borrowers is hereby subordinated to any security interest, lien, or other encumbrance that any Beneficiary may have on any such property.
SECTION 9.    Reinstatement of Guarantee. If this Guarantee is terminated, revoked, returned, or canceled, and subsequently any payment or transfer of any interest in property by any or all of the Borrowers to the Administrative Agent, the Collateral Agent or any Lender is rescinded or must be returned by the Administrative Agent, the Collateral Agent or such Lender to any or all of the Borrowers, this Guarantee shall be reinstated with respect to any such payment or transfer, regardless of any such prior revocation, return, or cancellation, with respect to the Guarantor; and any Guarantee of any indemnities, shall survive any termination of this Guarantee, with respect to the Guarantor.
SECTION 10.    Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligation is stayed upon the insolvency, bankruptcy, or reorganization of any or all of the Borrowers or otherwise, all such Guaranteed Obligation guaranteed by the Guarantor shall nonetheless be payable by the Guarantor immediately if requested by the Administrative Agent.
SECTION 11.    Information Relating to the Borrowers. The Guarantor acknowledges and agrees that it has made such independent examination, review, and investigation of the Credit Documents as the Guarantor deems necessary and appropriate, including, without limitation, any covenants pertaining to the Guarantor contained therein, and shall have sole responsibility to obtain from the Borrowers any information required by the Guarantor about any modifications thereto. The Guarantor further acknowledges and agrees that it shall have the sole responsibility for, and has adequate means of, obtaining from the Borrowers such information concerning the Borrowers’ financial condition or business operations as the Guarantor may require, and that no Beneficiary has any duty, and the Guarantor is not relying on any Beneficiary, at any time to disclose to the Guarantor any information relating to the business operations or financial condition of any or all of the Borrowers.
SECTION 12.    Borrowers’ Authorization. Where a Borrower is a limited partnership, it is not necessary for the Beneficiaries to inquire into the powers of the Borrower or of the officers, managers, partners, members, managers, or agents acting or purporting to act on its behalf, and any Guaranteed Obligation made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder, subject to any limitations on the Guarantor’s liability set forth herein.
SECTION 13.    [Reserved].
SECTION 14.    Amendments, Etc. No amendment or waiver of any provision of this Guarantee, and no consent to any departure by the Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Guarantor (only with respect to amendments) and each Beneficiary, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
SECTION 15.    Addresses for Notices. All notices and other communications hereunder shall be in writing (which shall include email or other electronic communication), shall be sent to the Administrative

Agent, each Lender and the Guarantor at the address set forth under their respective names on the signature page hereof or such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices, directions, instructions, demands and communications shall be effective: (a) if delivered by a registered courier with an acceptance receipt, when delivered, and (b) if emailed or sent by other electronic method, when the sender thereof shall have received electronic confirmation of the transmission thereof.
SECTION 16.    No Waiver; Remedies. No failure on the part of the Administrative Agent, the Collateral Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Credit Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
SECTION 17.    Continuing Agreement; Successors and Assigns. This Guarantee is a continuing one and shall (i) remain in full force and effect until the indefeasible payment and satisfaction in full of the Secured Obligations and termination of the Credit Agreement and (ii) inure to the benefit of, and be enforceable by, the Administrative Agent, the Lenders and their respective permitted successors, transferees and assigns under the Credit Documents. All obligations to which this Guarantee applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. This Guarantee (a) binds the Guarantor and the Guarantor’s administrators, successors, and assigns; provided that the Guarantor may not assign its rights or obligations under this Guarantee without the prior written consent of each Beneficiary, and (b) inures to the benefit of each Beneficiary and such Beneficiary’s permitted successors and assigns under the Credit Documents. Any Beneficiary may, without notice to the Guarantor and without affecting the Guarantor’s obligations hereunder, assign or otherwise transfer to any successor administrative agent or lender, as applicable, under the Credit Agreement the Guaranteed Obligations and this Guarantee, in whole or in part. The Guarantor agrees that the Beneficiaries may disclose to any permitted assignee, or any prospective permitted assignee, of all or part of the Guaranteed Obligation any and all information in such Beneficiary’s possession concerning the Guarantor, this Guarantee, and any security for this Guarantee, subject to the confidentiality provisions contained in the Credit Agreement.
SECTION 18.    GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL.
(a)    THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES. EACH PARTY HERETO HEREBY AGREES THAT ANY LEGAL ACTION OR PROCEEDING AGAINST IT WITH RESPECT TO THIS GUARANTEE MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK AND, BY EXECUTION AND DELIVERY HEREOF, EACH PARTY HERETO ACCEPTS AND CONSENTS FOR ITSELF AND IN RESPECT TO ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN NEW YORK COUNTY. EACH PARTY HERETO WAIVES ANY RIGHT TO STAY OR TO DISMISS ANY ACTION OR PROCEEDING BROUGHT BEFORE SAID COURTS ON THE BASIS OF FORUM NON CONVENIENS. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY, BUT IS NOT REQUIRED TO, BE MADE BY REGISTERED MAIL DIRECTED TO IT AT THE ADDRESS SET FORTH ON ITS SIGNATURE PAGE HERETO AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF.
(b)    THE GUARANTOR AND THE BENEFICIARIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY

JUDICIAL ACTION OR PROCEEDING WHICH IN ANY WAY ARISES OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTEE WHETHER IN TORT OR CONTRACT, AT LAW OR IN EQUITY. THE GUARANTOR AND THE BENEFICIARIES ACKNOWLEDGES THAT THIS IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP.
(c)    Nothing herein shall affect the right of the Beneficiaries to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Guarantor in any other jurisdiction.
SECTION 19.    Counterparts. This Guarantee may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Guarantee by email or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof (including, without limitation, in .pdf format or via DocuSign or a similar application). The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Guarantee or any document to be signed in connection with this Guarantee and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other state laws based on the Uniform Electronic Transactions Act, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.
SECTION 20.    Captions; Separability. The captions of the Sections and subsections of this Guarantee have been inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Guarantee. If any one or more provisions of this Guarantee shall be held to be invalid, illegal or unenforceable, then such provisions shall be deemed severable from the remaining provisions of this Guarantee and shall in no way affect the validity or enforceability of other provisions of this Guarantee.
SECTION 21.    Acknowledgment of Receipt. The Guarantor acknowledges receipt of a copy of this Guarantee, the Credit Agreement and each of the other Credit Documents.
SECTION 22.    ENTIRE AGREEMENT. THIS GUARANTEE AND THE OTHER CREDIT DOCUMENTS EXECUTED AND DELIVERED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.
BXHF MSI LP,
as the Guarantor

By: Blackstone Strategic Opportunity Associates L.L.C., its general partner

By:    __________________________________
Name:
Title:
Guarantee- Signature Page

Accepted and agreed,
as of the first date written above

BARCLAYS BANK PLC,
as Administrative Agent and a Lender

By:    __________________________________
Name:
Title:
Guarantee- Signature Page

Schedule A
Guaranteed Portfolio Investments
[__]

EXHIBIT D
FORM OF BORROWER JOINDER AGREEMENT

FORM OF BORROWER JOINDER AGREEMENT
JOINDER AGREEMENT, dated as of [•] (this “Agreement”), among the Existing Borrowers, the Proposed Borrower, the Lenders and the Administrative Agent (as each such term is defined below).
RECITALS
Pursuant to Section 2.07 of that certain Credit and Security Agreement dated as of August 3, 2026 (such agreement, as it may from time to time be amended, supplemented, modified or restated, the “Credit Agreement”), by and among BXHF TC LP, as Initial Borrower, and each other Borrower from time to time party thereto; Blackstone Alternative Solutions L.L.C., as portfolio manager; the lenders from time to time party thereto as lenders (the “Lenders”); Citibank, N.A., in its capacities as collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”) and securities intermediary (in such capacity, together with its successors and assigns in such capacity, “Securities Intermediary”); Siepe, LLC, in its capacities as collateral administrator (in such capacity, together with its successors and assigns in such capacity, the “Collateral Administrator”) and as document custodian (in such capacity, together with its successors and assigns in such capacity, the “Document Custodian”); and Barclays Bank PLC, as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”), [PROPOSED BORROWER] (the “Proposed Borrower”), a [Cayman] exempted limited partnership, has agreed to become party to the Credit Agreement on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, [EXISTING BORROWERS] (the “Existing Borrowers”), the Proposed Borrower, the Lenders and the Administrative Agent hereby agree as follows:
1.    Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.
2.    Joinder.
(a)    The Proposed Borrower hereby agrees to be bound by all of the provisions of the Credit Agreement, and effective on the date hereof becomes a party to the Credit Agreement as a Borrower (the “Joinder Effective Date”) with the same effect as if it were an original signatory to the Credit Agreement. All obligations of the Borrowers under the Credit Agreement and the other Credit Documents shall be joint and several. All references to the “Borrower” or the “Borrowers” in the Credit Agreement and the other Credit Documents shall be deemed to refer to each of the Existing Borrowers and the Proposed Borrower. From and after the Joinder Effective Date, the Proposed Borrower shall have the rights and obligations (including with respect to any payments, reimbursements and indemnification obligations to Citibank, N.A., in any capacity under the Credit Documents) of a Borrower under the Credit Agreement, the Effective Date Letter and the other Credit Documents to which it is a party and shall be bound by the provisions thereof. Without limitation of the foregoing, the Proposed Borrower hereby transfers, conveys, assigns and grants as of the date hereof, to the Collateral Agent, a lien and continuing security interest in all of the Proposed Borrower’s right, title and interest in, to and under (but none of the obligations under) all Collateral of the Proposed Borrower, whether now existing or hereafter arising or acquired by the Proposed Borrower, and wherever the same may be located, to secure the prompt and complete payment and performance in full when due, whether by stated maturity, acceleration or otherwise, of the Secured

Obligations arising in connection with the Credit Agreement and each other Credit Document (other than contingent indemnification and reimbursement obligations for which no claim giving rise thereto has been asserted), whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent.
(b)    The Proposed Borrower has appointed the Portfolio Manager as portfolio manager for the Proposed Borrower under the terms set forth in the Credit Agreement and the applicable Portfolio Management Agreement, and the Portfolio Manager has accepted such appointment.
(c)    The Proposed Borrower hereby reaffirms the appointment of and appoints, on behalf of itself, (i) Siepe, LLC, and its successors and assigns, to serve as the Collateral Administrator, and (ii) Citibank, N.A., and its successors and assigns, to serve as the Securities Intermediary, under the Credit Agreement and other Credit Documents to which the Collateral Administrator or the Securities Intermediary, as applicable, is a party.
(d)    [•] (the “Proposed Retention Provider”), in its capacity as Retention Provider with respect to the Proposed Borrower, hereby agrees to be bound by the terms of Section 10.15 of the Credit Agreement from and after the Joinder Effective Date.
(e)    The Addresses for Notices in Schedule 1 to the Credit Agreement shall be deemed updated with the information provided below.
[PROPOSED BORROWER] Attention: [CONTACT]
Telephone: [NUMBER]
Email: [ADDRESS].
(f)    The Account Numbers in Schedule 1 to the Credit Agreement shall be deemed updated to add the information provided below.
[PROPOSED BORROWER]
[Account Name:][Account Number]
(g)    The general partner of the Proposed Borrower is [●].
3.    Conditions Precedent. This Agreement shall become effective upon satisfaction of the conditions precedent set forth in Section 2.07 of the Credit Agreement (or waiver by the Administrative Agent of any such conditions precedent in its sole discretion, exercised in good faith).
4.    No Other Amendments or Waivers. Except as expressly amended or waived hereby, the Credit Agreement and the other Credit Documents shall remain in full force and effect in accordance with their respective terms, without any waiver, amendment or modification of any provision thereof.
5.    Effect on Credit Agreement. From and after the Joinder Effective Date, the Proposed Borrower shall be bound by the terms and conditions of the Credit Agreement as a Borrower thereunder.
6.    Credit Document. Each of the parties hereto agree that this Agreement constitutes a “Credit Document” for all purposes under the Credit Agreement and the other Credit Documents.

7.    Counterparts. This Agreement may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
8.    Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
9.    Third Party Beneficiary. After delivery of this Agreement, the Collateral Agent and the Collateral Administrator shall be third party beneficiaries of this Agreement and as such, shall be entitled to enforce their rights, remedies and claims hereunder as though such persons were signatories of this Agreement.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.
[PROPOSED BORROWER],
as a Borrower

By:    __________________________________
Name:
Title:

BXHF TC LP,
as a Borrower

By: Blackstone Strategic Opportunity Associates L.L.C., its general partner

By:    __________________________________
Name:
Title:

BARCLAYS BANK PLC,
as Administrative Agent

By:    __________________________________
Name:
Title:

BARCLAYS BANK PLC,
as Lender

By:    __________________________________
Name:
Title:

[PROPOSED RETENTION PROVIDER], as Retention Provider (solely with respect to Section 10.15)

By:    __________________________________
Name:
Title:

EXHIBIT E
Form of Request for Release
Siepe, LLC, as Document Custodian
5440 Harvest Hill Road, Suite 100
Dallas, Texas 75230
Reference: BXHF TC LP
Email: [***]
Deal Team: [***]
Re:    Credit and Security Agreement dated as of August 3, 2026 (such agreement, as it may from time to time be amended, supplemented, modified or restated, the “Credit Agreement”), by and among BXHF TC LP, as the initial borrower (in such capacity, the “Initial Borrower”) and each additional borrower from time to time party thereto; Blackstone Alternative Solutions L.L.C., as portfolio manager; the lenders from time to time party thereto as lenders (the “Lenders”); Citibank, N.A., in its capacities as collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”) and as securities intermediary (in such capacity, together with its successors and assigns in such capacity, the “Securities Intermediary”); Siepe, LLC, in its capacities as collateral administrator (in such capacity, together with its successors and assigns in such capacity, the “Collateral Administrator”) and as document custodian (in such capacity, together with its successors and assigns in such capacity, the “Document Custodian”); and Barclays Bank PLC, as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”). The terms defined in the CSA and not otherwise defined herein being used herein as therein defined.
Ladies and Gentleman:
Pursuant to Section 8.2(j) of the Credit Agreement, the [Initial Borrower][[other Borrower]][Portfolio Manager][Administrative Agent] hereby directs the release of the Custody Documents related to the Portfolio Investments listed below.

Portfolio Investment

In connection with such release, the [Initial Borrower] [[other Borrower]] [Portfolio Manager] [Administrative Agent] further directs that such Custody Documents be delivered to the following address:

Delivery Instructions - Address Needed

The [Initial Borrower][[other Borrower]] [Portfolio Manager][Administrative Agent] hereby certifies that the conditions set forth in the Credit Agreement for the foregoing release of Custody Documents are satisfied.

[BXHF TC LP, as Initial Borrower]

[other Borrower]

[BLACKSTONE ALTERNATIVE SOLUTIONS L.L.C.]

[BARCLAYS BANK PLC, as Administrative Agent]

By:    _________________________________
    Name:
    Title:
    Date: